Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
EGALET CORPORATION, et. al.,	)	Case No. 18 — [•] ( )
)
Debtors.(1))		Jointly Administered
)
)

DISCLOSURE STATEMENT WITH RESPECT TO

DEBTORS’ PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL FROM, BUT HAS NOT BEEN APPROVED BY, THE BANKRUPTCY COURT.  THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.  ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.

DECHERT LLP	YOUNG CONAWAY STARGATT &
Michael J. Sage (pro hac vice pending)	TAYLOR, LLP
Brian E. Greer (pro hac vice pending)	Robert S. Brady (No. 2847)
Stephen M. Wolpert (pro hac vice pending)	Sean T. Greecher (No. 4484)
Alaina Heine (pro hac vice pending)	Rodney Square
Three Bryant Park	1000 North King Street
1095 Avenue of the Americas	Wilmington, Delaware 19801
New York, NY 10036	Tel: (302) 571-6600
Tel: (212) 698-3500	Fax: (302) 571-1253
Fax: (212) 698-3599

Dated: October [•], 2018

(1)                                 The Debtors in these chapter 11 cases, along with the last four digits of their respective federal tax identification numbers, are: Egalet Corporation (5334), Egalet US Inc. (6649), and Egalet Ltd. (Foreign).  The Debtors’ corporate headquarters and mailing address is located at 600 Lee Road, Suite 100, Wayne, PA 19087.

7.8	Setoff or Recoupment	68
7.9	Exemption from Transfer Taxes	69
7.10	Exemption for Issuance of New Securities, Subscription Rights and Series A-1 Notes	69
7.11	SEC Enforcement	69

ARTICLE VIII. CONFIRMATION OF THE PLAN		70

8.1	Confirmation Hearing	70
8.2	Confirmation	70
8.3	Cramdown	79
8.4	Consummation	80

ARTICLE IX. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		80

9.1	Liquidation under Chapter 7 of the Bankruptcy Code	80
9.2	Alternative Plan(s) of Liquidation or Reorganization	80

ARTICLE X. SUMMARY OF VOTING PROCEDURES		81

ARTICLE XI. CERTAIN RISK FACTORS TO BE CONSIDERED		82

11.1	Certain Bankruptcy Considerations	82
11.2	Actual recoveries may differ materially from the estimated recoveries set forth in this Disclosure Statement	84
11.3	Risks Relating to the New Secured Notes and the New Egalet Common Stock	84
11.4	Risks Relating to Tax Consequences of the Plan	89
11.5	Risks Associated with the Business	89
11.6	Risks Associated with the Iroko Acquisition	108

ARTICLE XII. SECURITIES LAW MATTERS		111

12.1	General	111
12.2	Issuance of New Egalet Common Stock, New Warrants and Series A-1 Notes to holders of Claims pursuant to Section 1145 of the Bankruptcy Code	112
12.3	Subsequent Transfers of Securities Issued Under Section 1145 of the Bankruptcy Code	113
12.4	Issuance of Subscription Rights, Rights Offering Stock, Iroko Shares and Iroko Notes	114
12.5	Subsequent Transfers of Subscription Rights, Rights Offering Stock, Iroko Shares and Iroko Notes	115
12.6	Registration Rights	116
12.7	Reorganized Corp Shareholder Agreement	116

ARTICLE XIII. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		117

13.1	Federal Income Tax Consequences to the Debtors	118
13.2	Federal Income Tax Consequences to U.S. Holders of Claims	122

ARTICLE XIV. RECOMMENDATION AND CONCLUSION		134

ii

INDEX OF EXHIBITS

EXHIBIT 1	The Plan

EXHIBIT 2	Liquidation Analysis

EXHIBIT 3	Restructuring Support Agreement

EXHIBIT 4	Financial Projections

EXHIBIT 5	Valuation Analysis

iii

ARTICLE I.

INTRODUCTION

1.1                               General.

Egalet Corporation (“Egalet Corporation”); Egalet US Inc.; and Egalet Ltd. (Egalet US Inc. and Egalet Ltd., collectively with Egalet Corporation, the “Debtors” or the “Company”), as debtors and debtors-in-possession in chapter 11 cases pending before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), jointly administered under Case No. 18-[•], submit this disclosure statement (this “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”), in connection with the solicitation of votes on the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan”), dated October [•], 2018.  A copy of the Plan is attached as Exhibit 1 to this Disclosure Statement.

This Disclosure Statement is designed to provide holders of Claims in voting Classes with adequate information in order to make an informed decision about whether to vote to accept or reject the Plan.  This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition capital structure and business operations, important developments leading to the commencement of the chapter 11 cases, and important developments that have occurred during these chapter 11 cases.  This Disclosure Statement also describes terms and provisions of the Plan, including certain effects of confirmation of the Plan, certain risk factors associated with the Plan, potential alternatives to the Plan, the manner in which distributions will be made under the Plan if the Plan is confirmed and becomes effective, and related matters.  In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

THE DEBTORS, THE SUPPORTING NOTEHOLDERS AND IROKO SUPPORT CONFIRMATION OF THE PLAN.  THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS IN CLASSES 3A, 3B, 3C, 4A, 4B AND 4C VOTE TO ACCEPT THE PLAN, AS THE PLAN PROVIDES THE BEST AVAILABLE RECOVERY TO CREDITORS IN SUCH CLASSES.

Except as otherwise provided herein, capitalized terms used but not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.  Unless otherwise noted herein, all dollar amounts provided in this Disclosure Statement and in the Plan are given in United States dollars.  To the extent the Plan is inconsistent with this Disclosure Statement, the provisions of the Plan will control.

The Plan and this Disclosure Statement are the result of months of discussions followed by extensive and vigorous negotiations among the Company, the Supporting Noteholders and Iroko.  The culmination of these negotiations was the entry into the Restructuring Support Agreement, upon which the Plan is premised, by and among the Company and the Supporting Noteholders.  The Debtors firmly believe the Restructuring Support Agreement—with the requisite support necessary to confirm a plan under 1126(c) of the Bankruptcy Code—puts the Debtors on firm footing to expeditiously prosecute these cases to conclusion.

The key components of the Plan are as follows:

•                                         payment in full, in cash, of all Allowed Administrative Claims, Priority Tax Claims, statutory fees, Professional Fee Claims, Other Priority Claims and Other Secured Claims;

•                                          the conversion of $80 million of First Lien Secured Notes Claims into (i) $50 million in aggregate principal amount of the Series A-1 Notes, (ii) the First Lien Note Equity Distribution, (iii) $20 million in cash, less the aggregate amount of Adequate Protection Payments (as defined in the Cash Collateral Orders) actually received by holders of First Lien Secured Notes Claims pursuant to the Cash Collateral Orders and (iv) cash in an amount equal to the fees and expenses of the First Lien Secured Notes Trustee (as to which it is anticipated that the First Lien Secured Notes Trustee will exercise its contractual lien rights prior to distribution), to the extent not otherwise paid on or prior to the Effective Date, which will not be paid directly to any holder, but instead will be paid directly to the First Lien Secured Notes Trustee on account of any such fees and expenses; provided, however, that if the Debtors elect to consummate the Rights Offering, the shares of New Egalet Common Stock otherwise allocable to the First Lien Note Equity Distribution shall be distributed pursuant to the Rights Offering, and the holders of First Lien Secured Notes Claims shall receive $10 million in cash instead of the First Lien Note Equity Distribution;

•                                          the conversion of $48.6 million of Convertible Notes Claims into (i) a number of shares of New Egalet Common Stock representing, in the aggregate, 31.62% of the New Egalet Common Stock as of the Effective Date (including any New Egalet Common Stock issuable upon exercise of the New Warrants) (subject to dilution only on account of the Commitment Premium Stock, if any, and the Management Incentive Plan), or New Warrants in lieu of a portion of such shares solely to the extent set forth in Article VII(C) of the Plan, and (ii) if the Debtors elect to consummate the Rights Offering and such holder is an Eligible Holder, the Subscription Rights;

•                                          the cancellation of all existing Preferred Stock and existing common equity interests in Egalet Corporation; and

•                                          the consummation of the Iroko Acquisition pursuant to the Purchase Agreement.

The Company believes that the proposed restructuring under the Plan is extremely favorable for all creditors because it achieves a deleveraging of the Company’s balance sheet through consensus with the overwhelming majority of the Company’s creditors and eliminates potential deterioration of value that could otherwise result from a protracted and contentious bankruptcy case.  The significant support obtained by the Company pursuant to the Restructuring Support Agreement provides a fair and reasonable path for an expeditious consummation of the Plan and the preservation of the ongoing businesses.

Additionally, as described in Section 7.6 herein, the Plan provides for certain releases of Claims against, among others, the Debtors, the Reorganized Debtors, the parties to the Restructuring Support Agreement and each of their professionals, employees, officers and directors.

On [•], 2018 after notice and a hearing, the Bankruptcy Court entered an order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors’ creditors to make an informed judgment whether to accept or reject the Plan.  APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE DEBTORS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(C) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW.  THIS DISCLOSURE STATEMENT WAS PREPARED TO PROVIDE PARTIES IN INTEREST IN THESE CASES WITH “ADEQUATE INFORMATION” (AS DEFINED IN THE BANKRUPTCY CODE) SO THAT THOSE CREDITORS WHO ARE ENTITLED TO VOTE WITH RESPECT TO THE PLAN CAN MAKE AN INFORMED JUDGMENT ABOUT THE PLAN.

THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH, NOR REVIEWED BY, AND THE SECURITIES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SECURITIES AND EXCHANGE COMMISSION (THE “S.E.C.”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY OTHER SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS.  THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE S.E.C., ANY OTHER SECURITIES REGULATORY AUTHORITY, OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE S.E.C., NOR ANY OTHER SECURITIES REGULATORY AUTHORITY, NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.  THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THE DEBTORS BELIEVE THAT THE SOLICITATION OF VOTES ON THE PLAN MADE BY THIS DISCLOSURE STATEMENT, AND THE OFFER OF THE NEW SECURITIES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION, ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE EXEMPTION PROVIDED BY

SECTION 1145(A) OF THE BANKRUPTCY CODE OR OTHER APPLICABLE EXEMPTIONS, AND EXPECT THAT THE ISSUANCE OF THE SECURITIES UNDER THE PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE APPLICABILITY OF SECTIONS 1145(A)(1) AND (2) OF THE BANKRUPTCY CODE AND SECURITIES ACT SECTION 4(A)(2), OR OTHER APPLICABLE EXEMPTIONS.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.  NO PERSON IS AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS AND SCHEDULES ATTACHED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO IN THE DISCLOSURE STATEMENT AND/OR PLAN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS.  ALTHOUGH THE DEBTORS WILL MAKE AVAILABLE TO ALL PARTIES ENTITLED TO VOTE ON THE PLAN SUCH ADDITIONAL INFORMATION AS MAY BE REQUIRED BY APPLICABLE LAW PRIOR TO THE VOTING DEADLINE, THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES THEREOF.  IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN OR THE APPLICABLE PLAN DOCUMENTS AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN OR THE APPLICABLE PLAN DOCUMENTS ARE CONTROLLING.  THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN WILL CONSTITUTE AN ADMISSION OF ANY LIABILITY BY ANY PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS.

THIS DISCLOSURE STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS BASED PRIMARILY ON THE CURRENT EXPECTATIONS OF THE DEBTORS AND PROJECTIONS ABOUT FUTURE EVENTS AND FINANCIAL TRENDS AFFECTING THE FINANCIAL CONDITION OF THE DEBTORS’ AND THE REORGANIZED DEBTORS’ BUSINESSES.  IN PARTICULAR, STATEMENTS USING

WORDS SUCH AS “MAY,” “MIGHT,” “WILL,” “COULD,” “WOULD,” “SHOULD,” “EXPECT,” “INTEND,” “PLAN,” “ANTICIPATE,” “BELIEVE,” “ESTIMATE,” “PROJECT,” “POTENTIAL,” “CONTINUE,” “SEEK TO” AND “ONGOING,” AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS.  THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER ARTICLE XI.  IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THIS DISCLOSURE STATEMENT MAY NOT OCCUR, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS.  CONSEQUENTLY, THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN SHOULD NOT BE REGARDED AS REPRESENTATIONS BY ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, THEIR ADVISORS OR ANY OTHER PERSON THAT THE PROJECTED FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS CAN OR WILL BE ACHIEVED.  EXCEPT AS OTHERWISE REQUIRED BY LAW, NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE FOLLOWING APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT.

SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

THIS DISCLOSURE STATEMENT WILL NOT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS TO ANY PERSON OR ENTITY THAT MAY RESULT FROM CONSUMMATION OF THE PLAN OR THE TRANSACTIONS CONTEMPLATED BY THE PLAN.  AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT AND THE STATEMENTS MADE HEREIN WILL NEITHER CONSTITUTE NOR BE CONSTRUED AS AN ADMISSION, STIPULATION, WAIVER, EVIDENCE OR FINDING OF FACT, BUT RATHER A STATEMENT OR STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AND INTERESTS (INCLUDING HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE RESTRUCTURING TRANSACTIONS CONTEMPLATED THEREBY.

All Exhibits to the Plan will be filed with the Bankruptcy Court and will be available for review, free of charge, at https://www.kccllc.net/egalet (the “Website”) not later than ten (10)

days before the Voting Deadline (defined herein).  Copies of all Exhibits to the Plan also may be obtained, free of charge, from KCC (“Voting Agent”) by calling (866) 967-1786 (U.S. and Canada) or (310) 751-2686 (International), or by emailing EgaletInfo@kccllc.com.

In addition, if you are a holder of a Claim entitled to vote on the Plan and did not receive a ballot, received a damaged ballot or lost your ballot, or if you have any questions concerning the procedures for voting on the Plan, please contact the Voting Agent by calling (866) 967-1786 (U.S. and Canada) or (310) 751-2686 (International), or by emailing EgaletInfo@kccllc.com.

1.2                               The Confirmation Hearing.

In accordance with an order from the Bankruptcy Court approving this Disclosure Statement under section 1128 of the Bankruptcy Code, a hearing to be held before the Honorable [•], United States Bankruptcy Judge, at Courtroom [•] of the Bankruptcy Court, 824 Market Street N, Wilmington, Delaware 19801, on [•] at [•] (Eastern Time), will be scheduled to consider confirmation of the Plan.  The Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code, and they have reserved the right, with the consent of the Required Supporting Noteholders and Iroko to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.  Objections, if any, to confirmation of the Plan must be served and filed so that they are received on or before [•] at [•] (Eastern Time).  The hearing on confirmation of the Plan may be adjourned from time to time without further notice, except for the announcement of the adjourned date and time at the hearing on confirmation or any adjournment thereof.

1.3                               Administrative and Priority Claims.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims, as described below, have not been classified.  These Claims will be Unimpaired and, therefore, will not be entitled to vote to accept or reject the Plan.

1.4                               Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which of those Classes are (i) Impaired or Unimpaired under the Plan, (ii) entitled to vote to accept or reject the Plan, and (iii) deemed to either accept or reject the Plan.  A Claim or Interest is designated in a particular Class only to the extent it falls within the description of that Class, and is classified in any other Class to the extent (if any) that a portion of such Claim or Interest falls within the description of such other Class.

Each Class of Claims and Equity Interests has been assigned a number below, from 1 to 10. For the purposes of classifying and treating Claims against and Equity Interests in each Debtor, Egalet Corporation has been assigned the letter A, Egalet US Inc. has been assigned the letter B, and Egalet Ltd. has been assigned the letter C.

Class	Designation	Impairment	Entitled to Vote	Estimated Recovery
1A, 1B, 1C	Other Priority Claims	Unimpaired	No (deemed to accept)	100.00%
2A, 2B, 2C	Other Secured Claims	Unimpaired	No (deemed to accept)	100.00%
3A, 3B, 3C	First Lien Secured Notes Claims	Impaired	Yes	91.40%
4A, 4B, 4C	Convertible Notes Claims	Impaired	Yes	54.56%
5A, 5B, 5C	General Unsecured Claims	Unimpaired	No (deemed to accept)	100.00%
6A, 6B, 6C	Intercompany Claims	Unimpaired	No (deemed to accept)	100.00%
7A, 7B, 7C	Subordinated Claims	Impaired	No (deemed to reject)	0.00%
8A	Existing Equity Interests	Impaired	No (deemed to reject)	0.00%
9B, 9C	Intercompany Interests	Unimpaired	No (deemed to accept)	N/A

The table set forth above provides a brief summary of the classification and treatment of Claims and Interests and the estimated recovery distributable to the holders of such Claims and Interests under the Plan.  The table also identifies which Classes are entitled to vote on the Plan based on provisions of the Bankruptcy Code.  The information set forth in the table is for convenience of reference only.  Each holder of a Claim or Interest should refer to Articles II, III and IV of the Plan and the Liquidation Analysis annexed as Exhibit 2 hereto (the “Liquidation Analysis”) for a full understanding of the classification and treatment of Claims and Interests provided under the Plan.

THE ESTIMATES OF DISTRIBUTIONS SET FORTH HEREIN MAY DIFFER FROM ACTUAL DISTRIBUTIONS BY REASON OF, AMONG OTHER THINGS, VARIATIONS IN THE ASSERTED OR ESTIMATED AMOUNTS OF ALLOWED CLAIMS AND THE EXISTENCE OF DISPUTED CLAIMS.  STATEMENTS REGARDING PROJECTED AMOUNTS OF CLAIMS OR DISTRIBUTIONS (OR THE VALUE OF SUCH DISTRIBUTIONS) ARE ESTIMATES BY THE DEBTORS BASED ON INFORMATION AS OF THE DATE HEREOF AND ARE NOT REPRESENTATIONS AS TO THE ACCURACY OF THESE AMOUNTS.  THE FINAL AMOUNTS OF ALLOWED CLAIMS MAY VARY SIGNIFICANTLY FROM THESE ESTIMATES.  FOR AN EXPLANATION OF THE BASIS

FOR THE LIMITATIONS AND UNCERTAINTIES REGARDING THESE CALCULATIONS, SEE ARTICLE XI (“CERTAIN RISK FACTORS TO BE CONSIDERED”), BELOW.

1.5                               Voting; Holders of Claims Entitled to Vote.

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are Impaired and not deemed to have rejected a plan are entitled to vote to accept or reject a plan.  Generally, a claim or interest is Impaired under the Plan if the holder’s legal, equitable or contractual rights are altered under such plan.  Classes of claims or equity interests under a chapter 11 plan in which the holders of claims or equity interests are Unimpaired are deemed to have accepted such plan and are not entitled to vote to accept or reject the proposed plan.  In addition, classes of claims or equity interests in which the holders of claims or equity interests will not receive or retain any property on account of their claims or equity interests are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims held by non-insiders that cast ballots for acceptance or rejection of such plan (such vote, the “Requisite Acceptances”).  Your vote to accept or reject the Plan is important.  The Bankruptcy Code requires as a condition to confirmation of a plan that each class that is Impaired and entitled to vote under a plan vote to accept such plan, unless the provisions of section 1129(b) of the Bankruptcy Code are met.

If a Class of Claims entitled to vote on the Plan rejects the Plan, the Debtors, reserve the right to amend the Plan (subject to the prior written consent of the Required Supporting Noteholders and Iroko) and/or to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code.  Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan notwithstanding the non-acceptance of a plan by one or more Impaired classes of claims or interests, so long as at least one Impaired class of claims or interests, excluding the votes of insiders, votes to accept the plan.  Under that section of the Bankruptcy Code, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.

If you are entitled to vote to accept or reject the Plan, a ballot is enclosed for the purpose of voting on the Plan (a “Ballot”).  This Disclosure Statement, the Exhibits attached hereto, and the Plan and related documents are the only materials the Debtors are providing to creditors for their use in determining whether to vote to accept or reject the Plan, and such materials may not be relied upon or used for any purpose other than to vote to accept or reject the Plan.  If you believe that you are entitled to vote to accept or reject the Plan and you did not receive a Ballot, please consult with your counsel and/or contact the Voting Agent by calling (866) 967-1786 (U.S. and Canada) or (310) 751-2686 (International), or by emailing EgaletInfo@kccllc.com, or at the address listed below.

Please complete, execute and return your Ballot(s) (a) in the provided postage prepaid envelope, (b) via electronic mail to [•] or (c) by first class mail, overnight courier or hand delivery to:

[•]

c/o [•]

[•]

[•]

PLEASE REFER TO THE INSTRUCTIONS ACCOMPANYING THE BALLOTS FOR MORE INFORMATION REGARDING VOTING REQUIREMENTS TO ENSURE THAT YOUR BALLOT IS PROPERLY AND TIMELY SUBMITTED SUCH THAT YOUR VOTE MAY BE COUNTED.

TO BE COUNTED, YOUR PROPERLY COMPLETED BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN [•], EASTERN TIME, ON [•] (the “Voting Deadline”) UNLESS THE DEADLINE IS EXTENDED BY THE DEBTORS WITH THE CONSENT OF THE REQUIRED SUPPORTING NOTEHOLDERS.  YOUR BALLOT MAY BE SENT VIA THE PROVIDED POSTAGE PREPAID ENVELOPE, ELECTRONIC MAIL, FIRST CLASS MAIL, OVERNIGHT COURIER OR HAND DELIVERY, AS INSTRUCTED IN THE BALLOT.

The Ballots have been specifically designed for the purpose of soliciting votes on the Plan from the Classes entitled to vote with respect thereto.  Accordingly, in voting on the Plan, please use only the Ballot(s) sent to you with this Disclosure Statement or provided by the Voting Agent.  If you require an additional Ballot, please contact the Voting Agent and request a replacement and/or supplemental Ballot.

The Debtors have fixed [•] (the “Voting Record Date”) as the date for the determination of Persons who are entitled to receive a copy of this Disclosure Statement and all of the related materials and to vote whether to accept or reject the Plan.  Accordingly, only holders of record of Claims as of the Voting Record Date that are entitled to vote on the Plan will receive a Ballot and may vote on the Plan.

All properly completed Ballots received prior to the Voting Deadline will be counted for purposes of determining whether a voting Class of Impaired Claims has accepted the Plan.  The Voting Agent will prepare and file with the Bankruptcy Court a certification of the results of the balloting with respect to the Classes entitled to vote.

THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN REPRESENTS THE BEST OPPORTUNITY TO MAXIMIZE VALUE FOR ALL OF THE DEBTORS’ STAKEHOLDERS AND CONSTITUENTS AND STRONGLY RECOMMEND THAT ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

1.6                               Important Matters.

This Disclosure Statement contains projected financial information and certain other forward-looking statements, all of which are based on various estimates and assumptions and will not be updated to reflect events occurring after the date hereof.  Such information and statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks, including, among others, those described herein.  Consequently, actual events, circumstances, effects and results may vary significantly from those included in or contemplated by such projected financial information and such other forward-looking statements.

ARTICLE II.

BUSINESS DESCRIPTION AND CIRCUMSTANCES

THAT LED TO THESE CHAPTER 11 CASES

2.1                               The Debtors’ Prepetition Businesses.

Overview.

The Company is headquartered in Wayne, Pennsylvania and is comprised, as of the Petition Date, of the three Debtors.  Egalet Corporation is the ultimate parent company to each of the other Debtors, each of which is a direct, wholly-owned subsidiary of Egalet Corporation. Egalet Corporation is a public reporting company under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its shares of common stock, par value $0.001 per share (the “Prepetition Egalet Common Stock”), are publicly traded under the symbol “EGLT” on the OTCQX Bulletin Board. Prior to September 19, 2018, the Prepetition Egalet Common Stock traded on the Nasdaq Capital Market and prior to July 11, 2018 the Prepetition Egalet Common Stock traded on the Nasdaq Global Market, in each case, under the same symbol.

The Company is a fully integrated specialty pharmaceutical company developing, manufacturing and commercializing innovative treatments for pain and other conditions. The Company is focused on bringing non-narcotic, abuse-discouraging or abuse-deterrent (“AD”) formulations of opioids to patients and physicians. The Company is currently marketing SPRIX® (ketorolac tromethamine) Nasal Spray (“SPRIX Nasal Spray”) and OXAYDO® (oxycodone HCI, USP) tablets for oral use only—CII (“OXAYDO”).  Prior to September 28, 2018, the Company also marketed ARYMO® ER (morphine sulfate) extended-release (“ER”) tablets, for oral use CII (“ARYMO ER”).

The Company acquired SPRIX Nasal Spray, the first and only approved nasal spray formulation of a nonsteroidal anti-inflammatory drug (“NSAID”), used for short-term (up to five days) management of moderate to moderately severe pain in adults that requires analgesia at the opioid level, in January 2015. At the same time, the Company in-licensed OXAYDO, an immediate-release (“IR”) oral formulation of oxycodone designed to discourage intranasal abuse, which is indicated for the management of acute and chronic pain severe enough to require an opioid analgesic and for which alternative treatments are inadequate. ARYMO ER, an ER morphine product formulated with abuse-deterrent properties and approved for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate, is the Company’s first product developed using its proprietary Guardian® Technology, a polymer matrix tablet technology that utilizes an injection molding manufacturing process, resulting in tablets that are hard and difficult to manipulate for misuse and abuse.

In January 2018, the Company announced a partnership with OraPharma, Inc. (“OraPharma”), a division of Valeant Pharmaceuticals International, Inc., to co-promote SPRIX Nasal Spray to more than 9,000 dentists, dental specialists and oral surgeons across the United States. This partnership is the Company’s second partnership for SPRIX Nasal Spray following Ascend Therapeutics (“Ascend”), which began to promote SPRIX Nasal Spray to approximately 11,000 women’s healthcare practitioners in September 2017.

Beyond the Company’s commercial programs, it has a pipeline of products developed using its Guardian Technology, including Egalet-002, an AD, ER, oral oxycodone formulation which has completed Phase 3 studies. Recently, the Company’s primary effort has been to identify potential partners to advance its product candidates.

The Company’s net losses were approximately $24.3 million and $51.9 million for the six months ended June 30, 2018 and 2017, respectively, and approximately $69.4 million and $90.6 million for the years ended December 31, 2017 and 2016, respectively.  The Company recognized revenues of $13.7 million and $11.7 million for the six months ended June 30, 2018 and 2017, respectively, and $26.1 million and $17.0 million for the years ended December 31, 2017 and 2016, respectively. As of June 30, 2018, the Company had an accumulated deficit of $317.7 million. The Company has incurred significant expenses and operating losses related to its significant commercialization and development expenses as it has grown its sales, marketing and distribution infrastructure to sell its commercial products in the U.S., as well as its research and development activities.

The Company’s pre-petition products, product candidate pipeline, proprietary technology and intellectual property portfolio are discussed in further detail below.

i.                                         SPRIX Nasal Spray

SPRIX Nasal Spray is an NSAID indicated in adult patients for the short-term (up to five days) management of moderate to moderately severe pain that requires analgesia at the opioid level. Formulated as a nasal spray, SPRIX Nasal Spray is rapidly absorbed through the nasal mucosa, achieving peak blood levels as fast as an intramuscular injection of ketorolac.

The Company acquired SPRIX Nasal Spray and certain related assets from Luitpold Pharmaceuticals, Inc. (“Luitpold”) in January 2015 for $7.0 million. Under the Company’s purchase agreement with Luitpold, the Company was assigned an exclusive license with Recordati Ireland Ltd. (“Recordati”) for intranasal formulations of ketorolac tromethamine (the “SPRIX Licensed Product”), the active ingredient in SPRIX Nasal Spray.  The exclusive term of the license agreement expires, on a country-by-country basis, on the later of the final expiration of any patent right in such country that contains a valid claim covering the SPRIX Licensed Product, or ten years from the date of the first commercial sale of the SPRIX Licensed Product in such country. SPRIX Nasal Spray is currently sold in the United States by the Company, Ascend and OraPharma and is covered by a patent that expires in December 2018 and the exclusive term of the license with respect to the United States expires in May 2021.

During the six-month period ended June 30, 2018, revenue from SPRIX Nasal Spray accounted for approximately $10.2 million of the Company’s $13.7 million of total revenues, or approximately 74.5%.

ii.                                     OXAYDO

OXAYDO, an approved IR oxycodone product designed using an aversion technology to discourage abuse via snorting, is indicated for the management of acute and chronic pain severe enough to require an opioid analgesic and for which alternative treatments are inadequate. The Company licensed OXAYDO from Acura Pharmaceuticals (“Acura”) in January 2015 for a $5.0 million upfront payment and a $2.5 million milestone payment upon commercial launch, which occurred in September 2015. In addition, Acura is entitled to a one-time $12.5 million milestone payment if OXAYDO net sales reach $150.0 million in a calendar year and a tiered royalty percentage based on sales thresholds. The Company’s royalty payment obligations commenced on the first commercial sale of OXAYDO and expire, on a country-by-country basis, upon the expiration of the last to expire valid patent claim covering OXAYDO in such country (or if there are no patent claims in such country, then upon the expiration of the last valid claim in the U.S.). Royalties are reduced upon the entry of generic equivalents, as well as for payments the Company is required to make to acquire intellectual property rights to commercialize OXAYDO, with an aggregate minimum floor. The term of the Acura license agreement expires, in its entirety, upon the final expiration of any such patent claim in any country. OXAYDO is currently sold in the United States and is covered by six U.S. patents that expire between 2023 and 2025. Patents covering OXAYDO in foreign jurisdictions expire in 2024.

During the six-month period ended June 30, 2018, revenue from OXAYDO accounted for approximately $2.9 million of the Company’s $13.7 million of total revenues, or approximately 21.2%.

iii.                                 ARYMO  ER

ARYMO ER, an ER, AD morphine sulfate product, is the first approved product developed using the Company’s proprietary Guardian Technology, creating tablets that are difficult to manipulate for misuse and abuse. Results from in vitro testing demonstrated that ARYMO ER tablets, in comparison to non-AD morphine sulfate extended-release tablets, have increased resistance to cutting, crushing, grinding or breaking using a variety of tools. Due to its physical and chemical properties, ARYMO ER makes abuse by injection difficult. ARYMO ER has been approved in three dosage strengths: 15 mg, 30 mg and 60 mg.

During the six-month period ended June 30, 2018, revenue from ARYMO ER accounted for approximately $0.5 million of the Company’s $13.7 million of total revenues, or approximately 3.9%.

On September 28, 2018, the Company notified the U.S. Food and Drug Administration (the “FDA”) that, for business reasons, the Company would be discontinuing the manufacture and promotion of ARYMO ER effective September 28, 2018 (the “Discontinuation”).  As part of its notice, the Company requested that the Orange Book (as defined below) staff move ARYMO ER to the “Discontinued Drug Products List” of the Approved Drug Products and Therapeutic Equivalence Evaluations (the “Orange Book”) publication, and that the Prescription Drug User Fee Act user fee staff note the discontinued status of the product.

iv.                                  Product Pipeline & Proprietary Technology

While the Company has a pipeline of product candidates, its recent focus has been on its commercial products. Recently, the Company’s primary effort with regard to its product candidates has been to identify potential partners to advance them. The Company’s proprietary Guardian Technology is a polymer matrix tablet technology that utilizes a novel application of the well-established manufacturing process of injection molding, resulting in tablets that are hard and difficult to manipulate for misuse and abuse. While the Guardian Technology creates a tablet that is extremely hard and has AD features, the construct of the tablet allows for controlled release of the active pharmaceutical ingredient (“API”) in the gastrointestinal tract. This approach offers the ability to design tablets with controlled-release profiles as well as physical and chemical properties that have been demonstrated to resist both common and rigorous methods of manipulation. Tablets manufactured with Guardian Technology have been shown to have increased resistance to physical methods of manipulation, such as cutting, crushing, grinding or breaking using a variety of mechanical and electrical tools. The tablets are also resistant to chemical manipulation and turn into a viscous hydrogel on contact with liquid, making syringeability difficult.

In addition to developing ARYMO ER, the Company has a pipeline of products developed using its Guardian Technology. Egalet-002, an ER, AD oxycodone formulation, employs a similar matrix system to that used in ARYMO ER, however the Egalet-002 tablet is surrounded by a water-impermeable, non-eroding, hard shell containing polylactic acid (“PLA”) that creates a cylinder, with the API-containing matrix exposed at both ends. Egalet-003 is an AD formulation stimulant product candidate, and Egalet-004 is an AD formulation, ER hydrocodone-based product candidate for which an initial Phase 1 bioavailability study has been conducted.

The Company’s proprietary Guardian Technology platform also has the potential to be more broadly used with additional types of pharmaceutical products. The Company believes that the flexibility of its drug delivery systems can be applied to the administration of other classes of APIs, including combination products, where abuse deterrence or a specific release profile is desired. The Company has developed prototypes, conducted feasibility studies and explored additional applications of its Guardian Technology, both on its own and in collaboration with other pharmaceutical companies.

v.                                      Intellectual Property

As of February 28, 2018, the Company owned 21 issued patents within the United States, and an additional 48 issued foreign patents covering its products, product candidates or technology platform. The term of the Company’s overall domestic and foreign patent portfolio related to ARYMO ER, Egalet-002 and our Guardian Technology platform, excluding possible patent extensions, extends to various dates between 2022 and 2033, if pending patent applications in each of our patent families issue as patents.

2.2                               Prepetition Capital Structure.

(a)                                                                                 Prepetition Funded Indebtedness.

As of the Petition Date, the Debtors have funded debt facilities in place with a principal amount of approximately $128.6 million, of which approximately $80.0 million is senior secured debt and $48.6 million is unsecured debt.  The below chart summarizes the Debtors’ prepetition material indebtedness:

Debt Obligation	Principal Governing Document(s)	Approximate Principal Amount Outstanding as of the Petition Date	Maturity Date	Security Status
13% Senior Secured Notes

Indenture, dated as of August 31, 2016, among Egalet Corporation, the other Debtors (as guarantors) and U.S. Bank National Association, as trustee and collateral agent (in such capacity, the “First Lien Notes Trustee”)

Collateral Agreement (as amended, supplemented, or otherwise modified from time to time, the “First Lien Secured Notes Collateral Agreement”), dated as of August 31, 2016, among Egalet Corporation, the other Debtors and the First Lien Notes Trustee

		$80.0 million	September 20, 2033	Secured
5.50% Convertible Senior Notes	Indenture, dated as of April 7, 2015, among Egalet Corporation, the other Debtors (as guarantors) and The Bank of New York Mellon, as trustee (in such capacity, the “5.50% Convertible Notes Trustee”)	$24.7 million	April 1, 2020	Unsecured
6.50% Convertible Senior Notes

Indenture, dated as of December 27, 2017, among Egalet Corporation, the other Debtors (as guarantors) and The Bank of New York Mellon, as trustee (in such capacity, the “6.50% Convertible Notes Trustee”)

		$23.9 million	December 31, 2024	Unsecured

i.                                   First Lien Secured Notes

On August 31, 2016, the Company completed the initial closing of its offering of up to $80.0 million in aggregate principal amount of the First Lien Secured Notes and entered into the First Lien Secured Notes Indenture. Egalet Corporation issued $40.0 million aggregate principal amount of the First Lien Secured Notes at such initial closing, and issued an additional $40.0 million aggregate principal amount of the First Lien Secured Notes in connection with the approval by the FDA of ARYMO ER in January 2017. The First Lien Secured Notes were sold only to qualified institutional buyers within the meaning of Rule 144A under the Securities Act, and the Company used the net proceeds from the First Lien Secured Notes and the Existing Royalty Rights (as defined below) to repay all obligations under the Company’s previously outstanding loan agreement with Hercules Technology Growth Capital, Inc., to support the approval and commercialization of ARYMO ER, to support the development of Egalet-002 and for general corporate purposes.

Interest on the First Lien Secured Notes accrues at a rate of 13% per annum and is payable semi-annually in arrears on March 20 and September 20 of each year commencing on March 20, 2017. Following the approval of ARYMO ER by the FDA in January 2017, in lieu of a straight-line fixed amortization schedule, on each interest payment date commencing on March 20, 2018, the Company is obligated to pay an installment of principal on the First Lien Secured Notes in an amount equal to 15% (or 17% if certain sales targets are not met) of the aggregate net sales of OXAYDO, SPRIX Nasal Spray, ARYMO ER and Egalet-002, if approved, for the two consecutive fiscal quarterly period most recently ended, less the amount of interest payable on the First Lien Secured Notes on such interest payment date.

The First Lien Secured Notes are senior secured obligations of Egalet Corporation and have the benefit of a security interest in the First Lien Secured Notes collateral. The stated maturity date of the First Lien Secured Notes prior to the approval of ARYMO ER by the FDA was March 20, 2020 and, following the FDA’s approval of ARYMO ER in January 2017, the stated maturity date of the First Lien Secured Notes automatically became September 20, 2033.

In connection with the initial closing of the First Lien Secured Notes offering on August 31, 2016, Egalet Corporation entered into royalty rights agreements with each of the purchasers of the First Lien Secured Notes pursuant to which Egalet Corporation sold to such purchasers the right to receive, in the aggregate, a payment equal to 1.5% of the aggregate net sales of OXAYDO and SPRIX Nasal Spray from August 31, 2016 through December 31, 2020, and at the second closing of the offering in January 2017, entered into separate royalty rights agreements with each such purchaser pursuant to which the Company sold to such purchasers the right to receive 1.5% of the aggregate net sales of ARYMO ER payable from the date of first sale of ARYMO ER through December 31, 2020 (collectively, the “Existing Royalty Rights”).

Guaranty.  The obligations of Egalet Corporation under the First Lien Secured Notes Indenture and the First Lien Secured Notes are unconditionally guaranteed on a secured basis by the other Debtors.

Collateral Securing First Lien Secured Notes.  The Debtors have granted the First Lien Notes Trustee, for the benefit of the holders of the First Lien Secured Notes, a continuing security interest in and lien on substantially all assets of the Debtors, including, but not limited to the following (capitalized terms having the meanings given to them in the First Lien Notes Collateral Agreement): (i) all Accounts (including any credit enhancement therefor) and Intercompany Obligations; (ii) all Chattel Paper; (iii) all Commercial Tort Claims; (iv) all contract rights, leases, letters of credit, letter-of-credit rights, instruments, promissory notes, documents, and documents of title; (v) all Financial Assets; (vi) all Equipment; (vii) all General Intangibles; (viii) all Investment Property; (ix) all Inventory; (x) all money, cash, cash equivalents, securities, and other property of any kind of the Debtors; (xi) all of the Debtors’ deposit accounts, securities accounts, commodities accounts, credits, and balances with, and other claims against, any financial institution with which the Debtors maintain deposits; (xii) all of the Debtors’ books, records, and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property, and General Intangibles at any time evidencing or relating to any of the foregoing; (xiii) all supporting obligations in respect of any Collateral; (xiv) all other items, kinds and types of personal property, tangible or intangible, of whatever nature, and regardless of whether the creation or perfection or effect of perfection or non-perfection of a security interest therein is governed by the UCC of any particular jurisdiction or by another applicable treaty, convention, statute, law or regulation of any applicable jurisdiction; and (xv) all accessions to, substitutions for, and replacements, products, and proceeds of any of the foregoing, including, but not limited to, After-Acquired Property, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing, in each case subject to a carve-out for certain items of Excluded Collateral (collectively, the “Article 9 Collateral”).

In addition to such liens on and security interests in the Article 9 Collateral, the obligations under the First Lien Secured Notes are secured by a lien on certain other assets of the Debtors, including certain intellectual property assets, as described in the First Lien Secured Notes Indenture and the First Lien Secured Notes Collateral Agreement (collectively with the Article 9 Collateral, the “Prepetition Collateral”).

Certain assets of the Debtors are specifically excluded from the Prepetition Collateral pursuant to the First Lien Secured Notes Indenture including, among other things, the new drug applications, licensed intellectual property rights, other approvals and licenses and clinical and other data, in each case, relating to OXAYDO) and leasehold interests in real property (excluding fixtures).

ii.                                     5.50% Convertible Notes

On April 7, 2015, Egalet Corporation completed the issuance through a private placement of $60.0 million in aggregate principal amount of the 5.50% Convertible Notes. On May 6, 2015, the Company issued an additional $1.0 million in principal amount pursuant to the initial purchasers’ exercise of their 30-day over-allotment, for aggregate gross proceeds of $61.0 million.  Interest on the 5.50% Convertible Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2015. In September 2016, in connection with the issuance of the First Lien Secured Notes and in accordance with the terms of the 5.50% Indenture, Egalet Corporation and the other Debtors entered into a supplemental indenture pursuant to which the other Debtors agreed to guarantee the obligations of Egalet Corporation under the 5.50% Indenture and the 5.50% Convertible Notes.

The 5.50% Convertible Notes are general, unsecured and unsubordinated obligations of Egalet Corporation and rank senior in right of payment to all of Egalet Corporation’s indebtedness that is expressly subordinated in right of payment to the 5.50% Convertible Notes.  The 5.50% Convertible Notes are effectively subordinated to any secured indebtedness of Egalet Corporation to the extent of the value of the assets securing such indebtedness.

Prior to the Petition Date, the 5.50% Convertible Notes were convertible prior to maturity, subject to certain conditions, into shares of Prepetition Egalet Common Stock at a conversion rate of 67.2518 shares per $1,000 principal amount of the 5.50% Convertible Notes (equivalent to a conversion price of approximately $14.87 per share of Prepetition Egalet Common Stock).  This conversion rate was subject to adjustment upon the occurrence of certain specified events.   Egalet Corporation was obligated to satisfy the conversion obligation by paying or delivering, as the case may be, cash, shares of Prepetition Egalet Common Stock or a combination thereof, at Egalet Corporation’s election.  As of the Petition Date, the conditions to conversion had not been satisfied.

iii.                                 6.50% Convertible Notes

On December 20, 2017, Egalet Corporation entered into exchange agreements with certain holders of the 5.50% Convertible Notes pursuant to which the such holders agreed to exchange, in the aggregate, approximately $36.4 million of outstanding principal amount of the 5.50% Convertible Notes for, in the aggregate, (i) approximately $23.9 million of the 6.50% Convertible Notes, (ii) a warrant exercisable for 3.5 million shares of the Prepetition Egalet Common Stock at an exercise price of $0.01 per share and (iii) payments, in cash, of all accrued but unpaid interest as of the closing on the 5.50% Convertible Notes exchanged in the transaction (the “2017 Convertible Notes Exchange”).  At the closing of the 2017 Convertible Notes Exchange on December 27, 2017, 2.5 million of such warrants were exercised, and the remaining 1.0 million of such warrants were exercised in January 2018. The Company consummated the 2017 Convertible Notes Exchange in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

Interest on the 6.50% Convertible Notes is payable semiannually in arrears on January 1 and July 1 of each year commencing July 1, 2018 at a rate of 6.50% per year.  The 6.50% Convertible Notes are scheduled to mature on December 31, 2024.

The 6.50% Convertible Notes are general, unsecured and unsubordinated obligations of Egalet Corporation and rank senior in right of payment to all of Egalet Corporation’s indebtedness that is expressly subordinated in right of payment to the 6.50% Convertible Notes.  The 6.50% Convertible Notes are effectively subordinated to any secured indebtedness of Egalet Corporation to the extent of the value of the assets securing such indebtedness.

Prior to the Petition Date, the 6.50% Convertible Notes were convertible at any time until the close of business on the business day immediately preceding the maturity date.  Upon conversion and subject to certain conditions, holders of the 6.50% Convertible Notes would be entitled to receive shares of Prepetition Egalet Common Stock at a conversion rate of 749.6252 shares of Common Stock per $1,000 principal amount of 6.50% Convertible Notes, which is equivalent to a conversion price of approximately $1.33 per share.

(b)                                                         Stockholders’ Equity.

As of the Petition Date, Egalet Corporation had no shares of preferred stock outstanding and a single class of common stock outstanding, the Prepetition Egalet Common Stock. As noted above, Egalet Corporation is a public reporting company under Section 12(b) of the Exchange Act and the shares of Prepetition Egalet Common Stock are publicly traded on the OTCQX Bulletin Board under the symbol “EGLT”.  The Prepetition Egalet Common Stock entitles holders to a portion of the voting rights of Egalet Corporation and economic rights, including rights to dividends, if any, and distributions upon liquidation, to the extent of any surplus.  As of October 26, 2018, there were 56,772,101 shares of Prepetition Egalet Common Stock outstanding and warrants to purchase 16,666,667 shares of Prepetition Egalet Common Stock outstanding with an weighted average exercise price of $1.92.

2.3                               Events Leading to the Chapter 11 Cases.

(a)                                                         Prepetition Business Model and Related Debt Issuances to Fund Research and Development and Commercial Operations.

Egalet Corporation completed the initial public offering of shares of Prepetition Egalet Common Stock in February 2014.  The Company’s goal was to be a leading specialty pharmaceutical company focused on the development, manufacture and commercialization of abuse-deterrent pharmaceutical products.  Prescription medications, particularly opioids, are prone to being abused through physical and chemical manipulation for the purpose of increasing drug concentration in the bloodstream in order to accelerate and intensify their effects. In reaction to the increasing costs and other consequences of widespread prescription opioid abuse, the United States government and a number of state legislatures have introduced or enacted legislation and regulations intended to encourage the development and adoption of abuse-deterrent forms of pain medications. Many of the Company’s products and product candidates are specifically designed to deter common methods of abuse, and the Company believed that these actions by regulators and legislators created an opportunity for the Company to develop and commercialize products and product candidates with abuse-deterrent claims on the product label.

The Company’s strategy for achieving that goal was to, among other things:

a.                                      develop and obtain FDA approval for ARYMO ER as an abuse-deterrent morphine product for the treatment of moderate to severe pain;

b.                                      develop and obtain FDA approval for Egalet-002 as an abuse-deterrent oxycodone product for the treatment of moderate to severe pain;

c.                                       commercialize ARYMO ER and Egalet-002.;

d.                                      leverage its proprietary technology platform to develop additional product candidates and create out-licensing opportunities; and

e.                                       explore business development opportunities to leverage its assets and build its product portfolio.

To supplement the Company’s internally developed product pipeline, in January 2015, the Company acquired SPRIX Nasal Spray from Luitpold and licensed OXAYDO from Acura and supplemented its overall strategy to include executing its sale and marketing strategies for SPRIX Nasal Spray, OXAYDO and, upon its approval by the FDA, ARYMO ER.

In order to fund the development of its commercial operations with respect to its approved products, its research and development costs related to its product candidates and its business development activities, during the course of 2015, 2016 and 2017, Egalet Corporation engaged in several capital raising transactions including the issuance of $61.0 million of the 5.50% Convertible Notes in April 2015, the issuance of $86.3 million of Prepetition Egalet Common Stock in July 2015, the issuance of $40.0 million of the First Lien Secured Notes in August 2016 and the issuance of an additional $40.0 million of the First Lien Secured Notes in January 2017 upon the approval of ARYMO ER by the FDA, and the issuance of $30.0 million of Prepetition Egalet Common Stock and related warrants in July 2017.

In December 2017, in connection with the ongoing issues described in subsection (b) below, Egalet Corporation entered into the 2017 Convertible Notes Exchange pursuant to which, among other things, approximately $36.4 million of outstanding principal amount of the 5.50% Convertible Notes was exchanged for approximately $23.9 million of the 6.50% Convertible Notes and certain other consideration.

(b)                                                         Poor Financial Performance, Nasdaq Delisting and Related Issues under Indebtedness Documents.

For the years ended December 31, 2017, 2016 and 2015, the Company reported net losses of approximately $69.4 million, $90.6 million and $57.9 million, respectively. These losses were a result of the Company’s continued investments in its commercialization capabilities, the Company’s research and development activities, the Company’s increasing debt service obligations and general difficulties in increasing the revenue generated from the Company’s marketed products, including challenges specific to the abuse-deterrent market such as shifting legislative and social responses to the opioid epidemic.

These challenges also resulted in a corresponding decline in the trading price of the Prepetition Egalet Common Stock, with the closing price thereof falling from $15.92 on March 13, 2015 to $11.02 on December 31, 2015, $7.65 on December 30, 2016, $1.00 on December 29,

2017 and $0.10 on October 26, 2018.  As a result of this decline, commencing in November 2017, Egalet Corporation received a series of notices from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that it was not in compliance with certain continued listing requirements for the listing of the Prepetition Egalet Common Stock on the Nasdaq Global Market and/or the Nasdaq Capital Market related to the minimum market value and minimum closing bid price of the Prepetition Egalet Common Stock.  These deficiencies ultimately resulted in the transfer of the listing of the Prepetition Egalet Common Stock from the Nasdaq Global Market to the Nasdaq Capital Market effective July 11, 2018 (the “Nasdaq Transfer”) and the pending delisting of the Prepetition Egalet Common Stock from the Nasdaq Capital Market (the “Nasdaq Delisting”).

Under the 5.50% Indenture, the Nasdaq Transfer constituted a “Fundamental Change” and required Egalet Corporation to make an offer to purchase all of the $24.7 million of 5.50% Convertible Notes outstanding on the terms set forth in the 5.50% Indenture (the “5.50% Notes Fundamental Change Offer”).  In addition, under the 6.50% Indenture, the Nasdaq Delisting constituted a “Fundamental Change” and required Egalet Corporation to make an offer to purchase all of the $23.9 million of 6.50% Convertible Notes outstanding on the terms set forth in the 6.50% Indenture (the “6.50% Notes Fundamental Change Offer”). However, the negative covenants in the First Lien Secured Notes Indenture did not provide the Company with the requisite restricted payment capacity to repurchase both the 6.50% Convertible Notes and the 5.50% Convertible Notes and, to the extent that the Company would be unable to make any such payment in accordance with the terms of the First Lien Secured Notes, it would result in a default under the First Lien Secured Notes Indenture, cross-defaults under the 5.50% Indenture and the 6.50% Indenture and other adverse consequences, including the ability of the holders of the First Lien Secured Notes to exercise the remedies available to them as secured lenders.

Given these circumstances and constraints, the Company’s existing capital structure was no longer sustainable.

(c)                                                          Retention of Professional Advisors and Evaluation of Strategic Alternatives.

In order to address the Company’s continued non-compliance with the continued listing requirements for the listing of the Prepetition Egalet Common Stock on the Nasdaq Capital Market, the potential consequences under the 5.50% Indenture, the 6.50% Indenture and the First Lien Secured Notes Indenture related thereto, and the Company’s ongoing assessment of its financial condition and liquidity, in the second and third quarters of 2018, the Company engaged a number of financial advisors to explore a variety of strategic alternatives.  On March 21, 2018, the Company engaged Leerink Partners LLC (“Leerink”) as a financial advisor in connection with a potential acquisition transaction or capital raising transaction.  On June 20, 2018, the Company engaged Piper Jaffray & Co. (“Piper Jaffray”) as a financial advisor in connection with a potential acquisition transaction, capital raising transaction or restructuring transaction.  On June 27, 2018, the Company engaged H.C. Wainwright & Co., LLC (“HCW”) as a financial advisor in connection with a potential capital raising transaction. In addition, the Company engaged in preliminary discussions with certain holders of the 5.50% Convertible Notes regarding potential transactions pursuant to which such holders would convert their 5.50% Convertible Notes into Egalet Corporation equity securities.  On August 20, 2018, the Company engaged Berkeley Research Group, LLC (“BRG”) as a financial advisor in connection with the Company’s operational efforts and consideration of a restructuring transaction. Dechert LLP (“Dechert”) has been acting as the Company’s outside legal counsel since 2013.

During the second quarter of 2018, Leerink identified several potential acquisition opportunities for marketed products of certain third-party pharmaceutical companies, including Iroko, and the Company and Leerink commenced initial negotiations and due diligence with respect to certain of those targets, which continued into July 2018. In July 2018, Piper Jaffray and the Company engaged in preliminary discussions regarding both a potential private placement of Egalet Corporation securities and a variety of potential restructuring transactions with respect to the Company’s indebtedness, and commenced preliminary outreach to certain of holders of the First Lien Secured Notes, 5.50% Convertible Notes and 6.50% Convertible Notes. Also in July 2018, HCW and the Company engaged in preliminary discussions regarding a potential public offering of Egalet Corporation equity securities. As these discussions progressed into August and September 2018, the combination of a potential restructuring of the Company’s indebtedness and the Iroko Acquisition increasingly appeared to present the most viable alternative for the Company.

(d)                                 Forbearance Agreement and Restructuring Support Agreement.

After extensive, good faith negotiations, on September 18, 2018, the Company entered into a forbearance agreement with certain holders of approximately 94% of the outstanding First Lien Secured Notes (as amended, supplemented, or otherwise modified from time to time, the “Forbearance Agreement”).  Pursuant to the Forbearance Agreement, such holders agreed to forebear from exercising their rights and remedies under the First Lien Secured Notes Indenture and the related security documents until the earlier of (a) 11:59 p.m. New York City time on October 14, 2018(2) and (b)(I) 5:01 p.m. New York City time on the first business day following the date on which certain Events of Termination (as defined in the Forbearance Agreement) shall have occurred, and (II) immediately upon the occurrence of certain other Events of Termination.  The Events of Termination include, among other things, any Debtor making any payment, distribution, purchase, redemption, exchange or other acquisition for value with respect to the 5.50% Convertible Notes or 6.50% Convertible Notes.  However, the Events of Termination expressly exclude potential events of default arising under Section 6.01(d) of the First Lien Secured Notes Indenture as a result of any failure by the Company to repurchase any 5.50% Convertible Notes tendered in connection with the 5.50% Notes Fundamental Change Offer and related cross-defaults under the 6.50% Indenture. Accordingly, the Company was able to forego the consummation of the 5.50% Notes Fundamental Change Offer without the possibility of the holders of the First Lien Secured Notes exercising their available rights and remedies as secured bondholders.

After several weeks of additional, good faith negotiations, on October 30, 2018, the Debtors, the Supporting Noteholders, which institutions hold or manage, in the aggregate, approximately 94% of the First Lien Secured Notes Claims in Classes 3A, 3B and 3C, and

(2)                                 This date was extended to October 21, 2018, and then to October 24, 2018, and then to October 28, 2018, in each case, pursuant to subsequent amendments to the Forbearance Agreement.

approximately 67% of the Convertible Notes Claims in Classes 4A, 4B and 4C, entered into the Restructuring Support Agreement, which is attached hereto as Exhibit 3.  Pursuant to the Restructuring Support Agreement,(3) the Supporting Noteholders party thereto agreed to support the confirmation of a plan of reorganization consistent with the terms of the Restructuring Support Agreement. The Plan proposed by the Debtors is consistent with the Restructuring Support Agreement and is supported by the parties to the Restructuring Support Agreement.

The Restructuring Support Agreement contains customary terms, including an agreement among the Debtors and the Supporting Noteholders to support a plan of reorganization that is consistent with the Restructuring Support Agreement and an agreement by the parties to negotiate in good faith regarding necessary documentation (including, but not limited to, (i) this Disclosure Statement and any motion seeking the approval hereof, (ii) the order approving the Disclosure Statement, (iii) the Confirmation Order, (iv) the ballots for voting on the Plan, (v) the motion to approve the form of the ballots and any solicitation of the Plan, (vi) any documentation relating to the New Secured Notes and (vii) the post-emergence organizational documents, equity holder-related agreements or other related documents to be executed on or before the Effective Date), and to refrain from supporting any plans of reorganization other than the Plan. In addition, the consensual use of cash collateral is an integral part of the Restructuring Support Agreement.

The Restructuring Support Agreement permits the Required Supporting Secured Noteholders or the Required Supporting Unsecured Noteholders to terminate the agreement upon the occurrence (or failure to occur) of certain events, including:

(i)                                     the Petition Date shall not have occurred on or before October 30, 2018;

(ii)                                  the Company shall have failed to file the Plan and the Disclosure Statement on the Petition Date;

(iii)                               the Court shall not have entered the Interim Cash Collateral Order on or before the date that is five (5) days after the Petition Date;

(iv)                              the Court shall not have entered the Disclosure Statement Order, the Final Cash Collateral Order or the RSA Order on or before the date that is forty (40) days after the Petition Date;

(v)                                 the Court shall not have entered the Confirmation Order on or before the date that is eighty (80) days after the Petition Date;

(vi)                              the Effective Date shall not have occurred by the date that is ninety five (95) days after the Petition Date; and

(3)                                 This summary is qualified in its entirety by the Restructuring Support Agreement.  To the extent that any provision of this summary is inconsistent with the Restructuring Support Agreement, the Restructuring Support Agreement will control.

(vii)                           the termination of the Purchase Agreement.

The Restructuring Support Agreement contemplates, among other things, that as long as the Restructuring Support Agreement remains in effect, the Debtors and the other parties to the Restructuring Support Agreement each agree to use commercially reasonable efforts to support and consummate the restructuring transactions (the “Restructuring Transactions”) contemplated in the Restructuring Support Agreement. The Restructuring Support Agreement also includes a customary “fiduciary out” provision.

A hearing on the Debtor’s motion to assume the Restructuring Support Agreement was held on [•], 2018, and the RSA Order was entered on the same date.

2.4                               Iroko Acquisition.

(a)                                                         Exploration of Strategic Alternatives.

As described above in Section 2.3(c), in order to address the Company’s continued non-compliance with the continued listing requirements for the listing of its common stock on the Nasdaq Capital Market at such time, the potential consequences under the 5.50% Indenture, the 6.50% Indenture and the First Lien Secured Notes Indenture related thereto, and the Company’s ongoing assessment of its financial condition and liquidity, in the second and third quarters of 2018, the Company engaged a number of financial advisors to explore a variety of strategic alternatives.  On March 21, 2018, the Company engaged Leerink as a financial advisor in connection with a potential acquisition transaction or capital raising transaction.   During the second quarter of 2018, Leerink identified several potential acquisition opportunities for marketed products of certain third-party pharmaceutical companies, including Iroko, and the Company and Leerink commenced initial negotiations and due diligence with respect to certain of those targets, which continued into July 2018. As certain of these discussions progressed into August and September 2018, the combination of a potential restructuring of the Company’s indebtedness and the Iroko Acquisition increasingly appeared to present the most viable alternative for the Company to restore its financial condition and operations to achieve a competitive and sustainable cost structure and to preserve and enhance its going concern value.

(b)                                                         Iroko.

Iroko is a privately-held company formed under the laws of the British Virgin Islands and based in Philadelphia, Pennsylvania. Iroko is a global specialty pharmaceutical company focused on developing and commercializing innovative treatment options for responsible pain management. Iroko markets three FDA-approved low-dose SoluMatrix® NSAIDs, VIVLODEX® (“VIVLODEX”), TIVORBEX® (“TIVORBEX”), and ZORVOLEX® (“ZORVOLEX”), as well as INDOCIN® (indomethacin) oral suspension and suppositories (“INDOCIN”) and has a number of other development-stage product candidates.

(c)                                                          Negotiations with Iroko.

In the second quarter of 2018, Iroko and the Company commenced formal discussions regarding a potential acquisition of substantially all of Iroko’s assets by the Company. The parties exchanged extensive confidential financial and business information in order to conduct their respective due diligence and assess whether a transaction was viable and in their respective best interests. Multiple proposals regarding the business terms of a proposed acquisition were exchanged among the parties, and numerous meetings, conferences, and negotiations were held.

The Debtors and their advisors engaged in an exhaustive evaluation of an acquisition of Iroko’s assets, including a full analysis of potential synergies to be realized, integration risks, costs attendant to implementation of an acquisition, and a host of other factors. On October 30, 2018, after concluding that the Iroko Acquisition was in the best interests of their respective stakeholders and should be expeditiously pursued, Iroko, Egalet Corporation and Egalet US Inc. entered into the Purchase Agreement, providing for the Iroko Acquisition.

(d)                                                         The Purchase Agreement.(4)

Structure

The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Egalet US Inc. will acquire certain assets and rights of Iroko, referred to in the Purchase Agreement as the “Transferred Assets” and assume certain liabilities of Iroko, referred to in the Purchase Agreement as the “Assumed Liabilities.”  The Purchase Agreement also contemplates that Iroko will retain certain of its assets and rights, referred to in the Purchase Agreement as the “Excluded Assets,” and all liabilities and obligations other than the Assumed Liabilities, which retained liabilities and obligations are referred to in the Purchase Agreement as “Excluded Liabilities.” The Iroko Acquisition is to be effectuated pursuant to, and is conditioned upon, among other things, the occurrence of the Effective Date under the Plan.

Consideration

Subject to the terms and conditions of the Purchase Agreement, at the closing of the Iroko Acquisition, as consideration for the Transferred Assets, in addition to the assumption of the Assumed Liabilities, Reorganized Corp will issue to Iroko (or its designees) (i) $45 million in aggregate principal amount of the Series A-2 Notes and (ii) 49.0% of the aggregate number of shares of New Egalet Common Stock outstanding on the Effective Date (without giving effect to any shares issued or to be issued pursuant to the Management Incentive Plan), a portion of which may be issuable in the form of warrants in the accordance with the terms of the Purchase Agreement. The consideration will also include the Iroko Royalty (as defined below).

In addition, as consideration for certain pre-closing inventory purchases and regulatory fees to be paid by Iroko, at the closing of the transactions contemplated by the Purchase Agreement, Reorganized Corp will issue to Iroko an unsecured promissory note in the aggregate principal amount of $4,500,000 as reimbursement for such amounts (the “Interim Payments Note”).  In connection with the issuance of the Series A-2 Notes, on the Effective Date, Iroko and Egalet Corporation will also enter into a New Royalty Rights Agreement (as defined below).

(4)                                 This summary is qualified in its entirety by the Purchase Agreement.  To the extent that any provision of this summary is inconsistent with the Purchase Agreement, the Purchase Agreement will control.

Iroko Royalty

Subject to the terms and conditions of the Purchase Agreement, during the Royalty Term (as defined below), Iroko will be entitled to receive the Royalty Payments (as defined in the Purchase Agreement) (the “Iroko Royalty”) from Reorganized Corp based upon Indocin Net Sales (as defined in the Purchase Agreement).  The “Royalty Term” will commence on the later of January 1, 2019 and the Closing Date (as defined in the Purchase Agreement) and end on the tenth anniversary of the Closing Date. The Iroko Royalty shall be payable quarterly during the Royalty Term.  For the fiscal year ending December 31, 2019, the Iroko Royalty will be equal to: 15% of Indocin Net Sales greater than $20 million for the period from the Closing Date through December 31, 2019; and for each subsequent fiscal year during the Royalty Term, the Iroko Royalty will be equal to 20% of annual Indocin Net Sales for such fiscal year greater than $20 million.  The Iroko Royalty target will be prorated for any fiscal year during the Royalty Period that is not a full fiscal year in accordance with the terms of the Purchase Agreement.

Board of Directors; Reorganized Corp Shareholder Agreement

On the Effective Date, the term of each member of the current boards of directors of the Debtors shall expire.  The board of Reorganized Corp on the Effective Date shall consist of seven (7) members: (i) the Iroko Directors, (ii) the current Chief Executive Officer of Egalet Corporation, (iii) the current Chairman of the Board of Directors of Egalet Corporation, (iv) the Secured Director, (v) the Convertible Director, and (vi) the Joint Director.  The identity of the individuals that will serve on the new board of directors of the Reorganized Debtors and the officers of the Reorganized Debtors will be identified in the Plan Supplement.  Following the Effective Date, the appointment and removal of the members of the board of each of the Reorganized Debtors shall be governed by the terms of each Reorganized Debtor’s respective corporate governance documents, including, with respect to Reorganized Corp, the Reorganized Corp Shareholder Agreements. On the Effective Date, the Reorganized Debtors shall enter into one or more agreements regarding board structure and director rights, which shall include provisions consistent in all material respects with the terms described on Exhibit B to the Plan and be in form and substance reasonably acceptable to the Required Supporting Noteholders and Iroko.

In connection with the closing of the transactions contemplated by the Purchase Agreement, Reorganized Corp and Iroko will also enter into the Reorganized Corp Shareholder Agreement pursuant to which, among other things, Iroko will agree to customary lock-up and standstill provisions with respect to its New Egalet Common Stock.  The Reorganized Corp Shareholder Agreement will also provide Iroko with certain rights related to the designation, appointment, replacement and removal of the Iroko Directors.

Covenants, Representations and Warranties

The Debtors and Iroko have each made customary covenants in the Purchase Agreement, including, among others, covenants relating to confidentiality and regulatory matters (including anti-trust filings), as well as covenants to conduct their respective businesses in the ordinary between the execution of the Purchase Agreement and the consummation of the Iroko

Acquisition (subject to certain exceptions, including the implementation of the transactions contemplated by the Plan on the terms described therein). In addition, the Purchase Agreement contains provisions that restrict each party’s ability to initiate, solicit, or knowingly encourage or facilitate competing third-party proposals for any transaction involving a merger of such party or the acquisition of a significant portion of its stock or assets, subject to certain exceptions. Further, Iroko and certain of its affiliates have agreed to certain restrictive covenants including with respect to non-competition and non-solicitation of customers, suppliers and employees for periods of up to 18 months following the Closing Date.

In addition, as compensation for certain royalty payments payable by Iroko to third parties following the closing of the Iroko Acquisition, pursuant to the Purchase Agreement, the Debtors have agreed to pay to Iroko, on a quarterly basis, with respect to any payments or proceeds whatsoever arising from a Naproxen Product, Tivorbex Product or Zorvolex Product (each as defined in the Purchase Agreement), five percent (5%) of Net Sales (as defined in the Purchase Agreement) and certain other amounts in respect of a sublicense of any such product.

The Debtors and Iroko have also made customary representations and warranties regarding their respective businesses, including representations and warranties regarding organization, due authority, their respective financial statements, intellectual property matters, tax matters, compliance with law, their respective material contracts, sufficiency of assets, employee and employee benefit matters and regulatory matters.

Conditions

Consummation of the Iroko Acquisition is subject to certain conditions, including, among others: (i) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino Act”); (ii) the absence of any order or injunction prohibiting the consummation of the Iroko Acquisition; (iii) approval of the Plan and entry of the Confirmation Order; (iv) subject to certain exceptions, the accuracy of representations and warranties of the Debtors or Iroko contained in the Purchase Agreement as if made on the closing date; (v) each of the Debtors and Iroko having performed their respective obligations pursuant to the Purchase Agreement; (vi) the receipt of certain third party consents and release of liens on Transferred Assets; (vii) the filing of certain information with the FDA and there being no recall of Iroko’s or Egalet’s products, (viii) Reorganized Corp having (A) an aggregate cash balance of at least $10.2 million minus a buffer of fifteen percent (15%) of that amount and (B) current liabilities of no more than $40.93 million plus a buffer of 7.5% of that amount, in each case, as of the closing date of the Iroko Acquisition and after giving effect to the Plan, (ix) Reorganized Corp having no outstanding indebtedness other than the New Secured Notes and the Interim Payments Note, and (x) no Material Adverse Effect (as defined in the Purchase Agreement) having occurred with respect to Iroko’s or Egalet’s respective businesses.

Termination

The Purchase Agreement contains certain termination rights for the Debtors and Iroko, including (i) by mutual written consent of Iroko and the Debtors, (ii) in the event of certain breaches or inaccuracies of a representation, warranty or covenant that, if continuing on the closing date would cause certain closing conditions to be unsatisfied, (iii) if any governmental authority enjoins the Iroko Acquisition or the Debtors convert the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code.  In addition, the Purchase Agreement automatically terminates without any further notice or action by the Debtors or Iroko on the earliest to occur of the following dates:  (i) the date that is five (5) days after the date of the Purchase Agreement unless the Petition Date shall have occurred; (ii) the date that is 120 days after the Petition Date unless the Plan has been confirmed by the Bankruptcy Court pursuant to the Confirmation Order and the Confirmation Order is in full force and effect and has not been stayed, modified or vacated; and (iii) January 31, 2019; provided that the Debtors and Iroko may mutually agree in writing, each in its sole discretion, to extend any such deadlines or milestones. If the Purchase Agreement is terminated, under certain circumstances, the Debtors may be required to reimburse a portion of Iroko’s transaction fees up to a maximum aggregate amount of $1,500,000 (the “Buyer Reimbursement Obligation”).  Within ten (10) Business Days after the Petition Date, the Debtors are required to file with the Bankruptcy Court a motion, in form and substance reasonably satisfactory to Iroko, seeking approval of the Buyer Reimbursement Obligation as an administrative expense of the Debtors’ Chapter 11 Cases under section 503(b) of the Bankruptcy Code.

Indemnification

Iroko and the Debtors have agreed to indemnify each other and certain of their respective affiliates and related persons from and against certain Damages (as defined in the Purchase Agreement) including Damages resulting from breaches of representations, warranties and covenants.  In addition, Iroko has agreed to indemnify the Debtors from and against any Damages related to Excluded Liabilities and Excluded Assets (each as defined in the Purchase Agreement) and the Debtors have agreed to indemnify Iroko from and against any Damages related to the Assumed Liabilities and certain liabilities related to the Plan and this Disclosure Statement.

Iroko’s indemnification obligations pursuant to the Purchase Agreement will be supported by (i) a right of set-off in favor of the Debtors against amounts otherwise owed to Iroko by the Debtors, including with respect to the Series A-2 Notes, the New Royalty Rights Agreements, and the Iroko Royalty, and (ii) a right of recoupment.  In addition, certain affiliates of Iroko have agreed to indemnify the Debtors against Damages relating to Excluded Liabilities in certain circumstances and subject to certain limitations.

Each party’s indemnification obligations are subject to customary caps, deductibles, survival periods and other limitations.

Services Agreements

As part of the Purchase Agreement, Iroko and the Debtors will enter into a transition services agreement, pursuant to which, in order to assist the Debtors with the integration of Iroko’s business following the Effective Date, Iroko will provide the Debtors certain transition services for specified periods of time in exchange for the payment of agreed-upon amounts or other appropriate consideration for such services. In addition, on the date of the Purchase

Agreement, Egalet Corporation entered into two separate master services agreements with each of Athilio Pharma, LLC (“Athilio”) and 42 North, LLC (“42 North”) pursuant to which Athilio and 42 North will provide certain services to the Debtors with respect to Iroko’s business and the transition thereof.

Registration Rights Agreement

In connection with the closing of the transactions contemplated by the Purchase Agreement, Egalet Corporation and Iroko will enter into a registration rights agreement pursuant to which Egalet Corporation will grant to Iroko customary demand and piggyback registration rights with respect to the shares of New Egalet Common Stock issued as consideration to Iroko.

Stockholder Agreement

In connection with the closing of the transactions contemplated by the Purchase Agreement, Egalet Corporation and Iroko will also enter into the Reorganized Corp Shareholder Agreement pursuant to which, among other things, Iroko will agree to customary lock-up and standstill provisions with respect to the New Egalet Common Stock.  The Reorganized Corp Shareholder Agreement will also provide Iroko with certain rights related to the designation, appointment, replacement and removal of two directors on the board of directors of Egalet Corporation.

(e)                                                          The Reorganized Debtors’ Business.

Following the Effective Date and the consummation of the Iroko Acquisition, the Reorganized Debtors will operate under the “Egalet” name and will market six commercial products: SPRIX Nasal Spray, OXAYDO, INDOCIN, VIVLODEX, TIVORBEX and ZORVOLEX.  Following the Effective Date, the Reorganized Debtors will have a dedicated internal sales force that will target pain medicine physicians, primary care physicians, nurse practitioners, orthopedic surgeons and neurologists in the United States with the intent to build awareness and increase adoption of the Reorganized Debtors products. The Reorganized Debtors also intend to continue to look for partnerships similar to their ongoing relationships with OraPharma and Ascend to bring SPRIX to specialists the Company cannot reach with its internal salesforce.

The Iroko Acquisition is expected to result in cross-selling opportunities for the Reorganized Debtors sales force and various other synergies. More specifically, the Iroko Acquisition enables the filing of the Plan providing for an increased recovery by creditors of the Debtors as compared to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code, and the combined company is expected to become a more profitable and financially stable company, better able to compete and respond to the competitive challenges and cyclical business conditions.

The Reorganized Debtors will be headquartered in Wayne, Pennsylvania. Robert S. Radie, the current President and Chief Executive Officer of the Debtors, will continue to serve as the President and Chief Executive Officer of the Reorganized Debtors and the other directors and officers of the Reorganized Debtors will be as set forth in the Plan and/or Plan Supplement.

Pro forma financial information of the Reorganized Debtors after giving effect to the Iroko Acquisition is included in the financial projections attached hereto as Exhibit 4.

ARTICLE III.

DESCRIPTION OF THE DEBTORS’ CHAPTER 11 CASES

3.1                               Continuation of the Businesses after the Petition Date.

(a)                                                         General Case Background.

On October [•], 2018, each of the Debtors filed voluntary petitions in the Bankruptcy Court for relief under chapter 11 of the Bankruptcy Code.  Pursuant to an order of the Bankruptcy Court dated [•], 2018, the Chapter 11 Cases are being jointly administered for procedural purposes under Case Number [•].  The [•] is presiding over the Chapter 11 Cases.  The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.  As of the date hereof, no request has been made for the appointment of a trustee or examiner in these cases.

(b)                                                         Employment and Compensation of Professionals.

To assist them in carrying out their duties as debtors in possession, and to otherwise represent their interests in the Chapter 11 Cases, the Debtors, subject to Bankruptcy Court approval, retained:

•                                          Dechert as bankruptcy counsel;

•                                          Young Conaway Stargatt & Taylor, LLP (“Young Conaway”) as Delaware local counsel;

•                                          Piper Jaffray as investment banking financial advisor;

•                                          BRG as financial advisor;

•                                          Leerink as investment banker with respect to the Iroko Acquisition;

•                                          Kurtzman Carson Consultants LLC as claims and noticing agent and administrative advisor; and

•                                          KPMG LLP as tax and accounting consultants.

On [•], 2018, the Bankruptcy Court entered an order approving the retention of [•].  On [•], 2018, the Bankruptcy Court entered orders approving the retention of [•].  On [•], 2018, the Bankruptcy Court entered an order approving the retention of [•].

(c)                                                          Customary “First Day” Orders.

To minimize the possible disruption to the Debtors upon the filing of these Chapter 11 Cases, among other reasons, on the Petition Date, the Debtors filed the following motions with the Bankruptcy Court:

a.                                      Debtors’ Motion for an Order Pursuant to Bankruptcy Rule 1015 and Local Rule 1015-1 Authorizing the Joint Administration of Related Chapter 11 Cases;

b.                                      Debtors’ Application for an Order, Pursuant to 28 U.S.C. § 156(c), Bankruptcy Rule 2002(f), and Local Rule 2002-1(f), Appointing Kurtzman Carson Consultants LLC as Claims and Noticing Agent, Nunc Pro Tunc to the Petition Date;

c.                                       Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to Pay Certain Prepetition Taxes and Assessments in the Ordinary Course of Business and (II) Authorizing Banks to Honor and Process Check and Electronic Transfers Related Thereto;

d.                                      Debtors’ Motion for Entry of an Order (I) Authorizing the Debtors to (A) Continue Prepetition Insurance Programs; (B) Pay any Prepetition Premiums and Related Obligations; and (C) Renew or Enter Into New Insurance Arrangements; and (II) Granting Related Relief;

e.                                       Motion of Debtors for Entry of Interim and Final Orders Approving (I) the Debtors’ Continued Maintenance of Their Existing Bank Accounts and Use of Their Cash Management System, (II) the Payment of Certain Obligations Related Thereto, (III) the Continuation of Intercompany Transactions, (IV) Administrative Expense Status for Postpetition Intercompany Claims, (V) the Debtors’ Continued Use of Existing Business Forms, and (VI) Granting the Debtors a Waiver of the Requirements Contained in Section 345(b) of the Bankruptcy Code;

f.                                        Motion of Debtors for Interim and Final Orders Authorizing (I) the Payment of Prepetition Wages and Salaries, and Other Compensation and (II) the Payment and Honoring of Prepetition Employee Policies and Benefits;

g.                                       Debtors’ Motion for Entry of Interim and Final Orders (A) Authorizing the Debtors to Use Cash Collateral, (B) Granting Adequate Protection, (C) Modifying the Automatic Stay and (B) Granting Related Relief;

h.                                      Motion of Debtors for Entry of Order Authorizing Debtors to Honor Certain Prepetition Obligations to Customers and Continue Customer Programs;

i.                                          Motion of Debtors for Interim and Final Orders (I) Determining that Utility Providers Have Been Provided with Adequate Assurance of Payment, (II) Prohibiting Utility Providers from Altering, Refusing, or Discontinuing Service on Account of Prepetition Invoices, (III) Approving Deposit as Adequate Assurance of Payment, and (IV) Establishing Procedures for Resolving Requests by Utility Providers for Additional Adequate Assurance of Payment;

j.                                         Debtors’ Motion for Entry of an Order Extending the Time, and Upon Plan Confirmation, Waiving the Requirement, to File Schedules and Statements and Reports of Financial Information;

k.                                      Debtors’ Motion for an Order Authorizing Payment of Prepetition Claims of Certain Critical Vendors Pursuant to 11 U.S.C. §§ 105(a) and 1108 and Fed. R. Bankr. P. 6003 and 6004; and

l.                                          Debtors’ Motion Pursuant to 11 U.S.C. §§ 362 & 105(a) for Entry of Interim and Final Orders Establishing Notification and Hearing Procedures and Approving Restrictions on Certain Transfers of Interests in the Debtors’ Estates.

On [•], 2018, the Bankruptcy Court entered orders granting the relief requested in each of these motions (certain of which on an interim basis), with certain modifications.  On [•], 2018, the Bankruptcy Court entered final orders granting the relief previously approved on an interim basis.

3.2                               Case Administration.

(a)                                                         Exclusivity.

Under the Bankruptcy Code, a debtor has the exclusive right to file a plan or plans for an initial period of 120 days from the date on which the debtor filed its bankruptcy petition.  If a debtor files a plan within this exclusive period, then the debtor has the exclusive right for 180 days from the Petition Date to solicit acceptances of its plan.  During these exclusive periods, no other party in interest may file a competing plan.  A court may extend these periods upon request of a party in interest and “for cause.”

The Debtors’ initial exclusive filing period expires on February 25, 2019, and the Debtors’ initial exclusive solicitation period expires on April 25, 2019.

(b)                                                         Claims.

The Debtors have estimated the approximate amount of Allowed Claims and have set forth such estimates in the table set forth in Article I above.

THESE ESTIMATES ARE PRELIMINARY AND TENTATIVE GIVEN THE LIMITED REVIEW AND ANALYSIS UNDERTAKEN BY THE DEBTORS TO DATE.  THESE AMOUNTS REPRESENT ESTIMATES BY THE DEBTORS BASED ON CURRENT INFORMATION ONLY.  THE DEBTORS MAKE NO REPRESENTATION AS TO THE EXTENT THESE ESTIMATES ULTIMATELY PROVE ACCURATE IN LIGHT OF ACTUAL CLAIMS AND THE RESOLUTION OF CLAIMS DISPUTES.  FOR INFORMATION REGARDING THE LIMITATIONS OF AND UNCERTAINTIES RELATING TO THESE ESTIMATES, SEE ARTICLE XI BELOW (“CERTAIN RISK FACTORS TO BE CONSIDERED”).

ARTICLE IV.

THE PLAN(5)

4.3                               Overview of Chapter 11.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the Debtors as of the Petition Date.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan is the principal objective of a chapter 11 case.  A plan sets forth the means for satisfying claims against and interests in a debtor.  Confirmation of a plan by the bankruptcy court makes the plan binding upon the debtor, any Person acquiring property under the plan and any creditor or equity interest holder of a debtor.

In general, a chapter 11 plan (a) divides claims and equity interests into separate classes, (b) specifies the property, if any, that each class is to receive under the plan, and (c) contains other provisions necessary to the reorganization or liquidation of the debtor and that are required or permitted by the Bankruptcy Code.  Under section 1124 of the Bankruptcy Code, a class of claims is “Impaired” under a plan unless the plan (i) leaves unaltered the legal, equitable, and contractual rights of each holder of a claim in such class, or (ii) provides, among other things, for the cure of existing defaults and reinstatement of the maturity of claims in such class.

Pursuant to section 1125 of the Bankruptcy Code, acceptance or rejection of a plan may not be solicited after the commencement of the chapter 11 cases until such time as the court has approved a disclosure statement as containing adequate information.  Pursuant to section 1125(a) of the Bankruptcy Code, “adequate information” is information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan.

(5)                                 This summary is qualified in its entirety by the Plan.  To the extent that any provision of this summary is inconsistent with the Plan, the Plan will control.

To satisfy applicable disclosure requirements, the Debtors submit this Disclosure Statement to holders of Claims that are Impaired and not deemed to have rejected the Plan.

4.4                               Overview of the Plan.

(a)                                                         General.

THE FOLLOWING IS A SUMMARY OF SOME OF THE SIGNIFICANT ELEMENTS OF THE PLAN.  THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN AND THE EXHIBITS AND SCHEDULES THERETO.  YOU SHOULD READ THE PLAN IN ITS ENTIRETY BEFORE VOTING TO ACCEPT OR TO REJECT THE PLAN.

The Plan classifies Claims and Interests separately in accordance with the Bankruptcy Code and provides different treatment for different Classes of Claims and Interests.  The Plan separates the various Claims (other than those that do not need to be classified) and Interests into ten (10) separate Classes.  These Classes take into account the differing nature and priority of Claims against, and Interests in, the Debtors.  Unless otherwise indicated, the characteristics and amounts of the Claims or Interests in the following Classes are based on the books and records of the Debtors.

This Section summarizes the treatment of each of the Classes of Claims and Interests under the Plan, and describes other provisions of the Plan.  Only holders of Allowed Claims — Claims that are not disputed, contingent, or unliquidated in amount and are not subject to an objection or an estimation request — are entitled to receive distributions under the Plan.  For a more detailed description of the definition of “Allowed,” see Article I(A)(9) of the Plan.  Until a Disputed Claim becomes Allowed, no distribution of Cash, securities and/or other instruments or property otherwise available to the holder of such Claim will be made.

The Debtors believe that they and the other parties appointed pursuant to the Plan will be able to perform their respective obligations under the Plan.  Also, the Debtors believe that the Plan provides for equitable treatment for the holders of Claims and Interests.

The Confirmation Date will be the date on which the Bankruptcy Court enters the Confirmation Order.  The Effective Date will be a day, as determined by the Debtors with the consent of the Required Supporting Noteholders and Iroko that is the Business Day on or after all conditions to substantial consummation of the Plan have been satisfied or waived in whole or in part by the Debtors and the Required Supporting Noteholders, as applicable.

Other than as specifically provided in the Plan, the treatment under the Plan of each Claim and Interest will be in full satisfaction, settlement, release and discharge of all Claims or Interests.  Except as otherwise provided in the Plan or the Confirmation Order, all consideration necessary for the Reorganized Debtors to make Cash payments pursuant to the Plan will be obtained from the existing Cash balances of the Debtors and the Rights Offering, if applicable.

All Claims and Interests, except Administrative Claims, Professional Fee Claims, and Priority Tax Claims (the “Unclassified Claims”), are placed in the Classes described below and set forth in Article IV of the Plan.  In accordance with section 1123(a)(1) of the Bankruptcy Code, the holders of the Unclassified Claims are not entitled to vote on the Plan.  A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

Until a Claim Not Subject to Allowance has been (i) paid in full in accordance with applicable nonbankruptcy law, subject to sections 365(c), 365(e), 502(b)(4), 502(b)(6), 502(b)(7) and 541(c) of the Bankruptcy Code, or paid or otherwise disposed of on terms agreed to between the holder of such Claim and the Debtors or Reorganized Debtors, or in accordance with the terms and conditions of the particular transaction giving rise to such Claim or (ii) otherwise satisfied or disposed of as determined by a court of competent jurisdiction; (a) the provisions of Articles VII.I., IX.D., IX.F., and IX.H. of the Plan shall not apply with respect to such Claim, (b) such Claim shall not be deemed settled, satisfied, resolved, released, discharged, barred or enjoined by any provision of the Plan, and (c) the property of each Debtors’ Estates that vests in the applicable Reorganized Debtor pursuant to Section IX(B) of the Plan shall not be free and clear of such Claims (provided that, for the avoidance of doubt, upon the satisfaction of either of the foregoing clauses (i) or (ii), clauses (a) through (c) of this sentence shall no longer apply).  Holders of Claims Not Subject to Allowance shall not be required to file a Proof of Claim with the Bankruptcy Court.  Holders of Claims Not Subject to Allowance who did not file Claims shall not be subject to any Claims resolution process in Bankruptcy Court in connection with their Claims, and shall retain all their rights under applicable nonbankruptcy law to pursue their Claims against the Debtors or Reorganized Debtors or other Person or Entity in any forum with proper jurisdiction over the parties. The Debtors, the Reorganized Debtors and any other Person or Entity shall retain all rights, legal or equitable defenses, counterclaims, rights of setoff, and rights of recoupment as to Claims Not Subject to Allowance to the extent such rights, defenses, counterclaims, rights of setoff and rights of recoupment exist under applicable nonbankruptcy law as augmented by sections 365(c), 365(e), 502(b)(4), 502(b)(6), 502(b)(7) and 541(c) of the Bankruptcy Code.  If the Debtors, the Reorganized Debtors or any other Person or Entity dispute any Claim Not Subject to Allowance, such dispute shall be determined, resolved or adjudicated in accordance with the applicable nonbankruptcy law as modified by sections 365(c), 365(e), 502(b)(4), 502(b)(6), 502(b)(7) and 541(c) of the Bankruptcy Code.  Notwithstanding the foregoing, any holder of a Claim Not Subject to Allowance who Files a Proof of Claim shall be subject to the Article VII of the Plan unless and until such holder withdraws such Proof of Claim, and nothing herein limits the retained jurisdiction of the Court under the Plan.

(b)                                                         Purpose and Effects of the Plan.

The overall purpose of the Plan is to restructure the Debtors’ Estates in a manner designed to efficiently maximize recovery to stakeholders.  The Debtors have sought to achieve this purpose through the Iroko Acquisition, a debt for equity restructuring of the 5.50% Convertible Notes and 6.50% Convertible Notes, the issuance of the New Secured Notes and the other transactions contemplated by the Plan.

1.                                      Professional Fee Claims.

The Plan provides that holders of Professional Fee Claims shall file their respective final fee applications for the allowance of compensation for services rendered and reimbursement of expenses incurred from and after the Petition Date through the Effective Date by no later than the date that is sixty (60) days after the Effective Date, or such other date that may be fixed by the Bankruptcy Court.  ANY PERSON THAT FAILS TO FILE SUCH APPLICATION ON OR BEFORE SUCH DATE WILL BE FOREVER BARRED FROM ASSERTING SUCH PROFESSIONAL FEE CLAIM AGAINST THE DEBTORS, THE REORGANIZED DEBTORS OR THEIR PROPERTY AND THE HOLDER THEREOF WILL BE ENJOINED FROM COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS OR ACT TO COLLECT, OFFSET OR RECOVER SUCH CLAIM.

Objections to Professional Fee Claims, if any, will be required to be filed and served pursuant to the procedures set forth in the Confirmation Order no later than fourteen (14) days after the Effective Date or on such other date as established by the Bankruptcy Court.

Professionals shall estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services before and as of the Effective Date and shall deliver such estimate to the Debtors no later than one Business Day before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of filed Professional Fee Claims. On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount, which shall be maintained in trust solely for the Professionals.

(c)                                                          Description and Treatment of Unclassified Claims.

In accordance with section 1123(a)(1) of the Bankruptcy Code, fees of the United States Trustee (“United States Trustee Fees”), Administrative Claims, Professional Fee Claims and Priority Tax Claims are not classified under the Plan.  To confirm the Plan, the Unclassified Claims must be paid in full or in a manner otherwise agreeable to the holders of those Claims.

1.                                      United States Trustee Fees.

All fees payable on or before the Effective Date pursuant to section 1930 of title 28 of the United States Code shall be paid by the Debtors on or before the Effective Date and all such fees payable after the Effective Date shall be paid by the applicable Reorganized Debtor.

2.                                      Administrative Claims.

Except to the extent a holder of an Administrative Claim already has been paid during the Chapter 11 Cases or such holder agrees to less favorable treatment with respect to such holder’s Claim, each holder of an Administrative Claim (other than the Transaction Expenses) shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, its Administrative Claim, Cash equal to the unpaid portion of its Administrative Claim, to be paid on the latest of:  (a) the Effective Date, or as soon as reasonably practicable thereafter; (b) the date such Allowed Administrative Claim becomes due and payable, or as soon as reasonably practicable thereafter; or (c) such other date as may be agreed upon between the holder of such Administrative Claim and the Debtors (with the consent of the Required Supporting Noteholders) or the Reorganized Debtors, as the case may be.

3.                                      Professional Fee Claims.

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through the Effective Date, must be Filed and served on the Reorganized Debtors, counsel to the Reorganized Debtors, the United States Trustee, counsel to each of the Supporting Noteholders, counsel to the Creditors’ Committee, if any, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Court no later than sixty (60) days after the Effective Date.  Objections to any timely-filed Professional Fee Claims must be filed and served no later than fourteen (14) days following the timely filing of such Professional Fee Claims.  All such final requests will be subject to approval by the Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court in the Chapter 11 Cases.

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount.  The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals.  Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The full Allowed amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by a Final Order.  When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors, without any further action or order of the Bankruptcy Court.

Professionals shall estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services before and as of the Effective Date and shall deliver such estimate to the Debtors no later than one Business Day before the Effective Date.  If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional incurred in rendering services before and as of the Effective Date.  Each Professional’s final request for payment of filed Professional Fee Claims, and the amounts payable on account of such Professional Fee Claims, shall not exceed such estimate.  The total amount estimated pursuant to this section shall comprise the Professional Fee Reserve Amount.

The Transaction Expenses payable by the Debtors will constitute Allowed Administrative Claims and will be paid on a current basis in full in Cash pursuant to (and subject to) the Restructuring Support Agreement without the need to file a proof of such Claim and without further order of the Court. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, will pay the Transaction Expenses that have accrued and are unpaid as of the

Effective Date.  Notwithstanding anything to the contrary in the Plan or the Restructuring Support Agreement, the Debtors and the Reorganized Debtors will no longer be responsible for paying any Transaction Expenses incurred after the Effective Date.  For the avoidance of doubt, any Transaction Expenses incurred but not yet paid on or prior to the Effective Date will be payable by the Reorganized Debtors after the Effective Date.

4.                                      Priority Tax Claims.

Except to the extent a holder of a Priority Tax Claim agrees to a different treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Priority Tax Claim, each such holder shall be paid, at the option of the Debtors, with the consent of the Required Supporting Noteholders, (i) in the ordinary course of the Debtors’ business, consistent with past practice; provided, however, that in the event the balance of any such Claim becomes due during the pendency of the Bankruptcy Cases and remains unpaid as of the Effective Date, the holder of such Claim shall be paid in full in Cash on the Effective Date, or (ii) in installment payments over a period of time not to exceed five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code.

(d)                                                         Description of Classification and Treatment of Claims and Interests Pursuant to the Plan.

This Section summarizes the treatment of each of the Classes of Claims against and Interests in the Debtors under the Plan.  For a more detailed description of the treatment of each Class of Claims and Interests, please refer to Section 4 of the Plan.

1.                                      Classes 1A, 1B and 1C: Other Priority Claims.

Classes 1A, 1B, and 1C consist of all Other Priority Claims.

Except to the extent that a holder of an Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Other Priority Claim, each such holder shall be paid, to the extent such Claim has not already been paid during the Chapter 11 Cases, in full in Cash in the ordinary course of business by the Debtors or the Reorganized Debtors, as applicable, on or as soon as reasonably practicable after the Effective Date.

Classes 1A, 1B, and 1C are Unimpaired under the Plan.  Holders of Other Priority Claims in Classes 1A, 1B, and 1C are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

2.                                      Class 2A, 2B and 2C: Other Secured Claims.

Classes 2A, 2B, and 2C consist of all Other Secured Claims.

Except to the extent that a holder of an Other Secured Claim, together with the Debtors and the Required Supporting Noteholders, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Other Secured Claim, each such Other Secured Claim shall be Reinstated, or, at the option of the Debtors or the Reorganized Debtors with the consent of the Required Supporting Noteholders, each holder of an Other Secured Claim shall receive, either (i) Cash in the full amount of such Other Secured Claim, including any post-petition interest allowed pursuant to section 506(b) of the Bankruptcy Code, (ii) the net proceeds of the sale or disposition of the collateral securing such Other Secured Claim to the extent of the value of the holder’s secured interest in such collateral, (iii) the collateral securing such Other Secured Claim, or (iv) such other Distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code on account of such Other Secured Claim.

Classes 2A, 2B, and 2C are Unimpaired under the Plan.  Holders of Other Secured Claims in Classes 2A, 2B, and 2C are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

3.                                      Classes 3A, 3B and 3C: First Lien Secured Notes Claims.

Classes 3A, 3B, and 3C consist of all First Lien Secured Notes Claims.

The First Lien Secured Notes Claims shall be deemed Allowed on the Effective Date, without the necessity for any holder of First Lien Secured Notes or the First Lien Secured Notes Trustee to file a Proof of Claim, in the aggregate principal amount of $80,000,000, plus accrued and unpaid interest with respect thereon in the amount of $1,155,556, plus a premium with respect thereto at the optional redemption price on the terms set forth in the First Lien Secured Notes Indenture in the amount of $7,200,000, plus any additional fees, costs, expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, under the First Lien Secured Notes Indenture, including but not limited to fees and expenses of the First Lien Secured Notes Trustee.

On the Effective Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for such Claim, each holder of an Allowed First Lien Secured Notes Claim shall receive its Pro Rata share of (i) $50 million in aggregate principal amount of the Series A-1 Notes, (ii) the First Lien Note Equity Distribution, (iii) $20 million in cash, less the aggregate amount of Adequate Protection Payments (as defined in the Cash Collateral Orders) actually received by holders of First Lien Secured Notes Claims pursuant to the Cash Collateral Orders and (iv) cash in an amount equal to the fees and expenses of the First Lien Secured Notes Trustee (as to which it is anticipated that the First Lien Secured Notes Trustee will exercise its contractual lien rights prior to distribution), to the extent not otherwise paid on or prior to the Effective Date, which will not be paid directly to any holder, but instead will be paid directly to the First Lien Secured Notes Trustee on account of any such fees and expenses; provided, however, that if the Debtors elect to consummate the Rights Offering, the shares of New Egalet Common Stock otherwise allocable to the First Lien Note Equity Distribution shall be distributed pursuant to the Rights Offering, and the holders of First Lien Secured Notes Claims shall receive $10 million in cash instead of the First Lien Note Equity Distribution.

Classes 3A, 3B, and 3C are Impaired under the Plan.  Holders of First Lien Secured Notes Claims in Classes 3A, 3B, and 3C are entitled to vote to accept or reject the Plan.

4.                                      Classes 4A, 4B and 4C: Convertible Notes Claims.

Classes 4A, 4B, and 4C consist of all Convertible Notes Claims.

The Convertible Notes Claims shall be deemed Allowed, without the necessity for any holder of Convertible Notes Claims or the Convertible Notes Trustee to file a Proof of Claim on the Effective Date, in the aggregate principal amount of $48,538,000, plus accrued and unpaid interest with respect thereon in the amount of $1,320,272.56, plus any additional fees, costs, expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, under the Convertible Notes Indentures.

On the Effective Date, or as soon thereafter as reasonably practicable, except to the extent that a holder of an Allowed Convertible Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for such Claim, each holder of an Allowed Convertible Notes Claim shall receive its Pro Rata share (based on the aggregate principal amount of Convertible Notes Claims) of (i) a number of shares of New Egalet Common Stock representing, in the aggregate, 31.62% of the New Egalet Common Stock as of the Effective Date (including any New Egalet Common Stock issuable upon exercise of the New Warrants) (subject to dilution only on account of the Commitment Premium Stock, if any, and the Management Incentive Plan), or New Warrants in lieu of all or any portion of such shares solely to the extent set forth in Article VII(C) of the Plan, and (ii) if the Debtors elect to consummate the Rights Offering and such holder is an Eligible Holder, the Subscription Rights.

Classes 4A, 4B, and 4C are Impaired under the Plan.  Holders of Convertible Notes Claims in Classes 4A, 4B, and 4C are entitled to vote to accept or reject the Plan.

5.                                      Class 5A, 5B and 5C: General Unsecured Claims.

Classes 5A, 5B, and 5C consists of all General Unsecured Claims.

On the Effective Date, or as soon thereafter as reasonably practicable, in full and final satisfaction, settlement, release, and discharge of and in exchange for such General Unsecured Claim, each holder of a General Unsecured Claim shall, at the discretion of the Debtors, and only to the extent such holder’s General Unsecured Claim was not previously paid pursuant to an order of the Court or otherwise: (i) have its General Unsecured Claim Reinstated as an obligation of the Reorganized Debtors, and be paid in the ordinary course of business in accordance with ordinary course terms, or (ii) receive such other treatment as may be agreed between such holder and the Reorganized Debtors.

Classes 5A, 5B, and 5C are Unimpaired under the Plan.  Holders of General Unsecured Claims in Classes 5A, 5B, and 5C are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

6.                                      Class 6A, 6B and 6C:  Intercompany Claims.

Classes 6A, 6B, and 6C consist of all Intercompany Claims.

On the Effective Date, except to the extent that a holder of an Intercompany Claim, with the consent of the Required Supporting Noteholders and Iroko (which consent shall not be unreasonably withheld, conditioned, or delayed), agrees to less favorable treatment (which less favorable treatment may include, among other things, cancellation) all Intercompany Claims shall be Reinstated.

Classes 6A, 6B, and 6C are Unimpaired under the Plan.  Holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

7.                                      Class 7A, 7B and 7C: Subordinated Claims.

Classes 7A, 7B, and 7C consist of all Subordinated Claims.

Subordinated Claims shall be discharged, cancelled, released, and extinguished as of the Effective Date and the holders of Subordinated Claims shall neither receive Distributions nor retain any property under the Plan for or on account of such Subordinated Claims.

Classes 7A, 7B, and 7C are Impaired under the Plan.  Holders of Subordinated Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

8.                                      Class 8A: Equity Interests.

Class 8A consists of all Existing Equity Interests.

Existing Equity Interests shall be discharged, cancelled, released, and extinguished as of the Effective Date and holders of Existing Equity Interests shall neither receive any Distributions nor retain any property under the Plan for or on account of such Equity Interests.

Class 8A is Impaired under the Plan.  Holders of Existing Equity Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

9.                                      Classes 9B and 9C: Intercompany Interests.

Classes 9B and 9C consists of all Intercompany Interests.

On the Effective Date, except to the extent that a holder of an Intercompany Interest, with the consent of the Required Supporting Noteholders (which consent shall not be unreasonably withheld, conditioned, or delayed), agrees to less favorable treatment (which less favorable treatment may include cancellation) all Intercompany Interests shall be Reinstated.  No cash distributions shall be provided on account of Intercompany Interests.

Classes 9B and 9C are Unimpaired under the Plan.  Holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

(e)                                                          Distributions in Respect of Allowed Claims.

1.                                      Record Date for Distributions.

As of the close of business on the Record Date, the various transfer registers for each of the Classes of Claims Subject to Allowance or Equity Interests as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims Subject to Allowance or Equity Interests occurring on or after the Record Date, provided, however, that the foregoing shall not apply to any Convertible Notes Claims or First Lien Secured Notes Claims.  The Debtors and the Reorganized Debtors shall have no obligation to recognize any transfer of any Claims Subject to Allowance or Equity Interests occurring after the Record Date, provided, however, that the foregoing shall not apply to any Convertible Notes Claims or First Lien Secured Notes Claims.

2.                                      Date of Distributions.

Except as otherwise provided in the Plan, Distributions and deliveries under the Plan with respect to Allowed Claims shall be made before the close of business on or as soon as reasonably practicable after the Effective Date.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

3.                                      Disbursing Agent.

Except as otherwise provided in the Plan, all Distributions under the Plan shall be made by the Reorganized Debtors as Disbursing Agent or such other Entity (as defined in section 101(15) of the Bankruptcy Code) designated by the Reorganized Debtors to assist the Disbursing Agent on the Effective Date.  If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, such Disbursing Agent shall receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors.  No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court.  If otherwise so ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all Distributions contemplated by the Plan, and (iii) exercise such other powers as may be vested in the Disbursing Agent by Final Order of the Court or pursuant to the Plan.

4.                                      Delivery of Distributions; Unclaimed Distributions.

Except as otherwise provided in the Plan, the Disbursing Agent shall make Distributions to holders of Claims at the address for each holder indicated on the Debtors’ records as of the date of any such Distribution unless such addresses are superseded by Proofs of Claim or transfers of Claim filed pursuant to Bankruptcy Rule 3001 by the Record Date.  If any Distribution to a holder of a Claim is returned as undeliverable, no further Distributions shall be made unless and until the Disbursing Agent is notified of the then-current address of such holder of the Claim, at which time all missed distributions shall be made to such holder of the Claim without interest.  Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such Distributions are claimed.  The Reorganized Debtors shall make reasonable efforts to locate holders of undeliverable Distributions.

Except as otherwise provided in the Plan, all Distributions to holders of Allowed First Lien Secured Notes Claims, Allowed 5.50% Convertible Notes Claims, and Allowed 6.50% Convertible Notes Claims shall be governed by the applicable Indenture, and shall be deemed completed when made to their respective Indenture Trustees, who shall in turn make further Distributions in accordance with the applicable Indenture.

Any Distribution under the Plan, other than a distribution of New Securities to holders of Notes, that is unclaimed six (6) months after the Disbursing Agent has delivered (or has attempted to deliver) such Distribution shall become the property of the Reorganized Debtor against which such Claim is asserted notwithstanding any federal or state escheat, abandoned or unclaimed property laws to the contrary, and the entitlement by the holder of such unclaimed Claim to such Distribution or any subsequent Distribution on account of such Claim shall be discharged and forever barred.  In the case of any unclaimed Distributions of New Securities that remain unclaimed for six (6) months after the Disbursing Agent has delivered (or attempted to deliver) such Distribution, such unclaimed New Securities shall be forfeited, and the holder of the Claim otherwise entitled to receive such New Securities shall have forever forfeited its right to receive any recovery or Distribution under this Plan on account of its Claim.

5.                                      No Distributions Pending Allowance.

If any portion of a Claim is a Disputed Claim, no payment or Distribution provided hereunder shall be made on account of the disputed portion of such Claim until the disputed portion of such Claim becomes an Allowed Claim.

6.                                      Distribution of Cash.

Any payment of Cash by the Reorganized Debtors pursuant to the Plan shall be made at the option and in the sole discretion of the Reorganized Debtors by (i) a check drawn on, or (ii) wire transfer from, a bank selected by the Reorganized Debtors.

7.                                      Calculation of Distribution Amounts of New Egalet Common Stock.

Notwithstanding any other provision in the Plan to the contrary, no fractional units of New Securities shall be issued or distributed pursuant to the Plan.  Whenever any payment of a fraction of a unit of New Egalet Common Stock would otherwise be required under the Plan, the actual Distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half Interests or less being rounded down and fractions in excess of a half of an Interest being rounded up.  Any holder whose Claim has been so rounded down shall not be entitled to receive any compensation whatsoever on account of such reduction.  If two or more holders are entitled to equal fractional entitlements and the number of holders so entitled exceeds the number of whole Interests, as the case may be, which remain to be allocated, the Reorganized Debtors shall allocate the remaining whole units to such holders by random lot or such other impartial method as the Reorganized Debtors deem fair, in their sole discretion. Upon the allocation of all of the whole New Egalet Common Stock authorized under the Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect.

8.                                      Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith, the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all Distributions under the Plan shall be subject to any such withholding or reporting requirements.

9.                                      Setoffs.

Except as otherwise expressly provided in the Plan, the Debtors and the Reorganized Debtors, as applicable, may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which Distribution shall be made), any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim.

Nothing in the Plan shall be deemed to expand rights to setoff under applicable non-bankruptcy law.

10.                               Distributions After Allowance.

In the event that a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder of such Claim such holder’s Pro Rata portion of the property distributable with respect to the Class in which such Claim is classified in the Plan.  To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any Distributions on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated Pro Rata to the holders of Allowed Claims in the same Class. Nothing set forth in the Plan is intended to, nor shall it, prohibit the Reorganized Debtors, in their sole discretion, from making a Distribution on account of any Claim at any time after such Claim becomes an Allowed Claim.

11.                               Allocation of Distributions Between Principal and Interest.

To the extent that any Claim entitled to a Distribution under the Plan is comprised of indebtedness and, accrued but unpaid interest thereon, the consideration distributed to the holder of such Allowed Claim shall be treated as first satisfying the principal amount of such Claim (as determined for federal income tax purposes), and any remaining consideration shall be treated as satisfying accrued but unpaid interest. Unless otherwise specifically provided for in the Plan or as otherwise required by sections 506(b), 511 or 1129(a)(9)(C)-(D) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final Distribution is made when and if such Disputed Claim becomes and Allowed Claim.

12.                               Interest on Claims.

Except as expressly provided for in the Plan, the Cash Collateral Orders, the Confirmation Order or any contract, instrument, release, settlement or other agreement entered into in connection with the Plan, or as required by applicable bankruptcy law, including sections 511 and 1129(a)(9)(C)-(D) of the Bankruptcy Code, post-Petition Date interest shall not be treated as accruing in respect of any Claim for purposes of determining the allowance of, and Distribution for or on account of, such Claim.

4.5                               Means for Implementation of the Plan.

(a)                                                         Restructuring Transactions.

On or as of the Effective Date, the Distributions provided for under the Plan will be effectuated pursuant to, among others, the following transactions, in each case, pursuant to the applicable sections of the Plan:

1.                                      the obligations of the Debtors under the Indentures and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to this Plan), shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the membership interests, certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to this Plan) shall be released and discharged; provided, however, notwithstanding confirmation of the Plan or the occurrence of the Effective Date, any agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (1) allowing holders to receive Distributions under the Plan as provided therein and (2) allowing the Indenture Trustees to exercise their charging liens for the payment of their fees and expenses and for indemnification as provided in the applicable Indentures; provided, further, notwithstanding confirmation of the Plan or the occurrence of the Effective Date, Indentures shall continue in effect solely for the purposes of allowing the First Lien Secured Notes Claims, the 5.50% Convertible Notes Claims, and the 6.50% Convertible Notes Claims under the Plan; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any expense or liability to the Reorganized Debtors;

2.                                      Reorganized Corp shall issue to the holders of First Lien Secured Notes Claims (i) $50 million in aggregate principal amount of the Series A-1 Notes, (ii) the First Lien Note Equity Distribution, (iii) $20 million in cash, less the aggregate amount of Adequate Protection Payments (as defined in the Cash Collateral Orders) actually received by holders of First Lien Secured Notes Claims pursuant to the Cash Collateral Orders and (iv) cash in an amount equal to the fees and expenses of the First Lien Secured Notes Trustee (as to which it is anticipated that the First Lien Secured Notes Trustee will exercise its contractual lien rights prior to distribution), to the extent not otherwise paid on or prior to the Effective Date, which will not be paid directly to any holder, but instead will be paid directly to the First Lien Secured Notes Trustee on account of any such fees and expenses; provided, however, that if the Debtors elect to consummate the Rights Offering, the shares of New Egalet Common Stock otherwise allocable to the First Lien Note Equity Distribution shall be distributed pursuant to the Rights Offering, and the holders of First Lien Secured

Notes Claims shall receive $10 million in cash instead of the First Lien Note Equity Distribution;

3.                                      Reorganized Corp will issue to the holders of Convertible Notes Claims (i) a number of shares of New Egalet Common Stock representing, in the aggregate, 31.62% of the New Egalet Common Stock as of the Effective Date (including any New Egalet Common Stock issuable upon exercise of the New Warrants) (subject to dilution only on account of the Commitment Premium Stock, if any, and the Management Incentive Plan), or New Warrants in lieu of a portion of such shares solely to the extent set forth in Article VII(C) of the Plan, and (ii) if the Debtors elect to consummate the Rights Offering and such holder is an Eligible Holder, the Subscription Rights;

4.                                      except as otherwise provided in the Plan, the property of each Debtors’ Estate will vest in the applicable Reorganized Debtor free and clear of all liens, Claims, encumbrances and Interests;

5.                                      the applicable Reorganized Debtors will consummate the transactions contemplated by the Purchase Agreement and incur the obligations under the New Secured Notes Indenture; and

6.                                      the releases, exculpations and injunctions provided for in the Plan, which are an essential element of Debtors’ restructuring transactions, will become effective.

The Effective Date will occur, and the transactions contemplated by Article VII of the Plan will be consummated, simultaneously with and subject to the occurrence of the Iroko Acquisition pursuant to the Purchase Agreement.

In addition, on the Effective Date or as soon as reasonably practicable thereafter, in each case in a manner consistent with the Restructuring Support Agreement and the Purchase Agreement and subject to the consent rights therein, the Reorganized Debtors may modify their corporate structure by means of any mergers, amalgamations, consolidations, arrangements, agreements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporation transactions that may be advisable to result in a new corporate structure for the Reorganized Debtors and may take all actions as may be necessary or appropriate to effect such transactions, including any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties may agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion (including related formation) or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.  Prior to the Effective Date, the Debtors shall have obtained the consent of the Required Supporting Noteholders and Iroko (which consent shall not be unreasonably withheld, conditioned, or delayed) regarding their intentions with respect to the restructuring transactions.

(b)                                                         General Settlement of Claims.

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests and controversies resolved pursuant to the Plan.  The entry of the Confirmation Order shall constitute the Court’s approval of the comprise and settlement of all such Claims, Interests and controversies, as well as a finding by the Court that such compromise and settlement is in the best interests of the Debtors, their Estates and the holders of Claims and Interests and is fair, equitable, and within the range of reasonableness.  Distributions made to holders of Allowed Claims in any Class are intended to be final.

(c)                                                          Avoidance Actions.

On the Effective Date, the Reorganized Debtors shall retain the exclusive right to commence, prosecute, or settle all Causes of Action, including Avoidance Actions, as appropriate in accordance with the best interests of the Reorganized Debtors subject to the releases and exculpations contained in the Plan, and the Cash Collateral Orders.

(d)                                                         Iroko Acquisition.

On the Effective Date, Reorganized Corp (and one or more of its direct or indirect subsidiaries) shall consummate the Iroko Acquisition pursuant to the Purchase Agreement.  The

Confirmation Order shall be deemed to constitute approval of the Purchase Agreement, the Iroko Acquisition, and all the transactions contemplated therein, and all actions to be taken, undertakings to be made, and obligations to be incurred in connection therewith, and authorization of Reorganized Corp (or one or more of its direct or indirect subsidiaries) to enter into and execute the Purchase Agreement and such other documents as may be required to effectuate the Iroko Acquisition.  In connection with the Iroko Acquisition and notwithstanding anything to the contrary in the Plan (including, without limitation, Article IV of the Plan), the Restructuring Support Agreement, or otherwise, Iroko shall receive the consideration set forth in the Purchase Agreement in accordance with the terms and conditions therein. The terms of the Iroko Acquisition, the Purchase Agreement and the Reorganized Debtors’ post-petition business are described in more detail in Section 3.3 above.

(e)                                                          Reorganized Corp Certificate of Incorporation and By-Laws.

On or promptly after the Effective Date, Reorganized Corp will file the Reorganized Corp Certificate of Incorporation with the Secretary of State and/or other applicable authorities in its state of incorporation in accordance with the corporate laws of that state.  Pursuant to section 1123(a)(6) of the Bankruptcy Code, the Reorganized Corp  Certificate of Incorporation will prohibit the issuance of non-voting equity securities to the extent required thereby.  After the Effective Date, Reorganized Corp may amend and restate the Reorganized Corp Certificate of Incorporation and Reorganized By-Laws as permitted by the laws of its state of incorporation, and the Reorganized Corp Constituent Documents.  The Reorganized Corp Constituent Documents shall be substantially in the form set forth in the Plan Supplement.

(f)                                                           Shareholder Agreement; Bilateral Lock-up Agreements.

Upon the Effective Date, the Reorganized Holder Shareholder Agreement shall be deemed to become valid, binding and enforceable in accordance with its terms, and each holder of New Egalet Common Stock party thereto shall be bound thereby, in each case, without need for execution by any party thereto other than Reorganized Corp.

In addition, certain other holders of New Egalet Common Stock issued pursuant to the Plan on the Effective Date will enter into customary lock-up agreements with Reorganized Corp.

(g)                                                          Corporate Action.

Upon the Effective Date, all corporate actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (i) the transactions contemplated by Article VII(E) of the Plan, (ii) the adoption and filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable law, (iii) the initial selection of managers, directors and officers for the Reorganized Debtors, (iv) the Distributions pursuant to the Plan, (v) the issuance of the New Securities and the New Secured Notes, (vi) the satisfaction of the conditions set forth in Article V of the Purchase Agreement, and (vii) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), in each case unless otherwise provided in the Plan.  All matters provided for under the Plan involving the corporate structure of the Debtors and Reorganized Debtors or corporate action to be taken by or required of a Debtor or a Reorganized Debtor will be deemed to occur and be effective as of the Effective Date, if no such other date is specified in such documents, and shall be authorized, approved, adopted and, to the extent taken prior to the Effective Date, ratified and confirmed in all respects and for all purposes without any requirement of further action by holders of Claims or Interests, directors of the Debtors or the Reorganized Debtors, as applicable, or any other Person, except to effect the filing of any new corporate governance documents respecting the Debtors, as necessary.

(h)                                                         Continued Corporate Existence.

Except as otherwise provided in the Plan, including as provided with respect to Reorganized Corp in Article V(B) thereof, or as may be provided in the Plan Supplement or the Confirmation Order, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, or limited liability company, as the case may be, with all the powers thereof, pursuant to the applicable law in the jurisdiction in which each applicable Reorganized Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificates of incorporation and by-laws (or other formation documents) are amended by the Plan and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval.

(i)                                                             Cancellation of Securities and Agreements.

On the Effective Date, except as otherwise specifically provided for in the Plan, including as provided for in Article IX(L) thereof: (1) the obligations of the Debtors under the Indentures and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the membership interests, certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding confirmation of the Plan or the occurrence of the Effective Date, any agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (1) allowing holders to receive Distributions under the Plan as provided therein and (2) allowing the Indenture Trustees to exercise their charging liens for the payment of their fees and expenses and for indemnification as provided in the applicable Indentures; provided, further, notwithstanding confirmation of the Plan or the occurrence of the Effective Date, Indentures shall continue in effect solely for the purposes of allowing the First Lien Secured Notes Claims, the 5.50% Convertible Notes Claims, and the 6.50% Convertible Notes Claims under the Plan; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any expense or liability to the Reorganized Debtors.

In addition, on the Effective Date, all Existing Equity Interests shall be cancelled in accordance with this Plan.

(j)                                                            Directors and Officers of the Reorganized Debtors.

On the Effective Date, the term of each member of the current boards of directors of the Debtors shall expire.  The board of Reorganized Corp on the Effective Date shall consist of seven (7) members: (i) the Iroko Directors, (ii) the current Chief Executive Officer of Egalet Corporation, (iii) the current Chairman of the Board of Directors of Egalet Corporation, (iv) the Secured Director, (v) the Convertible Director, and (vi) the Joint Director.  The identity of the individuals that will serve on the new board of directors of the Reorganized Debtors and the officers of the Reorganized Debtors will be identified in the Plan Supplement.  Following the

Effective Date, the appointment and removal of the members of the board of each of the Reorganized Debtors shall be governed by the terms of each Reorganized Debtor’s respective corporate governance documents, including, with respect to Reorganized Corp, the Reorganized Corp Shareholder Agreements. On the Effective Date, the Reorganized Debtors shall enter into one or more agreements regarding board structure and director rights, which shall include provisions consistent in all material respects with the terms described on Exhibit B to the Plan and be in form and substance reasonably acceptable to the Required Supporting Noteholders and Iroko.

(k)                                                         Sources of Consideration for Plan Distributions.

Except as otherwise provided in the Plan or the Confirmation Order, all funds necessary to make Distributions pursuant to the Plan will be obtained from the Cash balances of the Debtors or the Reorganized Debtors on the Effective Date.

(l)                                                             Issuance of New Securities.

The issuance of New Securities by Reorganized Corp is authorized without the need for any further corporate action or without any further action by a holder of Claims or Interests.  On the Effective Date (or as soon as reasonably practicable thereafter), the New Egalet Common Stock shall be issued, subject to the provisions of the Plan, to (i) the holders of Allowed First Lien Secured Notes Claims, Allowed 5.50% Convertible Notes Claims, and Allowed 6.50% Convertible Notes Claims who are receiving New Egalet Common Stock pursuant to the Plan, and (ii) to the extent the Debtors elect to consummate the Rights Offering, the parties that exercise Subscription Rights and the Backstop Parties pursuant to the Rights Offering Procedures and the Backstop Commitment Agreement.  On the Effective Date, the New Egalet Common Stock shall be issued to Iroko pursuant to the Purchase Agreement. The amount of the New Egalet Common Stock to be issued pursuant to the Plan shall be disclosed in the Plan Supplement. Notwithstanding anything to the contrary in the Plan, (x) any Person entitled to receive more than 9.99% of the aggregate amount of New Egalet Common Stock issued as of the Effective Date (excluding New Egalet Common Stock issued pursuant to the Management Incentive Plan) or (y) with the consent of the Debtors and Iroko, any other Person entitled to receive New Egalet Common Stock hereunder, may elect to receive New Warrants on a one-for-one basis in lieu of all of any portion of the shares of New Egalet Common Stock that would otherwise be issued to such Person under the Plan, provided that such Person notifies the Debtors in writing of such election no later than two (2) Business Days after the Confirmation Date, provided, further, that with respect to clause (x), without the consent of the Debtors and Iroko, such Person may only elect to receive New Warrants in lieu of such portion of New Egalet Common Stock that would otherwise be issued to such Person under the Plan in excess of 9.99% of the aggregate amount of New Egalet Common Stock issued as of the Effective Date (excluding New Egalet Common Stock issued pursuant to the Management Incentive Plan).

All of the New Securities issued pursuant to the Plan shall be duly authorized and validly issued.  Each Distribution and issuance referred to in this Article VII shall be governed by the terms and conditions set forth in the Plan applicable to such Distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such Distribution or issuance, including the Reorganized Corp Certificate of Incorporation, the Bilateral Lock-up Agreements (if applicable) and the Reorganized Corp Shareholder Agreements (if applicable).  Upon the Effective Date, the Reorganized Corp Certificate of Incorporation shall be deemed to become valid, binding and enforceable in accordance with its terms, and each holder of New Securities shall be bound thereby, without need for execution by any party thereto other than Reorganized Corp.  Certain holders of New Securities issued on the Effective Date may enter into Bilateral Lock-up Agreements and/or Reorganized Corp Shareholder Agreements, the forms of which (if applicable) shall be filed with the Plan Supplement.

On the Effective Date, Reorganized Egalet shall be a registrant under the Exchange Act. Each share of New Egalet Common Stock shall have the same rights, including with respect to voting, dividend and information rights.  The New Egalet Common Stock shall constitute a single class of equity securities in Reorganized Corp on the Effective Date and, other than securities issued or issuable under the Management Incentive Plan and the New Warrants, there shall exist no other equity securities, warrants, options, or other agreements to acquire any equity interest in Reorganized Corp. In addition, upon the reasonable request of the Required Supporting Secured Noteholders or the Required Supporting Convertible Noteholders, Reorganized Egalet shall enter into a registration rights agreement (or agreements) with the members of the Ad Hoc Secured Noteholder Committee and/or the Ad Hoc Convertible Noteholder Committee, as applicable, which shall in each case be reasonably acceptable to the Debtors, the Required Supporting Noteholders and Iroko, and which shall contain, among other things, shelf and piggyback registration rights.

Following the Effective Date, the Reorganized Debtors shall use their reasonable best efforts to have the New Egalet Common Stock listed on The NASDAQ Capital Market or another U.S. national securities exchange as promptly as reasonably practicable after the Reorganized Debtors meet the initial listing requirements thereof, and prior to any such listing shall use its reasonable best efforts to qualify the New Egalet Common Stock for trading in the pink sheets//OTC Bulletin Board.

(m)                                                     Issuance of Series A-1 Notes.

Subject to the terms of the Plan, on the Effective Date, to the extent applicable, the Reorganized Debtors shall execute and deliver the New Secured Notes Indenture and the New Secured Notes on the terms set forth in the New Secured Notes Indenture.  Confirmation of the Plan shall be deemed to constitute approval of the New Secured Notes Indenture and the New Secured Notes, and, subject to the occurrence of the Effective Date, authorization for the Reorganized Debtors to enter into and perform their obligations in connection with the New Secured Notes Indenture and the New Secured Notes.  All parties receiving the Series A-1 Notes under the Plan, upon receipt thereof, are deemed bound to the terms of the New Secured Notes Indenture and the New Secured Notes.  The indenture trustee and collateral trustee under the New Secured Notes Indenture shall be the indenture trustee under the First Lien Secured Notes Indenture or such other party chosen by the Debtors with the consent of the Required Supporting Noteholders and Iroko (which consent shall not be unreasonably withheld, conditioned or delayed).

On the Effective Date, the New Secured Notes Indenture and the New Secured Notes shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms.  The financial accommodations to be extended pursuant to the New Secured Notes are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law.  On the Effective Date, all of the Liens and security interests to be granted in accordance with the New Secured Notes (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Secured Notes, (2) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New Secured Notes, and (3) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) (except for any Lien subordination that is expressly permitted in the New Secured Notes Indenture) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.  The Reorganized Debtors and the entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

The New Secured Notes Indenture will be qualified under the TIA. Section 316(a) of the TIA provides that, unless such provision is expressly excluded, noteholders holding a majority in principal amount may direct the time, method, and place of conducting any proceeding for any available remedy and may also waive any default and its consequences. Under Section 316(a) of the TIA, unless excluded from the indenture, securities owned by the obligor or an affiliate of the obligor must be disregarded for purposes of calculating the vote required to approve such proposals. However, the New Secured Notes Indenture will expressly exclude Section 316(a) of the TIA and instead the procedure for calculating votes for such proposals will be such that only the New Secured Notes owned by the Reorganized Debtors, or any person directly or indirectly controlled by the Reorganized Debtors, shall be disregarded.

(n)                                                         Rights Offering.

Election of Debtors.  The Rights Offering shall be effectuated only if the Debtors, in consultation with the Required Supporting Noteholders, elect to do so.  No later than the deadline set forth in the Plan for filing the Plan Supplement, the Debtors shall file with the Court a notice stating whether the Debtors have elected to effectuate the Rights Offering.  If the Debtors elect not to effectuate the Rights Offering, the holders of 5.50% Convertible Notes Claims and 6.50% Convertible Notes Claims shall not receive Subscription Rights and the holders of Allowed First Lien Secured Notes Claims shall receive the First Lien Equity Distribution.

Purpose.  In the event the Rights Offering is effectuated, the proceeds of the sale of the Rights Offering Stock shall be used to provide, on the Effective Date, a cash distribution of the Rights Offering Amount to the holders of Allowed First Lien Secured Notes Claims (on a Pro Rata basis) in the aggregate amount of the Rights Offering Amount.

Subscription Rights. In accordance with the Rights Offering Procedures, each holder of Allowed 5.50% Convertible Notes Claims and/or Allowed 6.50% Convertible Notes Claims that is an Eligible Holder shall receive its pro rata share of Subscription Rights (based on the aggregate principal amount of 5.50% Convertible Notes Claims and 6.50% Convertible Notes Claims, collectively, held by such Eligible Holder on the record date to be established in connection with the Rights Offering) necessary to allow such Eligible Holder to purchase up to its respective share of Rights Offering Stock, should such Eligible Holder choose to exercise such Subscription Rights, pursuant to the terms set forth in the Plan and in the Rights Offering Procedures. Each Subscription Right shall represent the right to acquire one share of Rights Offering Stock for the Rights Exercise Price.

Backstop Commitment.  In the event the Debtors elect to effectuate the Rights Offering in accordance with the Plan, the Debtors shall enter into the Backstop Commitment Agreement.

Commitment Premium.  In the event the Debtors elect to effectuate the Rights Offering in accordance with the Plan, as consideration for the Backstop Parties’ commitment to purchase Unsubscribed Stock as set forth in the Backstop Commitment Agreement, on the Effective Date, Reorganized Corp shall issue to the Backstop Parties the Commitment Premium Stock (without payment of any additional consideration therefor) pursuant to the terms, and subject to the conditions set forth in, the Backstop Commitment Agreement.

(o)                                 New Royalty Rights Agreement.

On the Effective Date, the Reorganized Debtors shall enter into the New Royalty Rights Agreement with Iroko.  The Confirmation Order shall be deemed to constitute approval of the New Royalty Rights Agreement and all the transactions contemplated therein, and all actions to be taken, undertakings to be made, and obligations to be incurred in connection therewith, and authorization of the Reorganized Debtors to enter into and execute the New Royalty Rights Agreement and such other documents as may be required in connection therewith.

(p)                                 Management Incentive Plan.

Following the Effective Date, the board of directors of Reorganized Corp shall adopt and implement the Management Incentive Plan, pursuant to which 10.0% of the New Egalet Common Stock outstanding as of the Effective Date (including any New Egalet Common Stock issuable upon exercise of the New Warrants) shall be reserved for participants on terms to be determined by the board of directors of Reorganized Corp after the Effective Date, which terms shall include, among others, a requirement that participants that are parties to employment agreements enter into a waiver to provide that, notwithstanding anything to the contrary therein, the consummation of the transactions contemplated pursuant to the Plan and/or the Purchase Agreement on the Effective Date will not constitute a “Change in Control” for purposes thereof.  The terms and conditions of the Management Incentive Plan, including the form, allocation, and any limitations on equity grants provided thereunder, shall be in form and substance reasonably acceptable to the Required Supporting Noteholders, Iroko and the Debtors.  Specific awards shall be as determined by the board of directors of Reorganized Corp (or, if applicable, a compensation committee established by such board) from time to time after the Effective Date.

(q)                                                         Benefit Plans.

Subject to the terms of the Purchase Agreement, as of and subject to the Effective Date, all employment and severance agreements and policies, and all employee compensation and benefit plans, policies, and programs of the Debtors applicable generally to their employees, including agreements and programs subject to section 1114 of the Bankruptcy Code, as in effect on the Effective Date, including all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive compensation plans (including, but not limited to, the Egalet Corporation Annual Incentive Bonus Plan), and life, accidental death, and dismemberment insurance plans, and senior executive retirement plans, but expressly excluding any nonqualified deferred compensation plans that are treated as unfunded plan for tax purposes and Title I of ERISA, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed under this Plan, and the Debtors’ obligations under all such agreements and programs shall survive the Effective Date of this Plan, without prejudice to the Reorganized Debtors’ rights under applicable nonbankruptcy law to modify, amend, or terminate the foregoing arrangements in accordance with the terms and provisions thereof, except for (i) such Executory Contracts or plans specifically rejected pursuant to this Plan (to the extent such rejection does not violate section 1114 of the Bankruptcy Code), and (ii) such Executory Contracts or plans as have previously been terminated, or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, benefits, contracts, or programs; provided, however that notwithstanding any rights of the Reorganized Debtors under applicable nonbankruptcy law to modify, amend, or terminate the Egalet Corporation Annual Incentive Bonus Plan, all bonuses due to employees under such plan for the calendar year 2018 shall be paid on or as soon as practicable after the Effective Date.

(r)                                                            Indemnification Obligations.

The Debtors’ obligations to indemnify the Indemnified Parties shall survive and shall continue in full force and effect for the benefit of the Indemnified Parties, notwithstanding confirmation of and effectiveness of the Plan, and such indemnification shall include, but not be limited to, all actions taken in connection with the Restructuring Support Agreement, the filing of the Chapter 11 Cases and the Cash Collateral Orders.

(s)                                                           Preservation of Insurance.

Except as otherwise provided in the Plan, the Debtors’ discharge and release from all Claims as provided in the Plan, except as necessary to be consistent with the Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors or the Reorganized Debtors, including their officers and current and former directors, or any other person or entity.

4.6                               Executory Contracts and Unexpired Leases.

(a)                                                         Assumption and Rejection of Executory Contracts and Unexpired Leases.

Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan (including the Purchase Agreement), as of the Effective Date, all Executory Contracts (including, but not limited to, all license agreements) and Unexpired Leases governed by section 365 of the Bankruptcy Code to which any of the Debtors are parties are, pursuant to the Plan, assumed except for any Executory Contract or Unexpired Lease that (i) previously has been assumed or rejected by the Debtors in the Chapter 11 Cases, (ii) previously expired or terminated pursuant to its own terms; (iii) is specifically identified on the Schedule of Rejected Contracts and Leases, or (iv) is the subject of a separate motion to assume or reject such Executory Contract or Unexpired Lease filed by the Debtors under section 365 of the Bankruptcy Code prior to the Effective Date.  The Debtors reserve the right to amend the Schedule of Rejected Contracts and Leases at any time prior to the Effective Date, subject to the consent of the Required Supporting Noteholders and Iroko (which consent shall not be unreasonably withheld, conditioned or delayed).

The Existing Royalty Rights Agreements shall be assumed by the Debtors, as amended and restated to (i) provide that the parties thereto shall receive (based on their pro rata share of the First Lien Secured Notes) a royalty payment equal to 1.5% of aggregate net sales of all of the Products (as defined in the Existing Royalty Rights Agreements) through the Effective Date and (ii) otherwise be on terms substantially similar to the New Royalty Rights Agreements (such rights, the “New Royalty Rights”).

(b)                                                         Cure.

Except to the extent that different treatment has been agreed to by the non-Debtor party or parties to any Executory Contract or Unexpired Lease to be assumed pursuant to Article VIII(A) of the Plan, no later than ten (10) calendar days prior to the deadline to vote on the Plan, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code, and consistent with the requirements of section 365 of the Bankruptcy Code, file and serve the Cure Notice.  The parties to such Executory Contracts or Unexpired Leases to be assumed by the Debtors shall have fourteen (14) calendar days from service of such pleading to object to the cure amounts listed by the Debtors.  If there are any objections filed with respect thereto, the Court shall conduct a hearing to consider such cure amounts and any objections thereto.  The Debtors shall, subject to the consent of the Required Supporting Noteholders and Iroko (which consent shall not be unreasonably withheld, conditioned or delayed), retain their right to (i) amend any cure amounts listed on the Cure Notice or (ii) reject any of their Executory Contracts or Unexpired Leases (including any Executory Contracts or Unexpired Leases that are subject to a dispute concerning amounts necessary to cure any defaults), in each case, at any time prior to the Effective Date.

(c)                                                          Contract Rejection Claims.

Any and all Proofs of Claim with respect to Contract Rejection Claims must be filed with the Court in accordance with the terms of the Final Order authorizing such rejection (which may be the Confirmation Order), but in no event later than thirty (30) days after the Effective Date to the extent an earlier time has not been established by the Court.  Any Contract Rejection Claim that is not filed within such time period will be forever barred from receiving any Distribution from the Debtors, their respective Estates and the Reorganized Debtors on account of such Contract Rejection Claim.

(d)                                                         Restrictions on Assignment Void.

Any Executory Contract or Unexpired Lease assumed or assumed and assigned shall remain in full force and effect to the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such Executory Contract or Unexpired Lease (including those of the type described in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment, including based on any change of control provision. Any provision that prohibits, restricts, or conditions the assignment or transfer of any such Executory Contract or Unexpired Lease, terminates or modifies such Executory Contracts or Unexpired Leases or allows the counterparty to such Executory Contract or Unexpired Lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition thereof (including on account of any change of control provision) on any such transfer or assignment, constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

No sections or provisions of any Executory Contract or Unexpired Lease that purport to provide for additional payments, penalties, charges, rent acceleration, or other financial accommodations in favor of the non-debtor third party thereto shall have any force and effect with respect to the transactions contemplated hereunder, and such provisions constitute unenforceable anti-assignment provisions under section 365(f) of the Bankruptcy Code and are otherwise unenforceable under section 365(e) of the Bankruptcy Code.

(e)                                                          Workers’ Compensation and Insurance Programs.

(i) All applicable workers’ compensation laws in states in which the Reorganized Debtors operate and (ii) all of the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds and any other policies, programs and plans regarding or relating to workers’ compensation, workers’ compensation insurance, and all other forms of insurance are treated as Executory Contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, with a cure amount of zero dollars.

4.7                               Retention of Jurisdiction by the Bankruptcy Court.

The Court shall have exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, section 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes:

•                                          to hear and determine motions for the assumption or rejection of Executory Contracts or Unexpired Leases pending on the Confirmation Date, and the allowance of Claims resulting therefrom;

•                                          to determine any other applications, adversary proceedings, and contested matters pending on the Effective Date;

•                                          to ensure that Distributions to holders of Allowed Claims are accomplished as provided in the Plan;

•                                          to resolve disputes as to the ownership of any Claim or Equity Interest;

•                                          to hear and determine timely objections to Claims;

•                                          to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

•                                          to issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

•                                          to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including the Confirmation Order;

•                                          to hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 328, 330, 331 and 503(b) of the Bankruptcy Code;

•                                          to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan;

•                                          to hear and determine any issue for which the Plan requires a Final Order of the Court;

•                                          to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

•                                          to hear and determine disputes arising in connection with compensation and reimbursement of expenses of professionals for the Supporting Noteholders for services rendered and expenses incurred during the period commencing on the Petition Date through and including the Effective Date;

•                                          to hear and determine any Causes of Action preserved under the Plan under Bankruptcy Code sections 544, 547, 548, 549, 550, 551, 553, and 1123(b)(3);

•                                          to hear and determine any matter regarding the existence, nature and scope of the Debtors’ discharge;

•                                          until the Effective Date, to hear and determine disputes arising under the Purchase Agreement;

•                                          to hear and determine any matter regarding the existence, nature, and scope of the releases and exculpation provided in Article IX of the Plan; and

•                                          to enter a final decree closing any or all of the Chapter 11 Cases.

If the Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, then Article XI of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.  Notwithstanding anything to the contrary in the Plan, any dispute arising under or in connection with the New Secured Notes, the New Secured Notes Indenture, or the New Secured Notes Security Documents shall be dealt with in accordance with the provisions of the applicable document.

4.8                               Miscellaneous Provisions.

(a)                                                         Entire Agreement.

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

(b)                                                         Governing Law.

Unless a rule of law or procedure is supplied by Federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Delaware shall govern the construction and implementation of the Plan, any agreements, documents, and instruments executed in connection with the Plan (except as otherwise set forth in those agreements or instruments, in which case the governing law of such agreements shall control).  Corporate governance matters shall be governed by the laws of the state of incorporation or formation of the applicable Debtor.

(c)                                                          Time.

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

(d)                                                         Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

(e)                                                          Consent Rights of Supporting Parties.

Notwithstanding anything in the Plan to the contrary, any and all consent rights of the respective parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement with respect to the form and substance of the Plan, the documents and instruments contained in the Plan Supplement, and any Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers or other deviations under or from such documents, shall be incorporated into the Plan by this reference and fully enforceable as if stated in full therein.

(f)                                                           Binding Effect.

Subject to Article X of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the Plan Supplement and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors and any and all holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, and any and all non-Debtor parties to the executory contracts and unexpired leases with the Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any holder of a Claim or debt has voted on the Plan.

(g)                                                          No Change in Ownership or Control.

Consummation of the Plan is not intended to and shall not constitute a change in ownership or change in control, as defined in any employment or other agreement or plan in effect on the Effective Date to which a Debtor is a party.

(h)                                                         Plan Supplement and Additional Documents.

The Plan Supplement will be filed with the Clerk of the Court no later than ten (10) calendar days prior to the deadline to vote on the Plan, unless such date is further extended by order of the Court.  The Plan Supplement may be inspected in the office of the Clerk of the Court during normal court hours and shall be available online at “https://ecf.deb.uscourts.gov.”  Holders of Claims or Existing Equity Interests may obtain a copy of the Plan Supplement upon written request to counsel to the Debtors in accordance with Article XII.N of the Plan or by accessing the website maintained by the Debtors’ claims and noticing agent at www.kccllc.net/egalet.

On or before the Effective Date, the Debtors (with the consent of the Required Supporting Noteholders and Iroko, which consent shall not be unreasonably withheld, conditioned, or delayed) or the Reorganized Debtors, as applicable, shall file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

ARTICLE V.

CONDITIONS PRECEDENT

5.1                               Conditions Precedent to the Effective Date.

The occurrence of the Effective Date of the Plan, and the consummation of the Plan, is subject to the satisfaction or waiver of the following conditions precedent:

•                                    the Plan, the Plan Supplement, and all of the schedules, documents, and exhibits contained therein shall have been filed in form and substance reasonably acceptable to the Debtors, the Required Supporting Noteholders, and Iroko;

•                                    the Confirmation Order, in form and substance in form and substance reasonably acceptable to the Required Supporting Noteholders, Iroko, and the Debtors shall have been entered by the Court;

•                                    the Confirmation Order shall have become a Final Order;

•                                    the Iroko Acquisition shall have been approved by the Court and shall have been consummated or shall be consummated substantially concurrently with the occurrence of the Effective Date;

•                                    all definitive documentation for the Restructuring, and all documents contemplated by the Restructuring Support Agreement and the Plan to be executed and delivered on or before the Effective Date, shall have been executed, delivered, and remain in full force and effect, which documentation shall be in form and substance reasonably acceptable to the Required Supporting Noteholders, Iroko and the Debtors;

•                                    all requisite filings with governmental authorities and third parties shall have become effective (or shall have been waived by such governmental authority or third party), and all governmental authorities and third parties shall have approved or consented to the Restructuring (or waived the need for any such approval or consent), to the extent required;

•                                    all outstanding Transaction Expenses due and owing as of the Effective Date shall have been paid in full, in Cash;

•                                    the Restructuring Support Agreement shall remain in full force and effect and shall not have terminated; and

•                                    the Professional Fee Escrow Account shall have been funded in accordance with the Plan.

5.2                               Effect of Failure of Conditions.

In the event that the Effective Date does not occur prior ot termination of the Restructuring Support Agreement: (a) the Confirmation Order shall be vacated; (b) no Distributions under the Plan shall be made; (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (d) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall (i) constitute or be deemed a waiver or release of any Claims against or any Equity Interests in  the Debtors or any other Person, (ii) prejudice in any manner any right, remedy or claim of the Debtors or any Person in any further proceedings involving the Debtors or otherwise, or (iii) be deemed an admission against interest by the Debtors or any other Person.

5.3                               Waiver of Conditions.

The conditions to the Effective Date set forth in Article X(A) of the Plan may be waived by the Debtors (with the consent of (i) with respect to all such conditions, the Required Supporting Noteholders and (ii) with respect to all such conditions except the conditions to the Effective Date set forth in Article X(B)(7), X(B)(8) and X(B)(9) of the Plan, Iroko, in each case, which consent shall not be unreasonably withheld, conditioned or delayed) without notice, leave or order of the Court or any formal action other than proceeding to confirm or consummate the Plan.

ARTICLE VI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

6.1                               Modification of the Plan.

Subject to the limitations contained in the Plan: (1) the Debtors (with the consent of the Required Supporting Noteholders and Iroko, which consent shall not be unreasonably withheld, conditioned or delayed) reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; and (2) after the entry of the Confirmation Order, the Debtors (with the consent of the Required Supporting Noteholders and Iroko, which consent shall not be unreasonably withheld, conditioned or delayed)  or the Reorganized Debtors, as the case may be, may, upon order of the Court, amend or modify the Plan, in accordance with Section 1127(b) of the Bankruptcy Code.

6.2                               Effect of Confirmation on Modifications.

Entry of a Confirmation Order will result in all modifications or amendments to the Plan occurring after the solicitation thereof being approved pursuant to section 1127(a) of the Bankruptcy Code.

6.3                               Revocation, Withdrawal, or Non-Consummation of the Plan.

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date.  If the Debtors revoke or withdraw the Plan, the Confirmation Order is not entered, or the Effective Date does not occur, (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting the amount of any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Person, (b) prejudice in any manner any right, remedy or claim of the Debtors or any other Person in any further proceeding involving the Debtors or otherwise, or (c) constitute an admission against interest by the Debtors or any other Person.

6.4                               Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court, at the request of the Debtors (with the consent of the Required Supporting Noteholders and Iroko, which consent shall not be unreasonably withheld, conditioned or delayed), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

ARTICLE VII.

EFFECT OF CONFIRMATION

7.1                               Vesting of Assets.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated herein, on the Effective Date all property in each Estate, all Causes of

Action, and any other property acquired by any of the Debtors pursuant to this Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens granted to secure the New Secured Notes, Liens securing any Other Secured Claims that are Reinstated pursuant to the Plan, and any Liens applicable to any capitalized leases existing on the Effective Date).  On and after the Effective Date, except as otherwise provided in this Plan, each Reorganized Debtor may operate its business and conduct its affairs, and may use, acquire, or dispose of its property and assets and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

7.2                               Preservation of Causes of Action.

Subject to the releases and exculpations set forth in the Plan and the Cash Collateral Orders, in accordance with section 1123(b)(3) of the Bankruptcy Code, the Debtors and the Reorganized Debtors shall retain all Litigation Rights, and nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any such Litigation Rights.  The Debtors may (but are not required to) enforce all Litigation Rights and all other similar claims arising under applicable state laws, including fraudulent transfer claims, if any, and all other Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code.  Except as otherwise set forth in this Plan, the Debtors (with the consent of the Required Supporting Noteholders, which consent shall not be unreasonably withheld, conditioned, or delayed) or the Reorganized Debtors, as applicable, shall determine whether to bring, settle, release, compromise, or enforce any such Litigation Rights (or decline to do any of the foregoing), and shall not be required to seek further approval of the Court for such action.  Except as otherwise set forth in this Plan, the Debtors, the Reorganized Debtors, or any successors thereof may pursue such Litigation Rights in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action.

7.3                               Discharge of the Debtors.

Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or in the Confirmation Order, the Distributions and rights that are provided in the Plan shall be in complete satisfaction, discharge and release, effective as of the Effective Date, of any and all Claims and Causes of Action (whether known or unknown) against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property or assets shall have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including Claims and Interests that arose before the Effective Date, any liability (including withdrawal liability to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program which occurred prior to the Effective Date), and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a Proof of Claim or Interest based upon such Claim, debt, right, or Interest was filed, is filed, or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interests based upon such Claim, debt, right, or Interest is Allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted the Plan.  The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the terms thereof and the occurrence of the Effective Date.

7.4                               Term of Bankruptcy Injunctions or Stays.

All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

7.5                               RELEASES.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EFFECTIVE AS OF THE EFFECTIVE DATE, PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, ON AND AFTER THE EFFECTIVE DATE, EACH RELEASED PARTY WILL BE DEEMED RELEASED BY EACH DEBTOR AND ITS ESTATE FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF ANY DEBTOR, THEIR CHAPTER 11 ESTATES, OR ANY REORGANIZED DEBTOR, AS APPLICABLE, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY), OR ON BEHALF OF THE HOLDER OF ANY CLAIM AGAINST OR INTEREST IN ANY OF THE DEBTORS OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE RESTRUCTURING (INCLUDING, BUT NOT LIMITED TO, THE IROKO ACQUISITION), THE CHAPTER 11 CASES, THE RESTRUCTURING SUPPORT AGREEMENT, THE PURCHASE, SALE, TRANSFER OR RESCISSION OF THE PURCHASE, SALE OR TRANSFER OF ANY DEBT, SECURITY, ASSET, RIGHT, OR INTEREST OF ANY DEBTOR OR ANY REORGANIZED DEBTOR, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM AGAINST OR INTEREST IN ANY OF THE DEBTORS THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASED PARTY, THE RESTRUCTURING OR ANY ALLEGED RESTRUCTURING OR REORGANIZATION OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS PRIOR TO OR IN THE CHAPTER 11 CASES (INCLUDING THE RESTRUCTURING), THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE DOCUMENTS OR RELATED AGREEMENTS, INSTRUMENTS OR OTHER DOCUMENTS RELATED TO THE RESTRUCTURING (INCLUDING THE RESTRUCTURING SUPPORT AGREEMENT AND ANY DOCUMENTS RELATED TO THE IROKO ACQUISITION), ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE, OTHER THAN CLAIMS OR LIABILITIES ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION OF A RELEASED PARTY THAT CONSTITUTES ACTUAL FRAUD, WILLFUL MISCONDUCT,

OR GROSS NEGLIGENCE, EACH SOLELY TO THE EXTENT AS DETERMINED BY A FINAL ORDER OF A COURT OF COMPETENT JURISDICTION (THE “COMPANY RELEASE”).  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE COMPANY RELEASE SHALL NOT RELEASE ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PERSON UNDER THE PLAN OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN (INCLUDING ANY CLAIMS, RIGHTS OR OBLIGATIONS ARISING UNDER OR RELATED TO THE NEW SECURED NOTES OR THE PURCHASE AGREEMENT).

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EFFECTIVE AS OF THE EFFECTIVE DATE, THE RELEASING PARTIES (REGARDLESS OF WHETHER A RELEASING PARTY IS A RELEASED PARTY) CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER DISCHARGE AND RELEASE (AND EACH ENTITY SO DISCHARGED AND RELEASED SHALL BE DEEMED DISCHARGED AND RELEASED BY THE RELEASING PARTIES) THE RELEASED PARTIES AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF ANY DEBTOR, THEIR ESTATES, OR ANY REORGANIZED DEBTOR, AS APPLICABLE, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY), OR ON BEHALF OF THE HOLDER OF ANY CLAIM AGAINST OR INTEREST IN ANY DEBTOR OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE RESTRUCTURING (INCLUDING THE IROKO ACQUISITION), THE CHAPTER 11 CASES, THE RESTRUCTURING SUPPORT AGREEMENT, THE PURCHASE, SALE, TRANSFER OR RESCISSION OF THE PURCHASE, SALE OR TRANSFER OF ANY DEBT, SECURITY, ASSET, RIGHT, OR INTEREST OF ANY OF THE DEBTORS OR ANY REORGANIZED DEBTOR, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM AGAINST OR INTEREST IN ANY OF THE DEBTORS THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASED PARTY, THE RESTRUCTURING OR ANY ALLEGED RESTRUCTURING OR REORGANIZATION OF CLAIMS AGAINST AND INTERESTS IN ANY OF THE DEBTORS PRIOR TO OR IN THE CHAPTER 11 CASES (INCLUDING THE RESTRUCTURING), THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE DOCUMENTS OR RELATED AGREEMENTS, INSTRUMENTS OR OTHER DOCUMENTS RELATED TO THE RESTRUCTURING (INCLUDING THE RESTRUCTURING SUPPORT AGREEMENT AND ANY DOCUMENTS RELATED TO THE IROKO ACQUISITION), ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE, OTHER THAN CLAIMS OR LIABILITIES ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION OF A RELEASED PARTY THAT

CONSTITUTES ACTUAL FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, EACH SOLELY TO THE EXTENT AS DETERMINED BY A FINAL ORDER OF A COURT OF COMPETENT JURISDICTION (THE “THIRD PARTY RELEASE”).  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE THIRD PARTY RELEASE SHALL NOT RELEASE ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PERSON UNDER THE PLAN OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN (INCLUDING ANY CLAIMS, RIGHTS OR OBLIGATIONS ARISING UNDER OR RELATED TO THE NEW SECURED NOTES OR THE PURCHASE AGREEMENT).

ENTRY OF THE CONFIRMATION ORDER WILL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO SECTION 363 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 9019, OF THE RELEASES IN SECTIONS 9(E) AND (F) OF THE PLAN, WHICH INCLUDES, BY REFERENCE, EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN AND, FURTHER, WILL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT SUCH RELEASES ARE (I) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTORS AND THE OTHER RELEASED PARTIES, REPRESENTING A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED IN THE PLAN, (II) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS, (III) FAIR, EQUITABLE, AND REASONABLE, (IV) APPROVED AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING, AND (V) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM RELEASED BY THE RELEASING PARTIES AGAINST ANY OF THE DEBTORS OR THE OTHER RELEASED PARTIES OR THEIR RESPECTIVE PROPERTY.

EACH PERSON TO WHICH SECTIONS 9(E) AND/OR 9(F) OF THE PLAN APPLY SHALL BE DEEMED TO HAVE GRANTED THE RELEASES SET FORTH IN THOSE SECTIONS NOTWITHSTANDING THAT SUCH PERSON MAY HEREAFTER DISCOVER FACTS IN ADDITION TO, OR DIFFERENT FROM, THOSE WHICH IT NOW KNOWS OR BELIEVES TO BE TRUE, AND WITHOUT REGARD TO THE SUBSEQUENT DISCOVERY OR EXISTENCE OF SUCH DIFFERENT OR ADDITIONAL FACTS, AND SUCH PERSON EXPRESSLY WAIVES ANY AND ALL RIGHTS THAT IT MAY HAVE UNDER ANY STATUTE OR COMMON LAW PRINCIPLE WHICH WOULD LIMIT THE EFFECT OF SUCH RELEASES TO THOSE CLAIMS OR CAUSES OF ACTION ACTUALLY KNOWN OR SUSPECTED TO EXIST AT THE TIME OF EXECUTION OF THE RELEASE.

7.6                               EXCULPATION.

NO EXCULPATED PARTY SHALL HAVE OR INCUR, AND EACH EXCULPATED PARTY IS, PURSUANT TO THE PLAN, RELEASED AND EXCULPATED FROM, ANY CLAIM (INCLUDING ANY CAUSE OF ACTION), TO THE FULLEST EXTENT PERMITTED UNDER SECTION 1125(E) OF THE

BANKRUPTCY CODE, RELATED TO ANY PREPETITION OR POSTPETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF THE RESTRUCTURING EFFORTS OF THE DEBTORS, NEGOTIATION OF AND ENTRY INTO THE RESTRUCTURING SUPPORT AGREEMENT, THE CHAPTER 11 CASES, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, FILING OR CONSUMMATION OF THE DISCLOSURE STATEMENT, THE PLAN, OR ANY EMPLOYEE BENEFIT PLAN, CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE DISCLOSURE STATEMENT, THE PLAN (INCLUDING, FOR THE AVOIDANCE OF DOUBT, THE PLAN SUPPLEMENT AND THE EXHIBITS TO THE PLAN AND DISCLOSURE STATEMENT), THE PREPARATION OR FILING OF THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION, THE PURSUIT OF CONSUMMATION, THE RESTRUCTURING TRANSACTIONS, AND THE ADMINISTRATION AND IMPLEMENTATION OF THE PLAN, INCLUDING THE ISSUANCE OF ANY SECURITIES OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN OR ANY OTHER AGREEMENT OR ANY OBLIGATION, CAUSE OF ACTION, OR LIABILITY FOR ANY SUCH CLAIM; PROVIDED, HOWEVER, THAT THE FOREGOING “EXCULPATION” SHALL HAVE NO EFFECT ON THE LIABILITY OF ANY ENTITY THAT RESULTS FROM ANY SUCH ACT OR OMISSION THAT IS DETERMINED BY A FINAL ORDER OF A COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED WILLFUL MISCONDUCT, FRAUD, OR GROSS NEGLIGENCE, PROVIDED, HOWEVER, THAT EACH EXCULPATED PARTY SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES PURSUANT TO, OR IN CONNECTION WITH, THE ABOVE REFERENCED DOCUMENTS, ACTIONS, OR INACTIONS.  THE EXCULPATED PARTIES HAVE PARTICIPATED IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE WITH REGARD TO THE SOLICITATION AND DISTRIBUTION OF THE SECURITIES PURSUANT TO THE PLAN, AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN.  IN ADDITION TO THE FOREGOING, SOLELY TO THE EXTENT PROVIDED BY SECTION 1125(E) OF THE BANKRUPTCY CODE, THE DEBTORS, THE REORGANIZED DEBTORS, EACH SUPPORTING NOTEHOLDER, AND THE INDENTURE TRUSTEES SHALL NEITHER HAVE, NOR INCUR ANY LIABILITY TO ANY ENTITY ON ACCOUNT OF SOLICITATION OR PARTICIPATION, FOR VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN OR THE OFFER, ISSUANCE, SALE, OR PURCHASE OF SECURITIES UNDER THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING “EXCULPATION” IN THIS SENTENCE SHALL HAVE NO EFFECT ON CLAIMS OR LIABILITIES ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION OF A RELEASED PARTY THAT CONSTITUTES ACTUAL FRAUD, WILLFUL MISCONDUCT,

OR GROSS NEGLIGENCE, EACH SOLELY TO THE EXTENT AS DETERMINED BY A FINAL ORDER OF A COURT OF COMPETENT JURISDICTION.

7.7                               INJUNCTION.

THE SATISFACTION, RELEASE, AND DISCHARGE PURSUANT TO ARTICLE IX OF THE PLAN WILL ACT AS A PERMANENT INJUNCTION AGAINST ANY ENTITY COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS, OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIM, INTEREST, OR CAUSE OF ACTION SATISFIED, RELEASED, OR DISCHARGED UNDER THE PLAN TO THE FULLEST EXTENT AUTHORIZED OR PROVIDED BY THE BANKRUPTCY CODE, INCLUDING TO THE EXTENT PROVIDED FOR OR AUTHORIZED BY SECTIONS 524 OR 1141 OF THE BANKRUPTCY CODE.

WITHOUT LIMITING THE FOREGOING, FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES THAT HAVE HELD, HOLD, OR MAY HOLD CLAIMS AND INTERESTS THAT HAVE BEEN RELEASED OR DISCHARGED PURSUANT ARTICLE IX OF THE PLAN, OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE IX OF THE PLAN, SHALL BE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTORS, THE REORGANIZED DEBTORS, THE RELEASED PARTIES OR THE EXCULPATED PARTIES: (A) COMMENCING OR CONTINUING IN ANY MANNER ANY SUIT, ACTION OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY SUCH CLAIMS OR INTERESTS; (B) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (C) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (D) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED, EXCULPATED, OR SETTLED PURSUANT TO THE PLAN.

7.8                               Setoff or Recoupment.

Notwithstanding anything herein, in no event shall any holder of a Claim be entitled to setoff or recoup any Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, unless such holder preserves its right to setoff or recoupment by (i) filing a motion for authority to effect such setoff or recoupment on or before the Confirmation Date (regardless of whether such motion is heard prior to or after the Confirmation Date), or (ii) including in any timely-filed Proof of Claim that such holder asserts, has, or intends to preserve any right of recoupment or setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

7.9                               Exemption from Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfer of property pursuant to the Plan, including (a) the issuance, transfer or exchange under the Plan of the New Securities,  (b) the issuance of the New Secured Notes, including the granting of security interests or Liens in connection therewith, (c) the making or assignment of any lease or sublease, or (d) the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan shall not be subject to any stamp, real estate transfer, mortgage, recording sales or use or other similar tax, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee or governmental assessment.

7.10                        Exemption for Issuance of New Securities, Subscription Rights and Series A-1 Notes.

The issuance of the New Securities (including the issuance of the New Egalet Common Stock upon exercise of the New Warrants) and the Subscription Rights, if applicable, and the Distribution thereof to holders of Claims under the Plan, to the extent that they are deemed Securities (as defined in the Securities Act of 1933, as amended (the “Securities Act”)), shall be authorized and exempt from registration under the securities laws to the fullest extent permitted under section 1145 of the Bankruptcy Code, as of the Effective Date without further act or action by any person, unless required by provision of the relevant governance documents or applicable law, regulation, order or rule; and all documents evidencing the same shall be executed and delivered as provided for in the Plan or the Plan Supplement.

The issuance of the Series A-1 Notes, if any, and Distribution thereof to holders of Claims under the Plan, to the extent that they are deemed Securities (as defined in the Securities Act), shall be authorized and exempt from registration under the securities laws to the fullest extent permitted under section 1145 of the Bankruptcy Code, as of the Effective Date without further act or action by any person, unless required by provision of the relevant governance documents or applicable law, regulation, order or rule; and all documents evidencing the same shall be executed and delivered as provided for in the Plan or the Plan Supplement.

7.11                        SEC Enforcement.

Notwithstanding anything to the contrary contained in the Disclosure Statement, Plan or Confirmation Order, no provision shall preclude the U.S. Securities and Exchange Commission from enforcing its police or regulatory powers; and provided further, notwithstanding any language to the contrary contained in the Disclosure Statement, Plan or Confirmation Order, no provision shall release any non-debtor from liability in connection with any legal action or claim brought by the U.S. Securities and Exchange Commission.

ARTICLE VIII.

CONFIRMATION OF THE PLAN

8.1                               Confirmation Hearing.

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, hold a hearing on confirmation of a plan.  The Bankruptcy Court has established [•], 201[•] at [•] (Eastern Time) as the date and time of the Confirmation Hearing.  The Confirmation Hearing may be adjourned or continued from time to time by the Debtors or the Bankruptcy Court without further notice except for an announcement of the adjourned or continued date made at the Confirmation Hearing or any subsequent adjourned or continued Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan.  Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to chambers, together with proof of service thereof, and served upon: (i) the Chambers of the Honorable [•], United States Bankruptcy Judge, 824 Market Street N, Wilmington, Delaware 19801; (ii) counsel to the Debtors, Dechert LLP, Three Bryant Park, New York, New York  10036, Attn: Michael J. Sage, Brian Greer, Stephen M. Wolpert and [•]; (iii) [•], United States Trustee, U.S. Department of Justice, Office of the U.S. Trustee, 844 King Street, Suite 2207, Lockbox 35, Wilmington, DE 19801, Attn: [•]; (iv) counsel to the Ad Hoc Secured Noteholder Committee, 1285 Avenue of the Americas, New York, New York 10019, Attn: Andrew N. Rosenberg, Jacob A. Adlerstein and Adam M. Denhoff, (v) [•], (vi) [•], (viii) [•], (ix) [•], and (x) all other parties who have filed a notice of appearance and request for service of documents.

Bankruptcy Rule 9014 governs objections to confirmation of the Plan.  UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

8.2                               Confirmation.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan.

(d)                                                         Confirmation Requirements.

Confirmation of a plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

•                                          the plan complies with the applicable provisions of the Bankruptcy Code;

•                                          the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

•                                          the plan has been proposed in good faith and not by any means forbidden by law;

•                                          any plan payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable;

•                                          the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan.  The appointment to, or continuance in, such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the debtor will employ or retain, and the nature of any compensation for such insider;

•                                          with respect to each Impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan, on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

•                                          each class of claims or interests has either accepted the plan or is not Impaired under the plan;

•                                          except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims will be paid in full on the effective date (except that if a class of certain types of priority claims has voted to accept the plan, holders of such claims may receive deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims and that holders of priority tax claims may receive on account of such claims, regular installment payments in cash (i) of a total value, as of the effective date, equal to the allowed amount of such claim, (ii) over a period not exceeding five (5) years after the petition date, or (iii) in a manner not less favorable than the most favored nonpriority unsecured claim provided for by the plan (other than cash payments made to a class of creditors under section 1122 of the Bankruptcy Code);

•                                          if a class of claims is Impaired, at least one (1) Impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class;

•                                          confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan; and

•                                          all fees payable to the applicable United States Trustee’s office, pursuant to section 1930 of title 28, have been paid or the plan provides for payment of such fees on the effective date of the plan.

Subject to satisfying the standard for any potential “cramdown” of Classes deemed to reject the Plan, the Debtors believe that:

•                                          the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

•                                          the Debtors have complied or will have complied at the time of confirmation with all of the requirements of chapter 11 of the Bankruptcy Code; and

•                                          the Plan has been proposed in good faith.

Set forth below is a summary of certain relevant statutory confirmation requirements.

(e)                                                          Acceptance.

A class is “Impaired” under a plan unless, with respect to each claim or interest of such class, the plan (i) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder of such claim or interest; or (ii) notwithstanding any contractual provision or applicable law which entitles the holder of such claim or interest to demand or receive accelerated payment on account of a default, cures any default, reinstates the original maturity of the obligation, compensates the holder for any damages incurred as a result of reasonable reliance on such provision or law and does not otherwise alter the legal, equitable or contractual rights of such holder based upon such claim or interest.  A class that is not Impaired under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required.

Classes 3A, 3B, 3C, 4A, 4B and 4C are Impaired under the Plan and are entitled to vote to accept or reject the Plan.  Classes 1A, 1B, 1C, 2A, 2B, 2C, 5A, 5B, 5C, 6A, 6B, 6C, 9B and 9C are Unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Classes 7A, 7B, 7C and 8A are Impaired and not receiving any property under the Plan, and thus are deemed to have rejected the Plan.

Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan under section 1129(b) of the Bankruptcy Code.  The Debtors reserve the right, with the consent of the Required Supporting Noteholders and Iroko, to alter, amend, modify, revoke or withdraw the Plan or any Plan Exhibit, Schedule, or Plan Supplement, including amending or modifying it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.  The Debtors believe that the Plan will satisfy the “cramdown” requirements of section 1129(b) of the Bankruptcy Code with respect to Classes [•] which are deemed to reject the Plan and will set forth such arguments in a brief in support of confirmation filed in advance of the Confirmation Hearing.

(f)                                                           Feasibility; Valuation and Financial Projections.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation should not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors unless such liquidation or reorganization is proposed in the Plan.   If the Plan is confirmed, the Allowed Claims that may be paid in full in Cash either on the Effective Date or in the ordinary course of business are the Administrative Claims, Professional Fee Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims and General Unsecured Claims.  The Debtors have estimated the total amount of such payments and expect sufficient liquidity from Cash on hand to fund these payments.

In addition, annexed as Exhibit 4 hereto are the Financial Projections (the “Financial Projections”), which were prepared by the Debtors, with the assistance of its advisers, and detail, among other things, the financial feasibility of the Plan and the Reorganized Debtors’ ability to service their obligations, including under the New Secured Notes.  The Financial Projections indicate it is expected that the Reorganized Corp’s EBITDA (as defined in the Financial Projections) will be approximately $7.0 million in 2019, $20.1 million in 2020, $29.4 million in 2021 and $28.1 million in 2022, which earnings will be used, among other things, to service the New Secured Notes.  Please see Article XI, “Certain Risk Factors to be Considered,” for a discussion of some of the risks that could affect the Debtors’ ability to pay its post-Effective Date indebtedness, including its ability to achieve its projected financial results.

The Financial Projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan will occur on February 1, 2019.

THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN.  WHILE THE DEBTORS BELIEVE THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, WERE REASONABLE WHEN PREPARED IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED.  THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS.  THE FINANCIAL PROJECTIONS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW IN

ARTICLE XI.   IN THE LIGHT OF THESE RISKS AND UNCERTAINTIES, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FINANCIAL PROJECTIONS.

The Debtors prepared the Financial Projections based upon certain assumptions that they believe to be reasonable under the circumstances.  Those assumptions considered to be significant are described in notes to the Financial Projections.  The Financial Projections have not been examined or compiled by independent accountants.  The Debtors make no representation as to the accuracy of the projections or their ability to achieve the projected results.  Many of the assumptions on which the projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management, and are subject to significant incremental uncertainty as a result of the scope and potential duration of the current economic recession underway both in the United States and abroad.  Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results.  Therefore, the actual results achieved throughout the period of the Financial Projections may vary from the projected results and the variations may be material.  All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Projections are based in connection with their evaluation of the Plan.

In addition, in connection with the Plan, Piper Jaffray performed an analysis of the estimated value of the Reorganized Debtors on a going-concern basis, attached hereto as Exhibit 5 (the “Valuation Analysis”).

Specifically, in preparing the Valuation Analysis, Piper Jaffray, among other things: (i) reviewed certain recent publicly available financial results of the Debtors; (ii) reviewed the Financial Projections; and (iii) discussed with certain senior executives the current operations and prospects of the Debtors, as well as key assumptions related to the Financial Projections.

THE VALUATION ANALYSIS SET FORTH IN EXHIBIT 5 IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR THE REORGANIZED DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION ANALYSIS WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY.

THE VALUATION ANALYSIS REPRESENTS A HYPOTHETICAL VALUATION OF THE REORGANIZED DEBTORS, WHICH ASSUMES THAT THE REORGANIZED DEBTORS CONTINUE AS AN OPERATING BUSINESS. THE ESTIMATED VALUE SET FORTH IN THE VALUATION ANALYSIS DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED DEBTORS, THEIR SECURITIES OR THEIR ASSETS, WHICH MAY BE MATERIALLY DIFFERENT THAN THE ESTIMATE SET FORTH IN THE VALUATION ANALYSIS. ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF

THE PRICES AT WHICH ANY SECURITIES OF THE REORGANIZED DEBTORS MAY TRADE AFTER GIVING EFFECT TO THE TRANSACTIONS SET FORTH IN THE PLAN. ANY SUCH PRICES MAY BE MATERIALLY DIFFERENT THAN INDICATED BY THE VALUATION ANALYSIS.

(g)                                                          Creditors’ Estimated Recovery Rates.

CREDITORS’ ESTIMATED RECOVERY RATES SET FORTH IN THIS DISCLOSURE STATEMENT ARE BASED ON A HYPOTHETICAL ANALYSIS OF THE DEBTORS’ FINANCIAL PROJECTIONS AND THE VALUATION ANALYSIS, WHICH ASSUMES THAT THE REORGANIZED DEBTORS CONTINUE AS OPERATING BUSINESSES.  THE ESTIMATED RECOVERY RATES SET FORTH IN THE DISCLOSURE STATEMENT DO NOT PURPORT TO CONSTITUTE A VALUATION OF THE DEBTORS OR AN APPRAISAL OF THE DEBTORS’ ASSETS OR CLAIMS, AND THE ESTIMATED RECOVERY RATES SET FORTH HEREIN DO NOT REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED DEBTORS, THEIR SECURITIES OR ASSETS OR CLAIMS, WHICH VALUE MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATED RECOVERY RATES SET FORTH IN THE DISCLOSURE STATEMENT.

The Debtors have been advised by Piper Jaffray with respect to the estimated ranges of recovery rates.  Piper Jaffray assisted by estimating the range of value available for distribution to holders of Allowed Claims pursuant to the Plan.  The estimated ranges of recovery rates for purposes of the Plan is based on the Financial Projections provided by the Debtors’ management for the years 2019 through 2022, and the Valuation Analysis, and takes into consideration the variability depending on the business strategy ultimately pursued.

Based on the Financial Projections and the Valuation Analysis subject to the disclaimers herein and solely for purposes of the Plan, Piper Jaffray estimates that the ranges recovery rates for creditors under the Plan are as presented in this Disclosure Statement.

THE ESTIMATED RECOVERIES WERE DERIVED FROM ANALYSIS PERFORMED BY PIPER JAFFRAY ON THE BASIS OF INFORMATION AVAILABLE TO PIPER JAFFRAY AS OF THE PETITION DATE.  ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT PIPER JAFFRAY’S CONCLUSIONS, NEITHER PIPER JAFFRAY NOR THE DEBTORS HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM THE ESTIMATE.

The estimated recoveries and the Valuation Analysis assume that the Financial Projections were reasonably prepared by management of the Debtors in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors, and assume the Reorganized Debtors will achieve their Financial Projections in all material respects.  If the business performs at levels below or above those set forth in the Financial Projections, such performance may have a materially negative or positive impact, respectively.  In conducting its analysis, Piper Jaffray: (a) reviewed certain historical financial information of the Debtors; (b) reviewed certain internal financial and operating data of the Debtors; (c) discussed the Debtors’ operations and future prospects with the senior management team of the Debtors and third-party advisors; (d) reviewed certain publicly available financial data for public companies that Piper Jaffray deemed generally comparable to the operating business of the Reorganized Debtors; (e) considered certain economic and industry information relevant to the operating businesses; (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate; and (g) the Valuation Analysis.  Piper Jaffray assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management as well as third parties and publicly available information.

In addition, Piper Jaffray did not independently verify the Financial Projections or the Valuation Analysis in connection with preparing any analysis, and no independent appraisals of the Debtors were sought or obtained in connection herewith.  The ranges of recovery estimates were developed solely for purposes of confirmation of the Plan, and to provide “adequate information” pursuant to section 1125 of the Bankruptcy Code.

The estimated recovery ranges do not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan.  Piper Jaffray and the Debtors’ other advisors have not been asked to and do not express any view as to what the value of the Reorganized Debtors’ securities would be on issuance at any time.  The estimated recovery ranges do not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES PERFORMED BY THE DEBTORS OR PIPER JAFFRAY. THE PREPARATION OF RECOVERY RATES ESTIMATES INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ESTIMATE IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION.  IN PERFORMING THESE ANALYSES, PIPER JAFFRAY AND THE DEBTORS MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE IROKO ACQUISITION.  THE ANALYSES PERFORMED BY THE DEBTORS, PIPER JAFFRAY AND ANY OTHER ADVISOR ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES.

(h)                                                         Standards Applicable to Releases.

Article IX(E) of the Plan provides for releases of certain claims against non-Debtors in consideration of services provided to the Estates and valuable compromises made by the Released Parties.  The non-Debtor released parties are, collectively and individually, (i) the Supporting Noteholders, (ii) the Indenture Trustees and (iii) with respect to each of the foregoing

Persons identified in subsections (i) through (ii), such Person’s current and former affiliates, predecessors, successors and assigns, subsidiaries, investment managers, managed accounts or funds; and (iv) with respect to each of the foregoing entities identified in clauses (i) through (iii), each of such entities’ current and former officers, directors, shareholders, employees, investment advisors, members, managers, partners, principals, consultants, agents, attorneys, accountants, investment bankers, financial advisors, professionals, advisors, and representatives, and each of their respective heirs, executors, estates, servants and nominees; provided that no Excluded Releasing Party shall be a Released Party.  As set forth in the Plan, releases are also given by, among others, (a) each holder of a Claim against any of the Debtors that (1) has voted to accept the Plan, (2) is deemed to accept the Plan, (3) whose vote to accept or reject the Plan was solicited but who did not timely vote either to accept or to reject the Plan, or (4) timely voted to reject the Plan and did not check the box on the applicable Court-approved Ballot indicating that they opt to not grant the releases provided in the Plan, (b) each of such entities’ current and former affiliates, predecessors, successors and assigns, subsidiaries, investment managers, managed accounts or funds, and (c) with respect to each of the foregoing parties under (a) through (b), each of such entities’ current and former officers, directors, shareholders, employees, investment advisors, members, managers, partners, principals, consultants, agents, attorneys, accountants, investment bankers, financial advisors, professionals, advisors, and representatives, and each of their respective heirs, executors, estates, servants and nominees.  The released claims are limited to those Causes of Action that relate to the Debtors, the Restructuring (including, but not limited to, the Iroko Acquisition), the Chapter 11 Cases, the Restructuring Support Agreement, the purchase, sale, transfer of any debt, security, asset, right or interest in any of the Debtors or any Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any Claim against or Interest in any of the Debtors that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring or any alleged restructuring or reorganization of Claims against and Interests in any of the Debtors prior to or in the Chapter 11 Cases (including the Restructuring), the negotiation, formulation or preparation of the documents or related agreements, instruments or other documents related to the Restructuring (including the Restructuring Support Agreement and any document related to the Iroko Acquisition), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct or gross negligence, each solely to the extent determined by a final order of a court of competent jurisdiction.

The Debtors believe that the releases set forth in the Plan are appropriate because, among other things, the releases are narrowly tailored to the Debtors’ restructuring proceedings, and each of the Released Parties has provided significant value to the Debtors, aided in the reorganization process, and facilitated the Debtors’ ability to propose and pursue confirmation of the Plan.  Specifically, in an effort to ensure the Debtors’ reorganization can be completed in a consensual, expeditious and timely manner and in a way that minimizes the impact of these Chapter 11 Cases on the Debtors’ businesses, the Supporting Noteholders holding First Lien Secured Notes Claims were willing to agree to substantial compromises to their recoveries in order to facilitate recoveries for more junior creditors and the Supporting Noteholders holding Convertible Notes Claims played an integral part in developing the restructuring embodied in the Restructuring Support Agreement.  Absent this support, instability in the Company’s businesses may have had a significant and detrimental impact on value for all of the Debtors’ constituents.  The Debtors believe that each of the Released Parties has played an integral role in formulating the Plan and has expended significant time and resources analyzing and negotiating the issues presented by the Debtors’ prepetition capital structure.  Finally, each of the non-debtor Released Parties will continue to play a substantial role in formulating, negotiating, and consummating the Plan and in the transactions contemplated thereunder.  Absent the support and participation of the Released Parties, the Debtors could not have filed for chapter 11 protection with a path to reorganization and emergence. Accordingly, the Debtors contend that the circumstances of the Chapter 11 Cases satisfy the requirements for such releases.

(i)                                                             Best Interests Test.

With respect to each Impaired Class of Claims and Interests, confirmation of the Plan requires that each holder of a Claim or Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.  See the Liquidation Analysis annexed as Exhibit 2 hereto, which demonstrates that the Plan satisfies the “best interests” test.

In determining whether this test is satisfied, the first step is to determine the dollar amount that would be generated from the liquidation of each of the Debtors’ assets and properties in a chapter 7 liquidation case.  The gross amount of Cash available in such a liquidation would be the sum of the proceeds from the disposition of such Debtor’s assets and the Cash held by such Debtor at the time of the commencement of the chapter 7 case.  This gross amount would be reduced by the amount of any Allowed Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the applicable Debtor’s business and the use of chapter 7 for the purposes of liquidation.  Any remaining net Cash would be allocated to creditors and shareholders of the applicable Debtor in strict accordance with the order of priority of claims contained in section 726 of the Bankruptcy Code.

As further described in Exhibit 2, underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management.  The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change and significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management.  Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the results of a chapter 7 liquidation of the Debtors.  Accordingly, the values reflected might not be realized if the Debtors were, in fact, to be liquidated under chapter 7.  All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Liquidation Analysis is based in connection with their evaluation of the Plan.

The Debtors have determined, as discussed in the Liquidation Analysis attached as Exhibit 2 hereto, that confirmation of the Plan will provide each holder of Claims and

Interests with a recovery that is not less than it would receive pursuant to a liquidation of the applicable Debtor under chapter 7 of the Bankruptcy Code.  See the Liquidation Analysis annexed as Exhibit 2 hereto for a further discussion of how the Plan satisfies the “best interests” test.

(j)                                                            Classification of Claims and Interests.

The Debtors believe that the Plan meets the classification requirements of the Bankruptcy Code which require that a plan of reorganization place each claim or interest into a class with other claims or interests that are “substantially similar.”

8.3                               Cramdown.

The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all Impaired classes, as long as at least one Impaired class of claims has accepted the Plan.  The “cramdown” provisions of the Bankruptcy Code are set forth in section 1129(b) of the Bankruptcy Code.  Under the “cramdown” provisions, upon the request of a plan proponent, the bankruptcy court will confirm a plan despite the lack of acceptance by all Impaired classes if the bankruptcy court finds that (i) the plan does not discriminate unfairly with respect to each non-accepting Impaired class, (ii) the plan is fair and equitable with respect to each non-accepting Impaired class, and (iii) at least one Impaired class has accepted the plan.  These standards ensure that holders of junior interests cannot retain any interest in the debtor under a plan that has been rejected by a senior class of Impaired claims or interests unless holders of such senior Impaired claims or interests are paid in full.

As used by the Bankruptcy Code, the phrases “discriminate unfairly” and “fair and equitable” have narrow and specific meanings unique to bankruptcy law.  A plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan.  By establishing separate Classes for the holders of each type of Claim and by treating each holder of a Claim in each Class identically, the Plan has been structured so as to satisfy the “no unfair discrimination” test of section 1129(b) of the Bankruptcy Code.

The Bankruptcy Code sets forth different standards for establishing that a plan is “fair and equitable” with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims or interests.  In general, section 1129(b) of the Bankruptcy Code permits confirmation, notwithstanding non-acceptance by an Impaired class, if that class and all junior classes are treated in accordance with the “absolute priority” rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan.  Case law surrounding section 1129(b) of the Bankruptcy Code requires that no class senior to a non-accepting Impaired class receives more than payment in full on its claims.  This will not occur here.  Although the Intercompany Interests are preserved, this is done for administrative convenience only for the purpose of preserving the Debtors’ corporate structure.

The Debtors intend to seek “cramdown” of the Plan on Classes [•], which are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code by virtue of receiving no Plan distributions, and against any other Impaired Class which does not accept the Plan.

8.4                               Consummation.

On the Effective Date, the Plan will be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code; provided, however that nothing in the Plan shall prevent the Debtors or any other party in interest from arguing that substantial consummation of the Plan occurred prior to the Effective Date.  For a more detailed discussion of the conditions precedent to Plan consummation and the consequences of the failure to meet such conditions, see Section 9 of the Plan.

The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

ARTICLE IX.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not consummated, the Debtors believe that much of the success reached by the parties to the Restructuring Support Agreement, as well as Iroko, in their negotiations and their long-standing efforts to reach consensual resolutions could very well be squandered.  Accordingly, if the Plan is not confirmed and consummated, the alternatives include:

9.1                               Liquidation under Chapter 7 of the Bankruptcy Code.

The Debtors could be liquidated under chapter 7 of the Bankruptcy Code.  A discussion of the effect a chapter 7 liquidation would have on the recoveries of the holders of Claims is set forth in Article VIII of this Disclosure Statement.  The Debtors believe that such a liquidation would result in lower aggregate distributions being made to creditors than those provided for in the Plan, which is demonstrated by the Liquidation Analysis described in Article VIII herein and attached as Exhibit 2 to this Disclosure Statement.

9.2                               Alternative Plan(s) of Liquidation or Reorganization.

The Debtors believe that failure to confirm the Plan would lead inevitably to more expensive and protracted Chapter 11 Cases.  In formulating and developing the Plan, the Debtors have explored numerous other alternatives and engaged in an extensive negotiating process with the Supporting Noteholders and Iroko.

The Debtors believe that not only does the Plan fairly adjust the rights of various Classes of Claims, but also that the Plan provides superior recoveries to Classes [•] over any alternative capable of rational consideration (such as a chapter 7 liquidation), thus enabling many stakeholders to maximize their returns.  Rejection of the Plan in favor of some alternative method of reconciling the Claims and Interests will require, at the very least, an extensive and time consuming process (including the possibility of protracted and costly litigation) and will not result in a better recovery for any Class of Claims or Interests.

Further, as noted above, in an effort to ensure a consensual and efficient chapter 11 process that limits damage to the Debtors’ businesses, the Supporting Noteholders holding First

Lien Secured Notes are making significant concessions to provide holders of certain Claims, including the Convertible Notes Claims, General Unsecured Claims, with recoveries to which holders of such Claims may not otherwise be entitled.  The holders of the First Lien Secured Notes may be unwilling to make similar concessions in the context of an alternative chapter 11 plan.

THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS PREFERABLE TO ANY ALTERNATIVE BECAUSE THE PLAN MAXIMIZES THE AMOUNT OF DISTRIBUTIONS TO ALL HOLDERS OF CLAIMS AND INTERESTS AND ANY ALTERNATIVE TO CONFIRMATION OF THE PLAN WILL RESULT IN SUBSTANTIAL DELAYS IN THE DISTRIBUTION OF ANY RECOVERIES AND ADDITIONAL ADMINISTRATIVE EXPENSES ASSOCIATED WITH LITIGATION.  THEREFORE, THE DEBTORS RECOMMEND THAT ALL HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

ARTICLE X.

SUMMARY OF VOTING PROCEDURES

This Disclosure Statement, including all Exhibits hereto and the related materials included herewith, is being furnished to the holders of Claims in Classes 3A, 3B, 3C, 4A, 4B and 4C, which are the only Classes entitled to vote on the Plan.

All votes to accept or reject the Plan must be cast by using the Ballot enclosed with this Disclosure Statement.  No other votes will be counted.  Consistent with the provisions of Bankruptcy Rule 3018, the Debtors have fixed [•] as the Voting Record Date.  Ballots must be RECEIVED by the Voting Agent no later than [•] (Eastern Time) on [•], unless the Debtors, at any time, in their sole discretion, extend such date by oral or written notice to the Voting Agent, in which event the period during which Ballots will be accepted will terminate at [•] (Eastern Time) on such extended date.  Notwithstanding the foregoing, each holder of a Claim in Classes 3A, 3B, 3C, 4A, 4B and 4C may revoke or amend such holder’s Ballot in the event the Debtors modify the Allowed amount of such holder’s Claim under the Plan.

Solely for purposes of voting to accept or reject the Plan and not for the purpose of the allowance of, or distribution on account of, a Claim, each holder of a Claim within a Class of Claims entitled to vote to accept or reject the Plan will be entitled to vote the amount of such Claim as set forth on the Schedules or, if such holder has timely filed a proof of claim, the amount of such Claim as set forth in such proof of claim.

If a Claim is listed on the Schedules as contingent, unliquidated, disputed, undetermined in amount, or in an amount equal to zero dollars and a proof of claim was not (i) filed by the Bar Date for the filing of proofs of claim, or (ii) deemed timely filed by an order of the Court prior to the Voting Deadline, such Claim is disallowed for voting purposes and for purposes of allowance and distribution pursuant to Bankruptcy Rule 3003(c), unless the Debtors consent in writing.  If a Claim for which a proof of claim has been timely filed is, by its terms, unknown, undetermined, contingent, unliquidated, or disputed, or if the Claim is deemed disputed under the Plan, such

Claim is temporarily allowed at $1.00 solely for purposes of satisfying the numerosity requirement of section 1126(c) of the Bankruptcy Code, and not for purposes of allowance or distribution.

To the extent any inconsistency exists between the voting procedures summarized above and the voting procedures set forth in the order approving the Disclosure Statement, the voting procedures set forth in such order shall control.

ARTICLE XI.

CERTAIN RISK FACTORS TO BE CONSIDERED

HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED HEREIN BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.  THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

11.1                        Certain Bankruptcy Considerations.

(a)                                 General.

If the Debtors are unable to obtain confirmation of the Plan on a timely basis because of a challenge to confirmation of the Plan or a failure to satisfy the conditions to consummation of the Plan, the probability and the magnitude of the potentially adverse effects described herein would be increased.

(b)                                 Failure to Receive Requisite Acceptances.

Classes 3A, 3B, 3C, 4A, 4B and 4C are the only Classes that are entitled to vote to accept or reject the Plan.  If the Requisite Acceptances for at least one Impaired Class are not received, the Debtors may seek to obtain acceptances to an alternative plan of reorganization, which alternate plan may not have broad based support, or seek liquidation for one or more of the Debtors.  There can be no assurance that the terms of any such alternative restructuring arrangement or liquidation would be similar to or as favorable to the Debtors’ creditors as those proposed in the Plan.  As noted above, the creditor parties to the Restructuring Support Agreement have committed to vote in favor of the Plan, subject to the terms and conditions of the Restructuring Support Agreement.  Therefore, absent the termination of the Restructuring Support Agreement, the Debtors expect to receive the Requisite Acceptances for the Classes 3A, 3B, 3C, 4A, 4B and 4C.  In addition, if a liquidation or protracted reorganization were to occur, further administrative expenses would cause a substantial erosion of the value of the Debtors’ assets.  Additional Claims may also arise by reason of a liquidation or protracted reorganization, and such a protraction may result in Iroko’s having the right to terminate the Purchase Agreement in accordance with the terms thereof.

(c)                                  Failure to Confirm the Plan.

Certain parties in interest may file objections to the Plan in an effort to persuade the Bankruptcy Court that the Debtors have not satisfied the confirmation requirements with respect to the Plan.  Even if all Classes entitled to vote accept the Plan, the Plan might not be confirmed by the Bankruptcy Court.  The Debtors believe that the Plan satisfies all of the requirements for confirmation of a plan under the Bankruptcy Code.  There can be no assurance, however, that the Bankruptcy Court will also conclude that the requirements for confirmation of the Plan have been satisfied. If the Bankruptcy Court determines that the requirements for confirmation have not been satisfied, the Debtors have reserved the right to amend the Plan as described therein in such a manner so as to satisfy the requirements of the Bankruptcy Code.

(d)                                 Failure to Consummate the Plan.

There can be no assurance that even if the Plan is confirmed, the other conditions to consummation will be satisfied or waived.  Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can also be no assurance as to the timing of the Effective Date.  If the conditions precedent to the Effective Date set forth in Article X(B) of the Plan and those described in Section 5.1 above have not occurred and have not been waived, the Confirmation Order will be vacated, in which event, no Plan distributions will be made.  Were this to occur, the Debtors may seek to obtain acceptances to an alternative plan of reorganization, which alternate plan may not have broad based support, or seek liquidation for one or more of the Debtors.  There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the Debtors’ creditors as those proposed in the Plan.  In addition, if a liquidation or protracted reorganization were to occur, further administrative expenses would cause a substantial erosion of the value of the Debtors’ assets.  Additional Claims may also arise by reason of a liquidation or protracted reorganization, and such a protraction may result in Iroko’s having the right to terminate the Purchase Agreement in accordance with the terms thereof.

Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will ultimately be consummated.

(e)                                  Termination of the Restructuring Support Agreement.

The Restructuring Support Agreement contains a number of termination events, upon the occurrence of which certain parties to the Restructuring Support Agreement may terminate such agreement. If the Restructuring Support Agreement is terminated, each of the parties thereto will be released from their obligations in accordance with the terms of the Restructuring Support Agreement. Such termination may result in the loss of support for the Plan, which could adversely affect the Debtors’ ability to confirm and consummate the Plan.  If, as a result, a liquidation or protracted reorganization were to occur, further administrative expenses would cause a substantial erosion of the value of the Debtors’ assets.  Additional Claims may also arise by reason of a liquidation or protracted reorganization, and such a protraction may result in Iroko’s having the right to terminate the Purchase Agreement in accordance with the terms thereof.

(f)                                   Objections to Classification of Claims.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is “substantially similar” to the other claims or interests in such class.  The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code.  However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

11.2                        Actual recoveries may differ materially from the estimated recoveries set forth in this Disclosure Statement.

The recoveries listed in this Disclosure Statement are estimates based on assumptions made by the Debtors.  Such recoveries are dependent on a variety of factors, including the risks that the aggregate amount of Claims ultimately Allowed could exceed the Debtors’ estimates.  In the event the aggregate amount of Allowed Claims materially exceeds the Debtors’ estimates, the projected distributions and recoveries set forth herein may be adversely affected.  Further, any litigation and judgment in connection therewith could have a material negative effect on the Reorganized Debtors and their respective values, assets, and future operations.

11.3                        Risks Relating to the New Secured Notes and the New Egalet Common Stock

(a)                                                         Variances From Financial Projections.

The Financial Projections included as Exhibit 4 to this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, as well as assumptions with respect to the prevailing market, economic and competitive conditions, which are beyond the control of the Reorganized Debtors and which may not materialize, particularly given the current difficult economic environment.  These assumptions may or may not prove accurate.

If the Reorganized Debtors do not achieve the Financial Projections or other assumed results, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned or at all, which could have an adverse impact on the value of the New Egalet Common Stock and the New Secured Notes, as well as the Company’s ability to make scheduled payments on the New Secured Notes.

(b)                                 Substantial Indebtedness.

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have substantial indebtedness.  On the Effective Date, after giving effect to the transactions contemplated by the Plan (including the Iroko Acquisition), the Reorganized Debtors will, on a consolidated basis, have approximately $95 million in secured indebtedness under the New Secured Notes.  The amount of the Reorganized Debtors’ indebtedness could have important consequences because it could affect the Reorganized Debtors’ business, operating results, cash flows and financial condition, including their ability to satisfy their obligations thereunder, raise additional capital through the issuance of additional debt or equity securities, engage in acquisitions or other business development activities, fund working capital, capital expenditures and other corporate spending, respond to general and industry-specific adverse economic conditions and compete with competitors that are less leveraged.

Despite the Reorganized Debtors’ consolidated debt levels following the issuance of the New Secured Notes, the Reorganized Debtors may be able to incur certain additional debt in the future, subject to the restrictions contained in their debt instruments, some of which may be secured debt. In certain situations, the terms of the New Secured Notes Indenture permits the Reorganized Debtors to incur additional debt, secure existing or future debt, recapitalize its debt or take a number of other actions that could have the effect of diminishing the Reorganized Debtors’ ability to make payments on its existing debt when due. The New Secured Notes Indenture restricts the Reorganized Debtors’ ability to incur certain additional indebtedness, including certain secured indebtedness, subject to certain exceptions, but if the New Secured Notes mature or are repaid, the Reorganized Debtors may not be subject to such restrictions under the terms of any subsequent indebtedness.

However, the incurrence of additional indebtedness would result in increased fixed payment obligations and could also result in certain additional restrictive covenants, such as limitations on the Reorganized Debtors’ ability to incur additional debt, limitations on the their ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact the Reorganized Debtors’ ability to conduct their business and may result in liens being placed on the Reorganized Debtors’ assets and intellectual property. If the Reorganized Debtors were to default on such indebtedness, the Reorganized Debtors could lose such assets and intellectual property.

(c)                                  Obligations Under the New Secured Notes.

The obligations of the Reorganized Debtors under the New Secured Notes will be secured by a first lien on substantially all assets of the Reorganized Debtors, including (i) all Accounts (including any credit enhancement therefor) and Intercompany Obligations; (ii) all Chattel Paper; (iii) all Commercial Tort Claims; (iv) all contract rights, leases, letters of credit, letter-of-credit rights, instruments, promissory notes, documents, and documents of title; (v) all Financial Assets; (vi) all Equipment; (vii) all General Intangibles; (viii) all Investment Property; (ix) all Inventory; (x) all money, cash, cash equivalents, securities, and other property of any kind of such Grantor; (xi) all of such Grantor’s deposit accounts, securities accounts, commodities accounts, credits, and balances with, and other claims against, any financial institution with which such Grantor maintains deposits; (xii) all of such Grantor’s books, records, and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property, and General Intangibles at any time evidencing or relating to any of the foregoing; (xiii) all supporting obligations in respect of any Collateral; (xiv) all other items, kinds and types of personal property, tangible or intangible, of whatever nature, and regardless of whether the creation or perfection or effect of perfection or non-perfection of a security interest therein is governed by the UCC of any particular jurisdiction or by another applicable treaty, convention, statute, law or regulation of any applicable jurisdiction; and (xv) all accessions to, substitutions for, and replacements, products, and proceeds of any of the foregoing, including, but not limited to,

After-Acquired Property, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.  The Debtors have also pledged 100% of the equity interests they hold in each domestic subsidiary for the benefit of the holders of the New Secured Notes.  If the there is a default under the New Secured Notes, and payment on any obligation thereunder is accelerated, the holders of the New Secured Notes would be entitled to exercise the remedies available to a secured lender under applicable law, including foreclosure on the collateral that is pledged to secure the indebtedness thereunder, and they would have a claim on the assets securing the obligations under the New Secured Notes.  As a result, the assets of the Reorganized Debtors would not be available for distribution to any holder of New Egalet Common Stock.

In addition, the Reorganized Debtors’ ability to make scheduled payments of the principal of, to pay interest on or to refinance the New Secured Notes depends on our future performance, which is subject to economic, financial, competitive and other factors beyond their control. The Reorganized Debtors’ business may not generate cash flow from operations in the future sufficient to service the New Secured Notes (and any future indebtedness) and make necessary capital expenditures. If the Reorganized Debtors are unable to generate such cash flow, they may be required to adopt one or more alternatives, such as selling assets or obtaining additional equity capital on terms that may be onerous or highly dilutive. The Reorganized Debtors’ ability to refinance their indebtedness will depend on the capital markets and our financial condition at such time.

(d)                                 Restrictive Covenants.

The New Secured Notes Indenture will contain various covenants that may limit the discretion of certain Reorganized Debtors’ management by restricting such Reorganized Debtors’ ability to, among other things: incur additional indebtedness; incur liens; merge, dissolve, liquidate and/or sell or dispose of all or substantially all of their assets; consummate certain asset sales; pay dividends or make certain restricted payments; amend material contracts; or enter into certain transactions with affiliates.  As a result of these covenants, the Reorganized Debtors will be limited in the manner in which they conduct business and may be unable to engage in certain business activities or finance future operations or capital needs.

Any failure to comply with the restrictions contained in the New Secured Notes Indenture or any other subsequent financing agreements may result in an event of default. An event of default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. If the New Secured Notes are not repaid when due, the lenders thereunder could, subject to the terms of the New Secured Notes Indenture and related security documents, respectively, seek to foreclose on the collateral that is pledged to secure the indebtedness outstanding under such facility.

(e)                                  Potential Future Dilution.

The Reorganized Debtors expect that additional capital may be needed in the future to continue the Reorganized Debtors’ planned operations. These future issuances of New Egalet Common Stock or related securities, together with the exercise of outstanding options or similar equity securities (including any such securities issued pursuant to the Management Incentive Plan and the New Warrants) and any additional shares issued in connection with acquisitions, if any, or otherwise may result in material dilution to the holders of New Egalet Common Stock. Such sales may also result in material dilution to existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of New Egalet Common Stock. Debt, receivables and royalty financings may be coupled with an equity component, such as warrants to purchase stock, which could also result in dilution of the ownership interest of the holders of New Egalet Common Stock.

(f)                                   Uncertain Trading Market and Uncertain Value.

Although the Reorganized Corp is required, following the Effective Date, to use its reasonable best efforts to list the New Egalet Common Stock on the OTC Bulletin Board and, upon meeting the initial listing requirements thereof, the Nasdaq Capital Market, there cannot be any assurances as to its ability to do so or the degree of price volatility in any market that develops for the New Egalet Common Stock. Any lack of liquidity may adversely affect the price at which New Egalet Common Stock may be sold, if at all.  Furthermore, holders of New Egalet Common Stock may have difficulty selling or obtaining timely and accurate quotations with respect to such securities.

The trading price of the New Egalet Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which will be beyond the Reorganized Debtors’ control, which may cause the price of New Egalet Common Stock to fall and may expose the Reorganized Debtors to class action lawsuits that, even if unsuccessful, could be costly to defend and distracting to management.  In addition, the stock market in general, and pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of the New Egalet Common Stock, regardless of the Reorganized Debtors’ actual operating performance.

Further, the trading market for New Egalet Common Stock will be influenced by the research and reports that securities or industry analysts publish about the Reorganized Debtors’ business. The Reorganized Debtors will not have any control over these analysts. There can be no assurance that analysts will cover the New Egalet Common Stock or provide favorable coverage. If one or more analysts downgrade the New Egalet Common Stock or change their opinion of the New Egalet Common Stock, the share price would likely decline. If one or more of these analysts cease coverage of the New Egalet Common Stock or fail to regularly publish reports on us, the New Egalet Common Stock could lose visibility in the financial markets, which could cause the share price or trading volume of New Egalet Common Stock to decline.

The valuation of Reorganized Corp or the Reorganized Debtors is not intended to represent the trading value of the New Egalet Common Stock in public or private markets.  Such trading value may or may not be consistent with the Valuation Analysis described herein.

(g)                                  Restrictions on Transfer.

In addition to the “Uncertain Trading Market” described above, the Reorganized Corp Shareholder Agreement and/or the Reorganized Corp Constituent Documents will contain certain restrictions on transfers, including with respect to compliance with applicable securities laws, and transfers the result of which would require the Company to become subject to the reporting requirements of Exchange Act.  All certificates for shares of New Egalet Common Stock will conspicuously bear legends with respect to the restrictions on transfer in respect thereof immediately following the Effective Date.

For additional information regarding restrictions on resale of the New Egalet Common Stock, see Article XII below.

(h)                                 Significant Stockholders.

Following the closing of the transactions contemplated hereby, approximately 49% of the outstanding New Egalet Common Stock will be owned by Iroko and its Afffiliates. In addition, other holders of a significant number of shares of New Egalet Common Stock could determine to act as a “group” with respect to their holdings of New Egalet Common Stock for securities law purposes. Accordingly, Iroko will, and any such other holders could, be in a position to control the outcome of actions requiring stockholders approval and could be in a position to cause a sale of the Reorganized Debtors. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Egalet Common Stock.

In addition, out of Reorganized Corp’s seven directors initially appointed to the new board as of the Effective Date, two will have been selected by Iroko, one will have been selected by Ad Hoc Secured Noteholder Committee (after consultation with the current Chief Executive Officer of Egalet Corporation), one will have been selected by Ad Hoc Convertible Noteholder Committee (after consultation with the current Chief Executive Officer of Egalet Corporation) and one will have been selected jointly by the mutual agreement of members of the Ad Hoc Secured Noteholder Committee and the members of the Ad Hoc Convertible Noteholder Committee (after consultation with the current Chief Executive Officer of Egalet Corporation).  Following the Effective Date, the appointment and removal of the members of the board of each of the Reorganized Debtors will be governed by the terms of each Reorganized Debtor’s respective corporate governance documents, including, with respect to Reorganized Corp, the Reorganized Corp Shareholder Agreement (if applicable).  Accordingly, such holders of New Egalet Common Stock may have significant influence or control over the operations of Reorganized Corp and matters presented to the shareholders of Reorganized Corp.

(i)                                     Insider Sales.

Actual or potential sales of the New Egalet Common Stock by the Reorganized Debtors’ directors or employees, including the executive officers of Reorganized Corp, pursuant to pre-arranged stock trading plans could cause the trading price of the New Egalet Common Stock to fall or prevent it from increasing for numerous reasons, and actual or potential sales by such persons could be viewed negatively by investors.

(j)                                    Dividend Policies.

Egalet Corporation has never declared or paid cash dividends on its capital stock. It is expected that the Reorganized Debtors’ cash flow will be required to be used in the foreseeable future (a) to make payments under the New Secured Notes, (b) to fund the Reorganized Debtors’ other obligations under the Plan, and (c) to finance the growth and development of the Reorganized Debtors’ business, including for working capital, capital expenditure, business development and other general corporate purposes. In addition, the terms of the New Secured Notes Indenture will, and any future debt agreements may, preclude Reorganized Corp from paying dividends.  Accordingly, the Reorganized Debtors do not anticipate paying dividends on the New Egalet Common Stock in the foreseeable future and, as a result, capital appreciation, if any, of the New Egalet Common Stock will be holder’s sole source of gain for the foreseeable future.

11.4                        Risks Relating to Tax Consequences of the Plan.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties.  The Debtors currently do not intend to seek any ruling from the IRS on the tax consequences of the Plan.  Even if the Debtors decide to request a ruling, there would be no assurance that the IRS would rule favorably or that any ruling would be issued before the Effective Date.  In addition, in such case, there would still be issues with significant uncertainties, which would not be the subject of any ruling request.  Thus, there can be no assurance that the IRS will not challenge the various positions the Debtors have taken, or intend to take, with respect to the tax treatment in the Plan, or that a court would not sustain such a challenge.

For additional information regarding the federal income tax consequences of the Plan, see Article XIII (“Certain United States Federal Income Tax Consequences of the Plan”), below.

11.5                        Risks Associated with the Business.

(a)                                                         General Business Risks.

The Reorganized Debtors will be a pharmaceutical company at an early stage of commercialization with a limited operating and commercialization history. Investment in viable pharmaceutical product commercialization may be highly speculative because it entails substantial upfront capital expenditures and may be slow to achieve results.  Similarly, investment in the pharmaceutical product development entails substantial upfront capital expenditures and significant risk that a product candidate will fail to gain regulatory approval or become commercially.  As a result, there is little historical basis upon which to assess how the Reorganized Debtors will respond to competitive or economic challenges or other challenges to their business. The Reorganized Debtors’ business and prospects must be considered in light of the risks and uncertainties frequently encountered by pharmaceutical companies in the early stages of commercialization in a difficult and changing environment.

(b)                                                         Growth of the Business.

The Reorganized Debtors’ ability to generate additional revenue and become profitable will depend upon their ability to, among other things, (i) expand the marketing of their products and any products that they may develop, in-license or acquire in the future; (ii) successfully satisfy any FDA post-marketing requirements for their products; (iii) complete and submit New Drug Applications to the FDA and obtain regulatory approval for indications for which there is a commercial market; (iv) appropriately address generic entry into the markets for their products; (v) set a commercially viable price for their products; (vi) obtain and maintain coverage and adequate reimbursement from third-party payors, including government payors; (vii) further penetrate the market for existing products and ultimately increase sales for their products relative to competitors; (viii) find suitable partners to help them market, sell and distribute their products, including in other markets; (ix) maintain their intellectual property rights and defend their intellectual property rights from any challenges; and (x) obtain commercial quantities of their products at acceptable cost levels. Even if the Reorganized Debtors are able to generate meaningful revenues from the sale of their products, they may not become profitable and may need to obtain additional funding to continue operations.

(c)                                                          Need for Additional Capital.

The Debtors’ operations have consumed substantial amounts of cash since inception. The Reorganized Debtors’ expect to continue to spend substantial amounts to commercialize their products, as well as to enhance the profiles thereof. If additional capital is required to fund the Reorganized Debtors operations and they fail to obtain necessary financing, the Reorganized Debtors may be unable to successfully market and promote their products, acquire new products or enhance the profiles of their products. The Reorganized Debtors cannot be certain that additional funding will be available on acceptable terms, or at all. If the Reorganized Debtors are unable to raise additional capital in sufficient amounts or on acceptable terms, the Reorganized Debtors may have to significantly delay, scale back or discontinue the development or commercialization of one or more products or one or more research and development initiatives or delay the Reorganized Debtors ability to acquire or license new products or product candidates.

The Reorganized Debtors may seek additional capital through a combination of private and public equity offerings, debt financings, receivables or royalty financings, strategic partnerships and alliances and licensing arrangements. The Reorganized Debtors do not currently have any committed external sources of funds.  Moreover, the New Secured Notes place significant limitations on the Reorganized Debtors’ ability to incur additional indebtedness. If the Reorganized Debtors are unable to raise additional funds through equity or debt financing when needed, the Reorganized Debtors may be required to delay, limit, reduce or terminate product development or commercialization efforts, otherwise significantly curtail operations or grant rights to develop and market the Reorganized Debtors’ technologies that the Reorganized Debtors would otherwise prefer to develop and market themselves. If the Reorganized Debtors raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, the Reorganized Debtors may have to relinquish valuable rights to the Reorganized Debtors’ product candidates, or grant licenses on terms that are not favorable to them.

(d)                                 Pricing Regulations, Third-Party Reimbursement Practices and Healthcare Reform Initiatives.

The regulations that govern marketing approvals, pricing and reimbursement for drug products vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. For example, recent events have resulted in increased public and governmental scrutiny of the cost of drugs, especially in connection with price increases following companies’ acquisitions of the rights to certain drug products. In particular, the U.S. Senate Health, Education, Labor and Pensions Committee recently held hearings aimed at understanding drug pricing issues, which involved testimony from drug, pharmacy, and distribution groups.  While no decisions resulted from the hearings, the hearings demonstrate the continued focus of the U.S. Congress on pricing issues.  The Reorganized Debtors’ revenue and future profitability could be negatively affected if these inquiries were to result in legislative or regulatory proposals that limit the Reorganized Debtors’ ability to increase the prices of their products. Further, legislation has been introduced in the U.S. Congress and several state legislatures that allows price controls in various circumstances, requires enhanced transparency in how pricing is established, caps or penalizes price inflation beyond certain parameters and ties pricing to federal supply schedules, among other initiatives.  Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, the Reorganized Debtors or their collaborators might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay the commercial launch of the product, possibly for lengthy time periods, which could negatively impact the revenues the Reorganized Debtors are able to generate from the sale of the product in that particular country. Adverse pricing limitations may hinder the Reorganized Debtors’ ability to recoup their investment in one or more of their products.

The Reorganized Debtors’ ability to commercialize their products successfully, including any products they may in-license or acquire in the future, will also depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers, pharmacy benefit managers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, determine which medications they will cover and establish reimbursement levels. A primary trend in the United States healthcare industry and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. The Reorganized Debtors cannot be sure that coverage and reimbursement will be available for their products, or any product that the Reorganized Debtors commercialize, or that they will obtain such coverage and reimbursement in a timely fashion.  Patients are unlikely to use the Reorganized Debtors’ products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of the Reorganized Debtors’ products. Coverage and reimbursement may impact the demand for, or the price of, any of the

Reorganized Debtors’ products. If coverage and reimbursement are not available or reimbursement is available only to limited levels, the Reorganized Debtors may not be able to successfully commercialize their products.  In addition, when the Reorganized Debtors seek coverage for their products, they may be requested to submit bids that include all of the Reorganized Debtors’ products for consideration at the same time, which could result in demand for an agreement to higher rebates on one or more of the Reorganized Debtors’ products than would occur if each were bid in isolation.

Moreover, eligibility for coverage and reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers the Reorganized Debtors’ costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover the Reorganized Debtors’ costs and may only be temporary. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private third-party payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Private third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. The Reorganized Debtors’ inability to promptly obtain coverage and profitable reimbursement rates from both government-funded and private payors for their products could hamper the Reorganized Debtors’ ability to generate widespread prescription demand and would have a material adverse effect on the Reorganized Debtors’ operating results, their ability to raise capital and their overall financial condition.

(e)                                  Physician and Patient Acceptance of Products.

If the Reorganized Debtors’ products do not achieve coverage by third-party payors and/or broad market acceptance by physicians and patients, the commercial success of those products and revenues that the Reorganized Debtors generate from those products will be limited.  Acceptance and use of the Reorganized Debtors’ products will depend on a number of factors including: the timing of market introduction of competitive products; any exclusivity rights a competitor’s products may have; approved indications, warnings and precautions language that may be less desirable than anticipated; perceptions by members of the healthcare community; published studies demonstrating the cost effectiveness of the Reorganized Debtors’ products relative to competing products; the potential and perceived advantages of the Reorganized Debtors’ products and product candidates over alternative treatments; any negative publicity related to the Reorganized Debtors’ or their competitors’ products that include the same active ingredient as the Reorganized Debtors’ products; any quality issue that may arise in the manufacturing or distribution of the Reorganized Debtors’ products; and effectiveness of marketing and distribution efforts by the Reorganized Debtors and other licensees and distributors. Because the Reorganized Debtors expect to rely on sales generated by the their products to achieve profitability in the future, the failure of the Reorganized Debtors’ products to achieve market acceptance would harm the Reorganized Debtors’ business prospects.

(f)                                   Failure to Successfully Commercialize Products.

A substantial portion of the Reorganized Debtors’ resources will be focused on the commercialization of the Reorganized Debtors’ products. The Reorganized Debtors’ ability to generate significant product revenues and to achieve commercial success in the near-term will initially depend in large part on the Reorganized Debtors’ ability to successfully commercialize these products in the United States. If the Reorganized Debtors fail to successfully commercialize the Reorganized Debtors’ current and future products, they may be unable to generate sufficient revenues to sustain and grow their business, and the Reorganized Debtors’ business, financial condition and results of operations will be adversely affected.

(g)                                  Limited Commercial Operating History.

The Reorganized Debtors have a limited history of marketing their products. To date, sales of the Reorganized Debtors’ pre-petition marketed products, while growing, have not been significant, particularly as compared to the costs associated with the commercial infrastructure the Reorganized Debtors have created and the commercialization efforts they have undertaken. The Reorganized Debtors face considerable risks and difficulties as a company with limited commercial operating history. If the Reorganized Debtors do not successfully address these risks, the Reorganized Debtors’ business, prospects, operating results and financial condition will be materially and adversely harmed. The Reorganized Debtors’ limited commercial operating history makes it particularly difficult to accurately predict future operating results and appropriately budget for the Reorganized Debtors’ expenses. In the event that actual results differ from the Reorganized Debtors’ estimates or the Reorganized Debtors adjust their estimates in future periods, the Reorganized Debtors’ operating results and financial position could be materially affected.

(h)                                 Limited Sales, Marketing and Market Access Capabilities.

The Reorganized Debtors will have limited sales, marketing, market access and distribution capabilities compared to some of their competitors. The Reorganized Debtors cannot guarantee that they will be successful in marketing their products or any products that they may in license or acquire in the future. Factors that may inhibit the Reorganized Debtors’ efforts to commercialize the Reorganized Debtors’ product candidates include: their inability to recruit and retain adequate numbers of effective sales, marketing and market access personnel; the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe the Reorganized Debtors’ products over competitive products; the lack of complementary products to be offered by sales personnel, which may put the Reorganized Debtors at a competitive disadvantage relative to companies with more extensive product lines; and their inability to secure formulary coverage that provides broad product access.

If the Reorganized Debtors are not successful in effectively deploying their limited sales, marketing and market access capabilities or if they do not successfully enter into appropriate collaboration arrangements, the Reorganized Debtors will have difficulty commercializing the their products or any products that they may in-license or acquire. Outside the United States, the Reorganized Debtors may have limited or no control over the sales, marketing and distribution activities of third parties collaborators, in which case the Reorganized Debtors’ future revenues would depend heavily on the success of the efforts of these third parties.

(i)                                     Failure to Comply with Regulatory Requirements.

The Reorganized Debtors’ products are subject to ongoing regulatory requirements, and the Reorganized Debtors may face regulatory enforcement action if the Reorganized Debtors do not comply with the requirements.

Manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices (“cGMP”) and other regulations. If the Reorganized Debtors or a regulatory agency discover problems with a product which were previously unknown, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or the Reorganized Debtors, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

Certain of the Reorganized Debtors’ products contain controlled substances, the manufacture, use, sale, importation, exportation and distribution of which are subject to regulation by state, federal and foreign law enforcement and other regulatory agencies. These regulations increase the personnel needs and the expense associated with development and commercialization of product candidates that include controlled substances. Failure to obtain and maintain required registrations or to comply with any applicable regulations could delay or preclude the Reorganized Debtors from developing and commercializing their products and product candidates that contain controlled substances and subject them to enforcement action. Because of their restrictive nature, these regulations could limit commercialization of the Reorganized Debtors’ products and product candidates containing controlled substances.

In addition, the Reorganized Debtors’ current and future relationships with healthcare professionals, principal investigators, consultants,  customers and third-party payors in the United States and elsewhere, including, without limitation, the Foreign Corrupt Practices Act, may be subject, directly or indirectly, to applicable anti-kickback, fraud and abuse, transparency, health information privacy and security and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens, and diminished profits and future earnings. Efforts to ensure that the Reorganized Debtors’ business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. If the Reorganized Debtors’ operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, the Reorganized Debtors may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, disgorgement exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of the Reorganized Debtors’ operations.

Further, advertising and promotion of the Reorganized Debtors’ products is heavily scrutinized by the FDA, the U.S. Department of Justice, the HHS Office of the Inspector General, state attorneys general, members of Congress and the public. Violations, including unintended promotion of the Reorganized Debtors’ products for unapproved or off-label uses, are subject to enforcement letters, inquiries and investigations, and civil and criminal sanctions by the FDA. In addition, advertising and promotion of any product candidate that obtains approval outside of the United States will be heavily scrutinized by comparable foreign regulatory authorities. Failure to comply with ongoing governmental regulations for marketing the Reorganized Debtors’ products could inhibit the Reorganized Debtors’ ability to generate revenues from their sale and could also expose us to claims or other sanctions.

If the Reorganized Debtors, their products or the manufacturing facilities for their products fail to comply with applicable regulatory requirements, a regulatory agency may take a variety of actions, including: require us to enter into a consent decree, which can include the imposition of various fines, reimbursements for inspection costs and penalties for noncompliance, and require due dates for specific actions; seek an injunction, impose civil penalties or monetary fines or pursue criminal prosecution, require disgorgement, consider exclusion from participation in Medicare, Medicaid and other federal healthcare programs and require curtailment or restructuring of the Reorganized Debtors’ operations; suspend or withdraw regulatory approval; deny or reduce quota allotments for the raw material for commercial production of the Reorganized Debtors’ controlled substance products; suspend or impose restrictions on operations, including costly new manufacturing requirements; or seize or detain products, refuse to permit the import or export of products, or require the Reorganized Debtors to initiate a product recall. In addition, the FDA may impose significant restrictions on the approved indicated uses for which the product may be marketed or on the conditions of approval. The occurrence of any event or penalty described above may inhibit the Reorganized Debtors’ ability to commercialize the Reorganized Debtors’ products and generate revenue.

(j)                                    Failure to Obtain Necessary Regulatory Approvals.

The regulatory approval processes of the FDA and comparable foreign regulatory authorities can be lengthy, time-consuming and inherently unpredictable, and if the Reorganized Debtors are ultimately unable to obtain regulatory approval for the Reorganized Debtors’ product candidates or for supplemental applications the Reorganized Debtors may file for the Reorganized Debtors’ products, the Reorganized Debtors’ business will be substantially harmed. The time required to obtain approval by the FDA and comparable foreign regulatory authorities is unpredictable, but typically takes many years following the commencement of preclinical studies and clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval varies among jurisdictions and may change during the course of a product candidate’s clinical development.

The Reorganized Debtors have and may submit supplemental applications to the FDA for the Reorganized Debtors’ products.  The FDA may not approve supplemental applications the Reorganized Debtors make to add dosage strengths for their products or to strengthen the labels for the Reorganized Debtors’ products with additional labeling claims which the Reorganized Debtors believe are necessary or desirable for the successful commercialization of their products and product candidates.  The FDA could also decide that any approval would require us to perform additional clinical studies, which could be costly. Further, later discovery of previously unknown problems or adverse events could result in additional regulatory restrictions, including withdrawal of products if the benefits of such products do not outweigh the risks. The FDA may also require us to perform lengthy Phase 4 post-approval clinical efficacy or safety trials, which may be expensive and could have an adverse effect on the Reorganized Debtors’ financial performance.

It is possible that none of the Reorganized Debtors’ existing product candidates or any future product candidates the Reorganized Debtors may in-license, acquire or develop will ever obtain regulatory approval. It is also possible that the Reorganized Debtors may re-evaluate the path of a particular product or product candidate at different points in the approval and post-approval process, even deciding, in some cases, to discontinue development of a product candidate or take a product off the market. If the Reorganized Debtors fail to obtain the necessary regulatory approvals for any of the Reorganized Debtors’ product candidates that the Reorganized Debtors are able to partner, or if such approvals are limited, the Reorganized Debtors will not be able to fully commercialize the Reorganized Debtors’ product candidates. Further, because the results of preclinical studies and early-stage clinical trials are not necessarily predictive of future results, any product candidate the Reorganized Debtors advance into additional clinical trials may not continue to have favorable results or receive regulatory approval.

(k)                                 Failure to Comply with Health, Safety and Environmental Laws.

In connection with the Reorganized Debtors’ research and development activities and the Reorganized Debtors’ manufacture of materials and product candidates, the Reorganized Debtors will be subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. Although the Reorganized Debtors intend to comply with the applicable laws, regulations and policies in all material respects and the Debtors have not been required to correct any material noncompliance, the Reorganized Debtors may be required to incur significant costs to comply with environmental and health and safety regulations in the future. Current or future laws and regulations may impair the Reorganized Debtors’ research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

(l)                                     Potential Competition, Including Generic Competition.

The Reorganized Debtors will face intense competition, including from generic products. If the Reorganized Debtors’ competitors market or develop generic versions of the Reorganized Debtors’ products or alternative treatments that are marketed more effectively than the Reorganized Debtors’ products or are demonstrated to be safer or more effective than the Reorganized Debtors’ products, the Reorganized Debtors’ commercial opportunities will be reduced or eliminated. Many of these competitive products are offered in the United States by large, well-capitalized companies.

If the FDA or other applicable regulatory authorities approve generic products that compete with any of the Reorganized Debtors’ products, it could reduce the Reorganized Debtors’ sales of such products. Once a New Drug Application, including a Section 505(b)(2) application, is approved by the FDA, the product covered thereby becomes a “listed drug” which can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application (“ANDA”). FDA regulations and other applicable regulations and policies provide incentives to manufacturers to create modified, non-infringing versions of a drug to facilitate the approval of an ANDA or other application for generic substitutes. Depending on the product, these manufacturers might only be required to conduct a relatively inexpensive study to show that their product has the same active ingredient(s), dosage form, strength, route of administration, and conditions of use, or labeling, as the Reorganized Debtors’ product candidate and that the generic product is absorbed in the body at the same rate and to the same extent as, or is bioequivalent to, the Reorganized Debtors’ products. Generic equivalents may be significantly less costly than the Reorganized Debtors’ products to bring to market and companies that produce generic equivalents are often able to offer their products at lower prices. Thus, after the introduction of a generic competitor, a significant percentage of the sales of any branded product are typically lost to the generic product. Accordingly, competition from generic equivalents to the Reorganized Debtors’ products would substantially limit the Reorganized Debtors’ ability to generate revenues and therefore to obtain a return on the investments the Reorganized Debtors have made in the Reorganized Debtors’ products and product candidates. Further, the use of legal and regulatory strategies by competitors with innovator products, including the filing of citizen petitions, may increase the Reorganized Debtors’ costs associated with the marketing of the Reorganized Debtors’ products, significantly reduce the profit potential of the Reorganized Debtors’ products, or, if successfully partnered, delay or prevent the introduction or approval of the Reorganized Debtors’ product candidates.

The Reorganized Debtors’ competitors may also develop products that are more effective, better tolerated, subject to fewer or less severe side effects, more useful, more widely-prescribed or accepted, or less costly than the Reorganized Debtors’. For each product the Reorganized Debtors commercialize, sales and marketing efficiency are likely to be significant competitive factors. While the Reorganized Debtors will have their own internal salesforce, there can be no assurance that the Reorganized Debtors can maintain these capabilities in a manner that will be cost efficient and competitive with the sales and marketing efforts of the Reorganized Debtors’ competitors, especially since some or all of those competitors could expend greater economic resources than the Reorganized Debtors do and/or employ third-party sales and marketing channels.

(m)                             Maintenance of Intellectual Property Rights.

The Reorganized Debtors will depend on their ability to protect their proprietary technology. The Reorganized Debtors will rely on patent and trademark laws, trade secrets and know-how, and confidentiality, licensing and other agreements with employees and third parties, all of which offer only limited protection. The Reorganized Debtors’ success will depend in large part on their ability to obtain and maintain patent protection in the United States and other countries with respect to the Reorganized Debtors’ proprietary technology and products, including product candidates.

The steps the Reorganized Debtors have taken and will take to protect their proprietary rights may not be adequate to preclude misappropriation of their proprietary information or infringement of the Reorganized Debtors’ intellectual property rights, both inside and outside the United States. The rights already granted under any of the Reorganized Debtors’ currently issued patents and those that may be granted from pending patent applications may not provide them with the proprietary protection or competitive advantages the Reorganized Debtors are seeking. Further, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. If the Reorganized Debtors are unable to obtain and maintain patent protection for their technology and products, or if the scope of the patent protection obtained is not sufficient, the Reorganized Debtors’ competitors could develop and commercialize technology and products identical, similar or superior to ours, and the Reorganized Debtors’ ability to successfully commercialize their technology and products may be adversely affected.

With respect to patent rights, the Reorganized Debtors’ patent applications may not issue into patents, and any issued patents may not provide protection against competitive technologies, may be held invalid or unenforceable if challenged or may be interpreted in a manner that does not adequately protect the Reorganized Debtors’ technology or products. Even if the Reorganized Debtors’ patent applications issue into patents, they may not issue in a form that will provide them with any meaningful protection, prevent competitors from competing with us, or otherwise provide us with any competitive advantage. The examination process may require the Reorganized Debtors to narrow the claims in their patent applications, which may limit the scope of patent protection that may be obtained. The Reorganized Debtors’ competitors may design around or otherwise circumvent patents issued to us or licensed by us. Further, recent patent reform legislation could increase the uncertainties and costs associated with the prosecution of the Reorganized Debtors’ patent applications and the enforcement or defense of the Reorganized Debtors’ issued patents.

In addition, the Reorganized Debtors rely on trade secrets to protect their proprietary know-how, technology and other proprietary information, where the Reorganized Debtors do not believe patent protection is appropriate or obtainable, to maintain the Reorganized Debtors’ competitive position. However, trade secrets are difficult to protect. The Reorganized Debtors rely, in part, on non-disclosure and confidentiality agreements that the Reorganized Debtors enter into with parties who have access to them, such as the Reorganized Debtors’ employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. Despite these efforts, any of these parties may breach the agreements and disclose the Reorganized Debtors’ proprietary information, including the Reorganized Debtors’ trade secrets, and the Reorganized Debtors may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. If any of the Reorganized Debtors’ trade secrets were to be disclosed or independently developed, the Reorganized Debtors’ competitive position would be harmed.

The Reorganized Debtors may not be able to protect the Reorganized Debtors’ intellectual property rights throughout the world.

(n)                                 Third Party Infringement Claims.

The Reorganized Debtors’ commercial success depends in part upon the Reorganized Debtors’ ability to develop product candidates and commercialize future products without infringing the intellectual property rights of others. The Reorganized Debtors’ products and current or future product candidates, or any uses of them, may now or in the future infringe third-party patents or other intellectual property rights. This is due in part to the considerable uncertainty within the pharmaceutical industry about the validity, scope and enforceability of many issued patents in the United States and elsewhere in the world and, to date, there is no consistency regarding the breadth of claims allowed in pharmaceutical patents. The Reorganized Debtors cannot currently determine the ultimate scope and validity of patents which may be granted to third parties in the future or which patents might be asserted to be infringed by the manufacture, use and sale of the Reorganized Debtors’ products. In part as a result of this uncertainty, there has been, and the Reorganized Debtors expect that there may continue to be, significant litigation in the pharmaceutical industry regarding patents and other intellectual property rights. If third parties claim that the Reorganized Debtors’ technology or products infringe upon their intellectual property, this could result in costly litigation and potentially limit the Reorganized Debtors’ ability to commercialize the Reorganized Debtors’ products.

If the Reorganized Debtors are found to infringe a third party’s intellectual property rights, or if a third party that the Reorganized Debtors were licensing technologies from was found to infringe upon a patent or other intellectual property rights of another third party, the Reorganized Debtors could be required to obtain a license from such third party to continue developing and commercializing the Reorganized Debtors’ products and technology. However, the Reorganized Debtors may not be able to obtain any required license on commercially reasonable terms or at all. Even if the Reorganized Debtors are able to obtain a license, it may be non-exclusive, thereby giving the Reorganized Debtors’ competitors access to the same licensed technologies. In addition, in any such proceeding or litigation, the Reorganized Debtors could be found liable for monetary damages, including treble damages and attorneys’ fees, if the Reorganized Debtors are found to have willfully infringed a patent. A finding of infringement could prevent commercialization of the Reorganized Debtors’ technology or product candidates, or reengineer or rebrand the Reorganized Debtors’ product candidates, if feasible, or force us to cease some of the Reorganized Debtors’ business operations. Further, the Reorganized Debtors have been, and in the future may be, forced to litigate to enforce or defend the Reorganized Debtors’ intellectual property, and/or the intellectual property rights of the Reorganized Debtors’ licensors, which could be expensive, time consuming and unsuccessful, and result in the loss of valuable assets.

Due to the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of the Reorganized Debtors’ confidential information could be compromised by disclosure during litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of the Reorganized Debtors’ common stock.

In addition, the Reorganized Debtors’ decision to seek approval of the Reorganized Debtors’ product candidates under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act may increase the risk that patent infringement suits are filed against us, which would delay the FDA’s approval of such product candidates, and the Reorganized Debtors may be subject to claims that the Reorganized Debtors’ employees have wrongfully used or disclosed alleged trade secrets of their former employers.

(o)                                 Dependence on Third Parties.

The Reorganized Debtors license rights to INDOCIN from Merck, to its Solu-Matrix products from iCeutica Pharmaceuticals, to OXAYDO from Acura and to SPRIX Nasal Spray from Recordati, and the Reorganized Debtors may enter into additional licenses in the future for products and technology that may be important to the Reorganized Debtors’ business. Any failure by the Reorganized Debtors to comply with any of these obligations or any other breach by us of such license agreements could give the licensor the right to terminate the license in whole, terminate the exclusive nature of the license or bring a claim against us for damages. Any such termination or claim could have a material adverse effect on the Reorganized Debtors’ financial condition, results of operations, liquidity or business. Even if the Reorganized Debtors contest any such termination or claim and are ultimately successful, such dispute could lead to delays in the development or commercialization of products and result in time-consuming and expensive litigation or arbitration. In addition, on termination the Reorganized Debtors may be required to license to the licensor any related intellectual property that the Reorganized Debtors developed. In the future, the Reorganized Debtors may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms or at all.

The Reorganized Debtors also intend to rely upon supply agreements with third parties for the manufacture and supply of the bulk active pharmaceutical ingredients used in the Reorganized Debtors’ products and product candidates including, in certain cases, a sole supplier. Although the Reorganized Debtors may identify alternate sources for these supplies, it would be time-consuming and costly to qualify these sources. If the Reorganized Debtors’ suppliers were to terminate these arrangements or fail to meet the Reorganized Debtors’ supply needs, the Reorganized Debtors could face disruptions in the distribution and sale of their products.  The Reorganized Debtors currently do not have secondary sources for the Reorganized Debtors’ products. The Reorganized Debtors have no manufacturing facilities and have limited experience in drug development and commercial manufacturing. The Reorganized Debtors lack the resources and expertise to formulate, manufacture or test the technical performance of the Reorganized Debtors’ product candidates. If third-party manufacturers of the Reorganized Debtors’ products fail to devote sufficient time and resources to the Reorganized Debtors’ concerns, or if their performance is substandard, the Reorganized Debtors may be unable to continue to commercialize the Reorganized Debtors’ products, and the Reorganized Debtors’ costs may be higher than expected and could harm the Reorganized Debtors’ business.

In addition, any failure by the Reorganized Debtors’ third party manufacturers to comply with cGMP, including any failure to deliver sufficient quantities of products in a timely manner could be the basis for the FDA to issue a warning or untitled letter, withdraw approvals for products, or take other regulatory or legal action, including recall or seizure, total or partial suspension of production, suspension of ongoing clinical trials, refusal to approve pending applications or supplemental applications, detention or product, refusal to permit the import or export of products, injunction, imposing civil penalties, or pursuing criminal prosecution. The Reorganized Debtors’ utilization of third party manufacturers could also result in the Reorganized Debtors’ lack of visibility throughout their supply chain, which could result in shortages in the supply of the Reorganized Debtors’ products or, conversely, the build-up of more inventory than the Reorganized Debtors require.  Failures or difficulties faced at any level of the Reorganized Debtors’ supply chain could materially adversely affect the Reorganized Debtors’ business and delay or impede the development and commercialization of any of the Reorganized Debtors’ products or product candidates and could have a material adverse effect on the Reorganized Debtors’ business, results of operations, financial condition and prospects.

The Reorganized Debtors may also rely on third parties to conduct preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, the Reorganized Debtors may not be able to obtain regulatory approval for any supplemental drug applications relating to changes to the labels of or new dosage strengths for the Reorganized Debtors’ products or receive regulatory approval for any product candidate the Reorganized Debtors are able to partner. In addition, the Reorganized Debtors’ clinical trials must be conducted with product produced under cGMP requirements. Failure to comply with these regulations may require us to repeat preclinical studies and clinical trials, which would delay the regulatory approval process. Such organizations are not the Reorganized Debtors’ employees, and except for remedies available under the Reorganized Debtors’ agreements with them, the Reorganized Debtors will not be able to control whether or not they devote sufficient time and resources to the Reorganized Debtors’ ongoing clinical and preclinical programs, in which case the Reorganized Debtors’ costs could increase and the Reorganized Debtors’ ability to generate additional revenues could be delayed.  If the Reorganized Debtors do not find suitable partners to assist them with the development and regulatory submissions for the Reorganized Debtors’ product candidates, the Reorganized Debtors may not be able to further develop or seek regulatory approval for the Reorganized Debtors’ product candidates and the Reorganized Debtors may not realize any return on their investment in those assets.

(p)                                 Commercial Disputes.

Operating in the pharmaceutical industry, particularly the commercialization of pharmaceutical products, involves numerous commercial relationships, complex contractual arrangements, uncertain intellectual property rights, potential product liability and other aspects that create heightened risks of disputes, claims and lawsuits. In particular, the Reorganized Debtors may face claims related to the safety of their products, intellectual property matters, employment matters, tax matters, commercial disputes, competition, sales and marketing practices, environmental matters, personal injury, insurance coverage and acquisition or divestiture-related matters. Further, pharmaceutical companies have used the Lanham Act, a private right of action that enables a party to sue a competitor for a false or misleading description or representation of fact that misrepresents the nature, characteristics, qualities, or geographic origin of the competitor’s goods, services or commercial activities.  Any commercial dispute, claim or lawsuit may divert the Reorganized Debtors’ management’s attention away from the Reorganized Debtors’ business, the Reorganized Debtors may incur significant expenses in addressing or defending any commercial dispute, claim or lawsuit, and the Reorganized Debtors may be required to pay damage awards or settlements or become subject to equitable remedies that could adversely affect their operations and financial results.

(q)                                 Potential Adverse Reactions and Other Negative Consequences.

Undesirable adverse reactions associated with the Reorganized Debtors’ products could cause the Reorganized Debtors, their institutional review boards, clinical trial sites or regulatory authorities to interrupt, delay or halt clinical trials and could result in a restrictive product label or the delay, denial or withdrawal of regulatory approval by the FDA or foreign regulatory authorities. If the Reorganized Debtors or others identify undesirable adverse events associated with any of the Reorganized Debtors’ products a number of potentially significant negative consequences could result, including: a requirement to significantly alter the Reorganized Debtors’ promotional campaigns or activities, including being forced to suspend marketing of the product entirely; regulatory authorities may withdraw their approvals of the product or impose restrictions on its distribution; regulatory authorities may require additional warnings or contradictions in the product label that could diminish the usage or otherwise limit the commercial success of the product; required additional post-marketing studies; litigation for harm caused to patients; and reputational harm. Any of these events could prevent the Reorganized Debtors from achieving or maintaining market acceptance of their products and their business, financial condition and results of operations may be adversely affected.

(r)                                    Impact of Recently Enacted and Future Legislation.

Recently enacted and future legislation may increase the difficulty and cost for the Reorganized Debtors to commercialize their products and product candidates, may reduce the prices the Reorganized Debtors are able to obtain for their products and product candidates and hinder or prevent the commercial success. Before the Reorganized Debtors can market and sell products in a particular jurisdiction, the Reorganized Debtors need to obtain necessary regulatory approvals and, in some jurisdictions, reimbursement authorization. There are no guarantees that the Reorganized Debtors or their commercialization partners will obtain any additional regulatory approvals for the Reorganized Debtors’ products. Even if the Reorganized Debtors or their commercialization partners obtain or maintain all of the necessary regulatory approvals, the Reorganized Debtors may never generate significant revenues from any commercial sales of the their products.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of any product candidates the Reorganized Debtors are able to partner, restrict or regulate post-approval activities or affect the Reorganized Debtors’ ability to profitably sell the Reorganized Debtors’ products. While there have been repeated calls and attempts to repeal the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “Affordable Care Act”), the Affordable Care Act, among other things, imposes a significant annual fee on companies that manufacture or import branded prescription drug products. It also contains substantial new provisions intended to, among other things, broaden access to health insurance, reduce or constrain the growth of health care spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on pharmaceutical and medical device manufacturers, modify the definition of “average manufacturer price” for Medicaid reporting purposes thus affecting manufacturers’ Medicaid drug rebates payable to states and impose additional health policy reforms, any of which could negatively impact the Reorganized Debtors’ business. A significant number of provisions are not yet, or have only recently become, effective, but the Affordable Care Act is likely to continue the downward pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase the Reorganized Debtors’ regulatory burdens and operating costs. Other legislative changes have also been proposed and adopted since the Affordable Care Act was enacted.

The Reorganized Debtors expect that the Affordable Care Act, as well as other healthcare reform measures that have been and may be adopted in the future, may result in more rigorous coverage criteria and additional downward pressure on the price that the Reorganized Debtors receive for their products, and could seriously harm their future revenues. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from third-party payors. In addition, state pharmacy laws may permit pharmacists to substitute generic products for branded products if the products are therapeutic equivalents, or may permit pharmacists and pharmacy benefit managers to seek prescriber authorization to substitute generics in place of the Reorganized Debtors’ product candidates. The implementation of cost containment measures or other healthcare reforms may compromise the Reorganized Debtors’ ability to generate revenue, attain profitability or commercialize their products.  Any new laws or regulations that have the effect of imposing additional costs or regulatory burden on pharmaceutical manufacturers, or otherwise negatively affect the industry, would adversely affect the Reorganized Debtors’ ability to successfully commercialize their products.

(s)                                   Social Issues Regarding Abuse of Opioids.

Media stories regarding prescription drug abuse and the diversion of opioids and other controlled substances are commonplace. Law enforcement and regulatory agencies may apply policies that seek to limit the availability of opioids, or remove opioids from the market entirely. Such efforts may inhibit the Reorganized Debtors’ ability to commercialize OXAYDO. Aggressive enforcement and unfavorable publicity regarding, for example, the use or misuse of opioid drugs, the limitations or unintended consequences of abuse-resistant formulations, public inquiries and investigations into prescription drug abuse, litigation or regulatory activity relating to sales, marketing (including providing meals to doctors), distribution (including with respect to high prescribers of opioids), or storage of the Reorganized Debtors’ drug products could harm the Reorganized Debtors’ reputation. In addition, payments to doctors to participate in speaker programs or payments to industry groups could reflect negatively on us.  Such negative publicity could reduce the potential size of the market for OXAYDO and decrease the revenues and royalties the Reorganized Debtors are able to generate from their sale. Similarly, to the extent opioid abuse becomes less prevalent or a less urgent public health issue, regulators and third-party payors may not be willing to pay a premium for abuse-deterrent formulations of opioids. In addition, efforts by the FDA and other regulatory bodies to combat abuse of opioids may negatively impact the market for the Reorganized Debtors’ products. Advancements in the development and approval of generic abuse-deterrent opioids could also compete with and potentially impact physician use of the Reorganized Debtors’ products and product candidates and cause the Reorganized Debtors’ products to be less commercially successful.

The FDA has indicated that some opioid drugs formulated with the active ingredients fentanyl, hydromorphone, methadone, morphine, oxycodone, oxymorphone, and others will be required to have a REMS to ensure that the benefits of the drugs continue to outweigh the risks. The FDA has approved a REMS for ER and long-acting (“LA”) and will approve a new REMS that covers both ER and IR opioids as part of a federal initiative to address prescription drug abuse and misuse. Like the ER/LA REMS, the new REMS will introduce new safety measures designed to reduce risks and improve the safe use of ER and IR opioids, while ensuring access to needed medications for patients in pain. Further, other federal agencies, states and municipalities, a Native American Tribe and individual consumers have brought lawsuits against manufacturers, pharmacies and distributors of opioids, seeking damages for the costs associated with drug abuse and dependency.  The Reorganized Debtors may be brought into actions in the future. Litigation involving governmental entities or class actions and governmental investigations are expensive and time consuming.  If the Reorganized Debtors were to be sued or investigated over the Reorganized Debtors’ commercialization of opioids, such an action could divert the Reorganized Debtors’ attention and resources and have an adverse impact on the Reorganized Debtors’ operations and financial condition.

(t)                                    Potential Product Liability Actions.

The Reorganized Debtors face an inherent risk of product liability as a result of the commercial sales of their products and the clinical testing of their product candidates. For example, the Reorganized Debtors may be sued if any of their products or product candidates allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If the Reorganized Debtors cannot successfully defend ourselves against product liability claims, they may incur substantial liabilities or be required to limit commercialization of their products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in: injury to the Reorganized Debtors’ reputation; decreased demand for the Reorganized Debtors’ products; initiation of investigations by regulators; costs to defend the related litigation; a diversion of management’s time and the Reorganized Debtors’ resources; substantial monetary awards to trial participants or patients; product recalls, withdrawals or labeling, marketing or promotional restrictions; loss of revenue; and a decline in the share price of the New Egalet Common Stock.

The Reorganized Debtors’ inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products the Reorganized Debtors develop. Although the Reorganized Debtors will maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by the Reorganized Debtors’ insurance or that is in excess of the limits of their insurance coverage. The Reorganized Debtors will have to pay any amounts awarded by a court or negotiated in a settlement that exceed their coverage limitations or that are not covered by such insurance, and the Reorganized Debtors may not have, or be able to obtain, sufficient capital to pay such amounts.

(u)                                 Non-U.S. Business Risks.

Because the Reorganized Debtors intend to market products outside of the United States, their business will be subject to risks associated with doing business outside of the United States. Accordingly, the Reorganized Debtors’ business and financial results in the future could be adversely affected due to a variety of factors, including: failure to develop an international sales, marketing and distribution system for the Reorganized Debtors’ products; changes in a specific country’s or region’s political and cultural climate or economic condition; unexpected changes in foreign laws and regulatory requirements; difficulty of effective enforcement of contractual provisions in local jurisdictions; inadequate intellectual property protection in foreign countries; trade-protection measures, import or export licensing requirements and fines, penalties or suspension or revocation of export privileges; the effects of applicable foreign tax structures and potentially adverse tax consequences; and significant adverse changes in foreign currency exchange rates.

(v)                                 Retention of Key Personnel.

The Reorganized Debtors will be highly dependent upon the services of the Reorganized Debtors’ key personnel, including their executive management team. Although the Reorganized Debtors have or intend to into employment agreements with each of them, these agreements  are expected to be at-will and may not prevent them from terminating their employment with the Reorganized Debtors at any time. The Reorganized Debtors do not maintain “key person” insurance for any of their executives or other employees. The loss of the services of any of the Reorganized Debtors’ officers or key employees could cause them to incur increased operating expenses and divert senior management resources in searching for replacements. The loss of their services also could harm the Reorganized Debtors’ reputations with the Reorganized Debtors’ customers. The Reorganized Debtors’ future success also depends on their continuing ability to identify, hire, train and retain other highly skilled personnel. Competition for these personnel is intense, especially in the pharmaceutical industry, and the Reorganized Debtors may experience difficulty in hiring and retaining sufficient numbers of highly skilled employees.

(w)                               Ability to Recruit, Retain and Train Qualified Sales Personnel.

While the Reorganized Debtors will compete with other pharmaceutical and biotechnology companies, many of those companies are larger or have more resources to recruit, hire, train and retain qualified sales personnel.  If the Reorganized Debtors are not successful in continuing to recruit and retain sales personnel, the Reorganized Debtors may not be successful in commercializing their products or any products that they may in-license or acquire.  Further, the Reorganized Debtors will need to provide their salesforce with the quality training, support, guidance and oversight, including with respect to compliance with applicable law, in order for them to be credible and effective. If the Reorganized Debtors fail to perform these commercial functions, the Reorganized Debtors’ products may not achieve their maximum commercial potential or any significant level of success at all, which could have a material adverse effect on the Reorganized Debtors’ financial condition, share price and operations. The deterioration or loss of the Reorganized Debtors’ salesforce would materially and adversely impact the Reorganized Debtors’ ability to generate sales revenue, which would hurt the Reorganized Debtors’ results of operations.

(x)                                 Future Acquisitions and Business Development Activities.

The Reorganized Debtors may, in the future, make acquisitions of, or investments in, companies or products that the Reorganized Debtors believe have products or capabilities that are a strategic or commercial fit with the Reorganized Debtors’ products and business or otherwise offer opportunities for the Reorganized Debtors, including in-licensing technologies. In connection with these acquisitions or investments, the Reorganized Debtors may: pay too much for the product or business; issue stock that would dilute the holders of New Egalet Common Stock; incur debt and assume liabilities; and incur amortization expenses related to intangible assets or incur large and immediate write-offs.

The Reorganized Debtors also may be unable to find suitable acquisition candidates and may not be able to complete acquisitions on favorable terms, if at all. In addition, the Reorganized Debtors will have limited capital resources and a significant amount of outstanding debt, the governing documents of which will restrict the Reorganized Debtors’ ability to make certain capital expenditures, each of which could limit the Reorganized Debtors’ ability to engage in otherwise attractive acquisition or in-license transactions.

If the Reorganized Debtors do complete an acquisition, the Reorganized Debtors cannot assure you that it will ultimately strengthen the Reorganized Debtors’ competitive position or that it will not be viewed negatively by customers, financial markets or investors. Further, future acquisitions could also pose numerous additional risks to the Reorganized Debtors’ operations. The Reorganized Debtors may not be able to successfully complete one or more acquisitions or effectively integrate the operations, products or personnel gained through any such acquisition.

(y)                                 Information Technology.

Despite the implementation of security measures, the Reorganized Debtors’ internal computer systems, and those of other third parties on which the Reorganized Debtors rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in the Reorganized Debtors’ operations, it could result in a material disruption of the Reorganized Debtors’ commercial activities and business operations, in addition to possibly requiring substantial expenditures of resources to remedy. To the extent that any disruption or security breach was to result in a loss of or damage to the Reorganized Debtors’ data or applications, or inappropriate disclosure of confidential or proprietary information, the Reorganized Debtors could incur liability.

Further, the Reorganized Debtors’ reliance on information systems and other technology also gives rise to cybersecurity risks, including security breach, espionage, system disruption, theft and inadvertent release of information.  The Reorganized Debtors intend to regularly make investments to upgrade, enhance or replace these systems, as well as leverage new technologies to support the Reorganized Debtors’ growth strategies. Any delays or difficulties in transitioning to new systems or integrating them with current systems or the failure to implement the Reorganized Debtors’ initiatives in an orderly and timely fashion could result in additional investment of time and resources, which could impair the Reorganized Debtors’ ability to improve existing operations and support future growth, and ultimately have a material adverse effect on the Reorganized Debtors’ business.

(z)                                  Product Candidate Development.

The Reorganized Debtors’ development commercialization strategy for the Reorganized Debtors’ product candidates in clinical and preclinical development will depend on the Reorganized Debtors’ ability to enter into agreements with partners to obtain assistance and funding for the development and potential commercialization of these product candidates. Supporting diligence activities conducted by potential collaborators and negotiating the financial and other terms of a collaboration agreement can be long and complex processes with uncertain results. Even if the Reorganized Debtors are successful in entering into additional collaboration agreements, collaborations may involve greater uncertainty for us, as the Reorganized Debtors have less control over certain aspects of the Reorganized Debtors’ collaborative programs than the Reorganized Debtors do over the Reorganized Debtors’ proprietary development and commercialization programs. The Reorganized Debtors may determine that continuing a collaboration under the terms provided is not in the Reorganized Debtors’ best interest, and the Reorganized Debtors may terminate the collaboration. The Reorganized Debtors’ collaborators could delay or terminate their agreements, and the Reorganized Debtors’ products subject to collaborative arrangements may never be successfully commercialized.

(aa)                          Changes in Tax Laws.

Changes in tax laws in any of the jurisdictions in which the Reorganized Debtors operate, or adverse outcomes from tax audits that the Reorganized Debtors may be subject to in any of the jurisdictions in which the Reorganized Debtors operate, could result in an unfavorable change in the Reorganized Debtors’ effective tax rate, which could adversely affect the Reorganized Debtors’ business, financial condition and operating results.

(bb)                          Foreign Currencies and Exchange Rate Risk.

Some payments to the Reorganized Debtors’ employees, suppliers and contract manufacturers will be denominated in foreign currencies. The Reorganized Debtors’ reporting currency will be the U.S. dollar. Accordingly, the Reorganized Debtors will be exposed to foreign exchange risk, and their reported results of operations may be negatively impacted by fluctuations in the exchange rate between the U.S. dollar and the foreign currency. A significant appreciation in the foreign currency relative to the U.S. dollar would result in higher reported expenses and would cause the Reorganized Debtors’ net losses to increase. Likewise, to the extent that the Reorganized Debtors generate any revenues denominated in foreign currencies, or become required to make payments in other foreign currencies, fluctuations in the exchange rate between the U.S. dollar and those foreign currencies could also negatively impact the Reorganized Debtors’ reported results of operations.

(cc)                            Disclosure Controls.

The Reorganized Debtors intend to comply with the periodic reporting requirements of the Exchange Act. The Reorganized Debtors’ disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports the Reorganized Debtors file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the S.E.C. The Reorganized Debtors believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. In addition, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in the Reorganized Debtors’ control system, misstatements due to error or fraud may occur and not be detected.

(dd)                          Going Concern.

The report of the Debtors’ independent registered public accounting firm on their financial statements for the year ended December 31, 2017 contains explanatory language that substantial doubt exists about the Debtors’ ability to continue as a going concern. If the going concern basis were not appropriate for these financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

11.6                        Risks Associated with the Iroko Acquisition.

(a)                                                         Failure to Satisfy Closing Conditions.

On October 30, 2018, certain of the Debtors entered into the Purchase Agreement in connection with the Iroko Acquisition. The completion of the Iroko Acquisition is subject to a number of conditions, including the receipt of anti-trust clearance under the Hart-Scott-Rodino Act, which make both the completion and the timing of completion of the Iroko Acquisition uncertain. Also, either Egalet Corporation or Iroko may terminate the Purchase Agreement under certain circumstances upon the occurrence of certain events, unless the failure of the Iroko Acquisition to be completed has resulted from the failure of the party seeking to terminate the Purchase Agreement to perform its obligations.  In addition, the Purchase Agreement automatically terminates if the Iroko Acquisition has not been completed by January 31, 2019 or if certain other milestones are not satisfied  (subject to extension under certain circumstances). The Purchase Agreement may also be terminated by Egalet Corporation if there is an event or circumstance having a material adverse effect on the business of Iroko and its subsidiaries or, under certain circumstances, by either party if any governmental authority enjoins or otherwise prohibits the Iroko Acquisition.

If the Iroko Acquisition is not completed on a timely basis, or at all, the Plan, the Reorganized Debtors’ business and financial condition may be adversely affected. Additionally, in the event the Iroko Acquisition is not completed, the Reorganized Debtors will be subject to a number of risks without realizing any of the benefits of having completed the Iroko Acquisition, including the following: the need to make a materially amend to the Plan; the Reorganized Debtors will be required to pay their costs relating to the Iroko Acquisition, such as legal, accounting and financial advisory fees, whether or not the Iroko Acquisition is completed and, in certain circumstances, a portion of Iroko’s fees and expenses in the form of the Buyer Reimbursement Obligation; and time and resources committed by management to matters relating to the Iroko Acquisition could otherwise have been devoted to pursuing other beneficial opportunities.

(b)                                                         Third Party Consents and Government Approvals.

Before the Iroko Acquisition may be completed, applicable waiting periods must expire or terminate under antitrust and competition laws and applicable clearances or approvals must be obtained. In deciding whether to grant antitrust or regulatory clearances, the relevant governmental entities will consider the effect of the Iroko Acquisition on competition within their relevant jurisdiction. In addition, the Reorganized Debtors’ obligation to consummate the Iroko Acquisition is conditioned upon the receipt of consents from various third parties including certain suppliers and licensors. In each case, the terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the Reorganized Debtors’ business. There can be no assurance that regulators will not impose, or such third parties will not condition their consent upon, conditions, terms, obligations or restrictions to the consummation of the Iroko Acquisition and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the Iroko Acquisition, imposing additional material costs on or materially limiting the revenues of the Reorganized Debtors following the Iroko Acquisition or otherwise reduce the anticipated benefits of the Iroko Acquisition if the Iroko Acquisition were consummated successfully within the expected timeframe or in the absence of such additional restrictions.

(c)                                                          Disruptions with Customers, Suppliers and Other Constituencies.

The Iroko Acquisition will happen only if stated conditions are met. Many of the conditions are beyond the control of the Reorganized Debtors. In addition, both the Reorganized Debtors and Iroko have rights to terminate the Purchase Agreement under various circumstances.

As a result, there may be uncertainty regarding the completion of the Iroko Acquisition. This uncertainty, along with potential Iroko supplier, customer and other third party uncertainty regarding how the Iroko Acquisition could affect the services offered by Iroko, may cause such third parties to terminate or not otherwise renew their relationship with Iroko and may cause potential delays or defer decisions concerning entering into a relationship with Iroko by third parties, which could negatively impact revenues and earnings of Iroko or, following consummation of the Iroko Acquisition, the Reorganized Debtors.

(d)                                                         Integration.

Assuming the Iroko Acquisition, is consummated, the Reorganized Debtors will begin the process of integrating Iroko’s business immediately. A successful integration of Iroko’s business with the reorganized business of the Reorganized Debtors will depend substantially on the Reorganized Debtors’ ability to consolidate operations, corporate cultures, systems and procedures, to potentially restructure certain relationships and to eliminate redundancies and costs. The Reorganized Debtors may not be able to combine their business with the business of Iroko without encountering difficulties, such as: the disruption of operations and business; the retention of the existing suppliers, customers and other third party constituencies; inability to maintain and increase competitive presence; customer loss and revenue loss; possible inconsistencies in standards, control procedures and policies; unexpected problems with costs, operations, personnel, technology and credit; problems with the assimilation of new operations, sites or personnel, which could divert resources from other operations; and/or potential unknown liabilities associated with the Iroko Acquisition, including potential successor liability claims. Additionally, general market and economic conditions or governmental actions generally may inhibit the Reorganized Debtors’ successful integration of Iroko.

Further, the Iroko Acquisition will be consummated with the expectation that it will result in various benefits including, among other things, a strengthened market position for the Reorganized Debtors, cross selling opportunities, technological efficiencies, cost savings and operating efficiencies. Achieving the anticipated benefits of this acquisition is subject to a number of uncertainties, including whether the Reorganized Debtors integrate the Iroko business in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits on the anticipated timeframe, or at all, could result in a reduction in the price of shares of New Egalet Common Stock as well as in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially and adversely affect the Reorganized Debtors’ business, financial condition and operating results. Additionally, the Reorganized Debtors will or have made fair value estimates of certain assets and liabilities in recording the Iroko Acquisition. Actual values of these assets and liabilities could differ from estimates, which could result in the Reorganized Debtors not achieving the anticipated benefits of the Iroko Acquisition. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

Failure to successfully address these and other issues related to the Iroko Acquisition could have a material adverse effect on the Reorganized Debtors’ financial condition and results of operations, and could adversely affect their ability to successfully implement their business strategy. Also, if the Reorganized Debtors’ growth occurs more slowly than anticipated or declines, their operating results could be materially adversely affected.

(e)                                                          Successor Liabilities.

The Reorganized Debtors may face potential successor liability for liabilities of Iroko, which are not provided for in the Plan. Although the Debtors have endeavored to structure the Iroko Acquisition to minimize exposure to unassumed liabilities, it is possible that under common law, certain statutes or otherwise, creditors of Iroko and its subsidiaries could attempt to assert that the Reorganized Debtors have successor liability for obligations of Iroko. Such liabilities may arise in a number of circumstances, including those where: a creditor or other security holder of Iroko did not receive proper notice of, or appropriate consideration from, the Iroko Acquisition or any pre- or post-acquisition transactions undertaken by Iroko in contemplation thereof or in connection therewith; the damage giving rise to an Iroko creditor’s claim did not manifest itself in time for the creditor to file the creditor’s claim; or fraud on the part of Iroko, its creditors or any of its other constituencies.

If the Reorganized Debtors are determined to be subject to such liabilities, it could materially adversely affect their business, financial condition and results of operations. Even if any such claim was unsuccessful, it could be costly to defend and have an adverse effect on their financial condition and results of operations.

(f)                                                           Failure to Consummate.

If the Iroko Acquisition is not completed for any reason, the Supporting Noteholders will be permitted to terminate the Restructuring Support Agreement and the Debtors would be required to materially amend the Plan, and may need to pursue a liquidation under chapter 7 of the Bankruptcy Code.

ARTICLE XII.

SECURITIES LAW MATTERS

12.1                        General.

The Plan provides for Reorganized Corp to issue New Egalet Common Stock to (i) the holders of the First Lien Secured Notes on account of the First Lien Secured Notes Claims pursuant to Article VI(C) of the Plan, (ii) the holders of the 5.50% Convertible Notes and 6.50% Convertible Notes on account of the Convertible Notes Claims pursuant to Article VI(D) of the Plan and (iii) Iroko pursuant to the Purchase Agreement (including any warrants issuable to Iroko in lieu of such shares of New Egalet Common Stock in accordance with the Purchase Agreement and any shares of New Egalet Common Stock issuable upon the exercise of any such warrant, the “Iroko Shares”); provided, however, that if the Debtors elect to consummate the Rights Offering, the shares of New Egalet Common Stock otherwise allocable to the holders of the First Lien Secured Notes shall be distributed pursuant to the Rights Offering, and the holders of First Lien Secured Notes Claims shall receive $10 million in cash instead of the First Lien Note Equity Distribution. The Plan also provides for Reorganized Corp to issue (i) Series A-1

Notes to holders of the First Lien Secured Notes on account of the First Lien Secured Notes Claims pursuant to Article VI(C) of the Plan and (ii) Series A-2 Notes to Iroko pursuant to the Purchase Agreement (the “Iroko Notes”).  In addition, if the Debtors elect to effectuate the Rights Offering, Reorganized Corp will issue Subscription Rights to holders of the Convertible Notes Claims pursuant to Article VI(M) of the Plan and, at the election of the holders of First Lien Secured Notes Claims, Reorganized Corp may issue New Warrants to such holders.

The Debtors believe that the New Egalet Common Stock (including the Rights Offering Stock and the New Egalet Common Stock issuable upon exercise of any New Warrants (the “Warrant Stock”), the New Warrants, New Secured Notes and Subscription Rights constitute “securities,” as defined in Section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code and applicable state securities laws.  Furthermore, the Debtors believe that the offer and sale of the New Egalet Common Stock (including the Rights Offering Stock and the Warrant Stock), the New Warrants, the New Secured Notes and Subscription Rights pursuant to the Plan will be exempt from federal and state securities registration requirements under various provisions of the Securities Act and the Bankruptcy Code, other than with respect to Persons deemed “underwriters,” as discussed below.

THE ISSUANCE OF NEW EGALET COMMON STOCK (INCLUDING THE RIGHTS OFFERING STOCK AND THE WARRANT STOCK), THE NEW WARRANTS, THE NEW SECURED NOTES AND THE SUBSCRIPTION RIGHTS UNDER THE PLAN RAISES CERTAIN SECURITIES LAW ISSUES UNDER THE BANKRUPTCY CODE AND FEDERAL AND STATE SECURITIES LAWS WHICH ARE DISCUSSED IN THIS ARTICLE.  THE INFORMATION CONTAINED IN THIS ARTICLE SHOULD NOT BE CONSIDERED APPLICABLE TO ALL SITUATIONS OR ALL CREDITORS RECEIVING NEW EGALET COMMON STOCK UNDER THE PLAN.  CREDITORS SHOULD CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE FACTS AND CIRCUMSTANCES WITH RESPECT TO THE TRANSFER OF SUCH SECURITIES IN EACH PARTICULAR CASE.

12.2                        Issuance of New Egalet Common Stock, New Warrants and Series A-1 Notes to holders of Claims pursuant to Section 1145 of the Bankruptcy Code.

The Debtors believe that the offer and sale of the New Egalet Common Stock, the New Warrants and the Series A-1 Notes in exchange for the First Lien Secured Notes Claims and the Convertible Notes Claims satisfy the requirements of section 1145(a) of the Bankruptcy Code.  Accordingly, no registration statement will be filed under the Securities Act or any state securities laws in connection with such offer and sale. Section 1145 of the Bankruptcy Code provides that Section 5 of the Securities Act and any state law requirements for the offer and sale of a security do not apply to the offer or sale of stock, options, warrants or other securities by a debtor if (a) the offer or sale occurs under a plan of reorganization, (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor, and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange or partly for cash and property.

The exemptions provided for in section 1145(a) do not apply to an entity that is deemed an “underwriter” as such term is defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) provides that, with specified exemptions and except with respect to “ordinary trading transactions” of an entity that is not an “issuer,” an entity is an “underwriter” if the entity:

•                  purchases a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest (“accumulators”);

•                  offers to sell securities offered under a plan for the holders of such securities (“distributors”);

•                  offers to buy securities under a plan from the holders of such securities, if the offer to buy is with a view to distributing such securities and (b) made under a distribution agreement; and

•                  is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(a)(11) of the Securities Act.

Under section 2(a)(11) of the Securities Act, an “issuer” includes any “affiliate” of the issuer, which means any person directly or indirectly controlling, controlled by or under common control with the issuer.

12.3                        Subsequent Transfers of Securities Issued Under Section 1145 of the Bankruptcy Code.

Securities issued pursuant to section 1145(a) are deemed to have been issued in a public offering pursuant to section 1145(c) of the Bankruptcy Code.  In general, the Debtors further believe that resales of and subsequent transactions in the New Egalet Common Stock, the New Warrants and the Series A-1 Notes will be exempt from registration under the Securities Act pursuant to section 4(a)(1) of the Securities Act, unless the holder thereof is deemed to be an “issuer,” an “underwriter” or a “dealer” with respect to such securities.  For these purposes, an “issuer” includes any “affiliate” of the issuer, defined as a person directly or indirectly controlling, controlled by or under common control with the issuer. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership  of voting securities, by contract or otherwise.   A “dealer,” as defined in section 2(a)(12) of the Securities Act, is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person.

In addition, for any “affiliate” of an issuer deemed to be an underwriter, Rule 144 under the Securities Act provides a safe-harbor from registration under the Securities Act for certain limited public resales of unrestricted securities by “affiliates” of the issuer of such securities.  Rule 144 allows a Holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of such securities then outstanding or the average weekly trading volume in such securities during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding holding period, the manner of sale, notice requirements and the availability of current public information regarding the issuer.

Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling person”) would depend upon various facts and circumstances applicable to that Person.  Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter.”  In view of the complex nature of the question of whether a particular Person may be an “underwriter,” the Debtors make no representations concerning the right of any Person to freely resell New Egalet Common Stock, New Warrants or Series A-1 Notes.

Accordingly, the Debtors recommend that potential recipients of New Egalet Common Stock, New Warrants and Series A-1 Notes consult their own counsel concerning how they may freely trade such securities in compliance with the federal and state securities laws or an exemption therefrom.  In addition, these securities will not be registered under the Exchange Act or listed on any national securities exchange. See “Certain Risk Factors to be Considered — Uncertain Trading Market and Uncertain Value.”

12.4                        Issuance of Subscription Rights, Rights Offering Stock, Iroko Shares and Iroko Notes.

Each of (i) the Subscription Rights and Rights Offering Stock issued to the applicable holders of Convertible Note Claims and (ii) the Iroko Shares and Iroko Notes issued to Iroko will be issued without registration in reliance upon the exemption set forth in Section 4(a)(2) of the Securities act and/or Regulation S. Section 4(a)(2) of the Securities Act provides that the registration requirements of Section 5 of the Securities Act will not apply to the offer and sale of a security in connection with transactions not involving a public offering.  Any securities issued in reliance on Section 4(a)(2) will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration under the Securities Act and other applicable law.  Regulation S provides the registration requirements of Section 5 of the Securities Act will not apply to certain offerings and sales of securities outside of the United States.

Only (i) “accredited investors” (as defined by Rule 501 of Regulation D promulgated under the Securities Act) and, if such person is in a member state (each, a “Relevant Member State”) of the European Economic Area (the “EEA”) that has implemented Directive 2003/72/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) (the “EU Prospectus Directive”), “qualified investors” in the Relevant Member State within the meaning of the EU Prospectus Directive and (ii) Qualified Investors (as defined below) may receive the Subscription Rights, the Rights

Offering Stock, the Iroko Shares or the Iroko Notes. The term “Qualified Investor” means a non-U.S. Person (as defined by Rule 902 of Regulation S promulgated under the Securities Act) that (1) is in a member state of the EEA and is a “qualified investor” in that Relevant Member State within the meaning of the EU Prospectus Directive or (2) is in a member state of the EEA and is lawfully entitled to subscribe and purchase the applicable securities under all applicable securities laws and regulations (whether pursuant to an applicable exemption or otherwise), with the need for any registration, the filing or publication or other action by the issuer.

12.5                        Subsequent Transfers of Subscription Rights, Rights Offering Stock, Iroko Shares and Iroko Notes.

The offer and sale of the Subscription Rights, Rights Offering Stock, Iroko Shares and Iroko Notes have not been registered under the Securities Act or any other applicable securities law.  Accordingly, such securities will be “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, or pursuant to an exemption therefrom or in a transaction not subject thereto including, as applicable and subject to satisfying any applicable requirements with respect to holding period, public available information or otherwise, the exemption provided by Rule 144 under the Securities Act.

As the offer and sale of these securities have not been registered under the Securities Act, each holder of such securities should proceed on the assumption that the economic risk of the investment must be borne for an indefinite period, since the securities may not be resold unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

Certificates evidencing such securities, if any, will bear a legend substantially in the form below:

“THE OFFER AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER APPLICABLE LAW EXCEPT FOR TRANSFERS THAT ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR OTHER APPLICABLE LAW.”

Any holder of a certificate evidencing Subscription Rights, Rights Offering Stock, Iroko Shares and the Iroko Notes bearing such legend may present such certificate to Reorganized Corp’s transfer agent for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such times as (a) such securities are sold pursuant to an effective registration statement under the Securities Act or (b) such holder delivers to Reorganized Corp an opinion of counsel reasonably satisfactory to Reorganized Corp to the effect that the securities are no longer subject to the restrictions pursuant to an exemption under the Securities Act and such securities may be sold without registration under the Securities Act, in which event the certificate or note issued to the transferee will not bear such legend. Any such securities held in book-entry will be held subject to and marked with the same restrictive legend and the holders thereof shall be required to satisfy the same legend removal process set forth above with respect to such securities.

Accordingly, the Debtors recommend that potential recipients of Subscription Rights, Rights Offering Stock, Iroko Shares and/or Iroko Notes consult their own counsel concerning how they may freely trade such securities in compliance with the federal and state securities laws or an exemption therefrom.

12.6                        Registration Rights.

In connection with the closing of the transactions of the Purchase Agreement, Egalet Corporation and Iroko will enter into a registration rights agreement pursuant to which Egalet Corporation will grant to Iroko customary demand and piggyback registration rights with respect to the shares of New Egalet Common Stock issued as consideration to Iroko. To the extent other parties are expected to be Affiliates of Egalet Corporation and are expected to hold significant amounts of New Egalet Common Stock at the Effective Date, Egalet Corporation may grant to such parties customary registration rights with respect to such shares of New Egalet Common Stock.

In addition, (i) certain other holders of New Egalet Common Stock issued pursuant to the Plan on the Effective Date will enter into customary lock-up agreements with Reorganized Corp restricting such holders’ transfer of a portion of such shares for a period of 90 days following the Effective Date and (ii) upon the reasonable request of the Required Supporting Secured Noteholders, Reorganized Egalet shall enter into a registration rights agreement (or agreements) with the members of the Ad Hoc Secured Noteholder Committee, which shall be reasonably acceptable to the Debtors, the Required Supporting Noteholders and Iroko, and which shall contain, among other things, shelf and piggyback registration rights.

12.7                        Reorganized Corp Shareholder Agreement.

On the Effective Date, in connection with the consummation of the Iroko Acquisition, Reorganized Corp and Iroko will enter into the Reorganized Corp Shareholder Agreement pursuant to which, among other things, Iroko will agree to customary lock-up and standstill provisions with respect to the New Egalet Common Stock.  The Reorganized Corp Shareholder Agreement will also provide Iroko with certain rights related to the designation, appointment, replacement and removal of the Iroko Directors.

THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES.  THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE SECURITIES OR THE BANKRUPTCY MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, WE ENCOURAGE

EACH HOLDER AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH IT OWN LEGAL ADVISORS WITH RESPECT TO SUCH MATTERS. AS A RESULT OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE FEDERAL OR STATE SECURITIES LAWS OR WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY TO DISPOSE OF THE SECURITIES ISSUED UNDER THE PLAN.

ARTICLE XIII.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the Plan to U.S. holders and non-U.S. holders (as defined below) of certain Claims.  The analysis contained herein is based upon the Internal Revenue Code of 1986, as amended (the “Tax Code”, the Treasury Regulations promulgated and proposed thereunder (the “Regulations”), judicial decisions and published administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date hereof.  Legislative, judicial or administrative changes or interpretations hereafter enacted or promulgated could alter or modify the analysis and conclusions set forth below.  Any such changes or interpretations may be retroactive and could significantly affect the federal income tax consequences discussed below.  The U.S. federal income tax consequences of the Plan are complex and are subject to significant uncertainties.  This summary does not address state, local, gift, estate or non-U.S. tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as broker dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, partnerships and other pass-through entities, and investors in pass-through entities).  Accordingly, the following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a Claim that is, for U.S. federal income tax purposes:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•                  an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

•                  a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Tax Code) have the authority to control all of its substantial decisions or (2) the trust has a valid election in effect under applicable Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Claims that is neither a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) nor a U.S. holder.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Claims, the tax treatment of a partner in such partnership will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Claims are encouraged to consult their independent tax advisors regarding the tax consequences to them of the Plan.

THE TAX CONSEQUENCES TO HOLDERS OF CLAIMS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER.  MOREOVER, THE TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO THE LACK OF APPLICABLE LEGAL PRECEDENT AND THE POSSIBILITY OF CHANGES IN THE LAW.  NO RULING HAS BEEN APPLIED FOR OR OBTAINED FROM THE IRS WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN REQUESTED OR OBTAINED WITH RESPECT THERETO.  THIS DISCUSSION DOES NOT CONSTITUTE TAX ADVICE OR A TAX OPINION CONCERNING THE MATTERS DESCRIBED.  THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE ANY OR ALL OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED.  ACCORDINGLY, EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE PLAN.

13.1                        Federal Income Tax Consequences to the Debtors.

The Debtors are Egalet Corporation and various corporate subsidiaries of Egalet Corporation.  Egalet Corporation is the common parent of an affiliated group of corporations that files a consolidated tax return for federal income tax purposes (the “Egalet Group,” which also includes for purposes of this discussion, as the context may require, any similar group after the Effective Date of which Egalet Corporation is a member).  As discussed below, in connection with the implementation of the Plan, the amount of the Egalet Group’s currently existing net operating loss (“NOL”) carryforwards and certain other attributes may be reduced or eliminated.  In addition, the Egalet Group’s subsequent utilization of any NOL carryforwards remaining, and possibly certain other tax attributes, may be restricted following the consummation of the Plan.  The determination of whether any of the Egalet Group’s NOL carryforwards (or other tax attributes) will be limited as a result of the consummation of the Plan is complex and depends on many different factors, including the precise nature of the transactions effectuated to consummate the Plan.

Except to the extent described below, and assuming the Restructuring Transactions take place as provided for above in Section 4.3(a)(1) through 4.3(a)(9) (and not including any different or additional transactions requiring the consent of the Required Supporting Noteholders and Iroko as described in Section 4.3(a) (second paragraph)), the Debtors do not expect to recognize any income, gain or loss in connection with the transactions contemplated by the Plan.

(a)                                 Cancellation of Indebtedness and Reduction of Tax Attributes.

Generally, gross income for United States federal income tax purposes includes the amount of any cancellation of debt (“COD”) income.  The amount of the COD income generally equals the amount by which the adjusted issue price of the indebtedness discharged exceeds the sum of (i) the amount of cash paid, (ii) the issue price of any new debt issued, and (iii) the fair market value of any other consideration given in exchange for such indebtedness, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD income (such as where the payment of the cancelled debt would have given rise to a tax deduction).

COD income is excluded from gross income of a debtor in a case under chapter 11 of the Bankruptcy Code if the discharge of indebtedness is granted by the bankruptcy court or pursuant to a plan of reorganization approved by the bankruptcy court. Instead the debtor must reduce certain tax attributes by the amount of excluded COD income in the manner prescribed by section 108(b) of the Tax Code.  In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryovers; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital losses and capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject immediately after the discharge); (f) passive activity loss and credit carryovers; and (g) foreign tax credits carryovers.  The reduction in tax attributes occurs only after the taxable income (or loss) for the year of the debt discharge has been determined.  A debtor with COD income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code.  If a debtor with excluded COD income is a member of a consolidated group, the Regulations address the application of the rules for the reduction of tax attributes.  If the debtor is a member of a consolidated group and is required to reduce its basis in the stock of another group member, a “look-through rule” generally requires a corresponding reduction in the tax attributes of the lower-tier member.  If the amount of a debtor’s excluded COD income exceeds the amount of attribute reduction resulting from the application of the foregoing rules, certain other tax attributes of the consolidated group may also be subject to reduction.  Any excess COD income over the amount of available tax attributes is not subject to U.S. federal income tax.

The Egalet Group expects that it will realize significant COD income as a result of the consummation of the Plan.  The extent of such COD income and resulting tax attribute reduction will depend, in part, on the value of the New Egalet Common Stock that are distributed to holders of Claims and the precise nature of the transactions effectuated to consummate the Plan.

(b)                                 Section 382.

Under Section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change,” the amount of its pre-change losses that may be utilized to offset future taxable income generally is subject to an annual limitation (a “Section 382 Limitation”).  Typically, consummation of a chapter 11 plan of reorganization results in an ownership change. The section 382 limitation also may apply to certain losses or deductions that are “built-in” (i.e., economically accrued but unrecognized) as of the date of the ownership change and that are subsequently recognized.

The Debtors estimate that their U.S. federal income tax NOL carryforwards are approximately $138 million as of December 31, 2017 (some of which the Debtors believe are subject to one or more pre-existing Section 382 Limitations as a result of prior ownership changes), and they believe they have incurred additional NOLs since then.  Subject to the Restructuring Transactions and the discussion above regarding reduction of tax attributes for COD income, the Debtors expect that when New Egalet Common Stock is issued to creditors pursuant to the Plan, the Egalet Group may be able to carry forward NOLs, which, unless an exception applies, would be subject to certain limitations under Section 382 of the Tax Code. The discussion below summarizes certain of the aforementioned limitations that could apply under such circumstances.

1.                                      General Section 382 Limitation.

In general, the amount of the annual limitation to which a corporation (or consolidated group) would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 2.29% for an ownership change occurring in October 2018).

2.                                      Built-In Gains and Losses.

If a loss corporation (or consolidated group) has a net unrealized built-in loss immediately before an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as pre-change losses and will be subject to the same annual limitation as the NOL carryforwards. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain immediately before the ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. Thus, a consolidated group can be considered to have both a net unrealized built-in loss and a net unrealized built-in gain. In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i)

$10,000,000 or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

The determination of whether the Egalet Group will, as a whole, be in a net unrealized built-in gain or loss position immediately before the Effective Date is complex and depends on many different factors.  Whether the Egalet Group will, as a whole, be in a net unrealized built-in gain position or loss position on the Effective Date also depends upon the precise nature of the transactions effectuated to implement of the Plan.

3.                                      Chapter 11 Exceptions.

An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor corporation in a chapter 11 proceeding receive, in respect of their Claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in the relevant chapter 11 proceeding) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the Tax Code, a qualified creditor is a holder of a Claim that (i) was held by such holder since the date that is 18 months before the date on which the debtor first filed its petition with the bankruptcy court or (ii) arose in the ordinary course of business and is held by the person who at all times held the beneficial interest in such claim. In determining whether the 382(l)(5) Exception applies, certain holders of Claims that would own a de minimis amount of the reorganized debtor’s stock pursuant to the debtor’s plan are presumed to have held their Claims since the origination of such claims. In general, this de minimis rule applies to holders of Claims who would own directly or indirectly less than 5% of the total fair market value of the debtor’s stock pursuant to the plan.

Under the 382(l)(5) Exception, a debtor’s pre-change losses are not limited on an annual basis but, instead, the debtor’s NOLs are required to be reduced by the amount of any interest deductions claimed during any taxable year ending during the three (3) year period preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the debtor undergoes another ownership change within two years after consummation, then the debtor’s pre-change losses effectively would be eliminated in their entirety for all periods after the second ownership change. In addition, under the Regulations, the use of NOLs may be eliminated upon consummation of the plan of reorganization, despite the 382(l)(5) Exception, if the debtor does not carry on more than an insignificant amount of an active trade or business during and subsequent to the bankruptcy proceeding. The requirement of carrying on more than an insignificant amount of an active trade or business may be met even though all trade or business activities temporarily cease for a period of time to address business exigencies.

Where the 382(l)(5) Exception is not applicable to a corporate debtor in a chapter 11 proceeding (either because the debtor does not qualify for it or the debtor elects not to utilize the 382(l)(5) Exception), a second special rule under section 382(l)(6) of the Tax Code will apply with respect to the calculation of the Section 382 Limitation (the “382(l)(6) Exception”). When the 382(l)(6) Exception applies, a debtor corporation that undergoes an ownership change generally determines the fair market value of its stock as the lesser of (1) the value of its stock immediately after the ownership change or (2) the gross value of its assets before the ownership change. This generally has the effect of taking into account the increase in value resulting from any surrender or cancellation of creditors’ Claims in the chapter 11 proceeding, but not taking into account any cash or other property contributed to a debtor or exchanged for stock of a debtor. This differs from the general rule under section 382 that requires the fair market value of a corporation that undergoes an ownership change to be determined immediately before the ownership change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOLs by interest deductions in the manner described above, and the debtor may undergo a change of ownership within two years without triggering the elimination of its pre-change losses (although the debtor corporation would be subject to the general rule under section 382 imposing an annual limitation on the use of its NOLs following such subsequent ownership change). In addition, even if the 382(l)(5) Exception is inapplicable, section 382(c) of the Tax Code provides that the debtor must continue the business enterprise of the debtor for two (2) years following the ownership change or its annual limitation will be reduced to zero (0) as of the date of the ownership change but may be increased for certain built-in gains as previously discussed.

It is not clear whether the Debtors will satisfy the requirements for the 382(l)(5) Exception or, if they do, if they will avail themselves of its provisions.

13.2                        Federal Income Tax Consequences to U.S. Holders of Claims

(a)                                 In General.

Generally, in the event of a taxable exchange as described below, a U.S. holder of a Claim will recognize gain or loss equal to the difference between the “amount realized” by such U.S. holder in exchange for its Claim and such U.S. holder’s adjusted tax basis in the Claim.

The character of any recognized gain or loss (e.g., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the U.S. holder, the nature of the Claim in the U.S. holder’s hands, the purpose and circumstances of its acquisition, the U.S. holder’s holding period of the Claim, and the extent to which the U.S. holder previously claimed a deduction for the worthlessness of all or a portion of the Claim.  If the Claim is a capital asset in the U.S. holder’s hands, any gain or loss realized will generally be characterized as capital gain or loss, and will constitute long-term capital gain or loss if the U.S. holder has held such Claim for more than one year.  There are limitations on the deduction of capital losses by both corporate and non-corporate taxpayers.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE RECOGNITION OF GAIN OR LOSS, FOR FEDERAL INCOME TAX PURPOSES, ON THE SATISFACTION OF THEIR CLAIMS.

(b)                                 Allocation of Consideration to Accrued Interest.

A portion of the consideration received by a U.S. holder in satisfaction of a Claim pursuant to the Plan may be allocated to the portion of such Claim (if any) that represents accrued but unpaid interest.  If any portion of the distribution were required to be allocated to accrued interest, such portion would be taxable to the U.S. holder as interest income, except to the extent the U.S. holder has previously reported such interest as income.  A U.S. holder will generally recognize a loss to the extent that any accrued interest was previously included in the U.S. holder’s gross income and is not paid in full.

Pursuant to the Plan, all Plan distributions in respect of any Claim will be allocated first to the principal amount of such Claim, as determined for United States federal income tax purposes, and then, to the extent the consideration exceeds such amount, to any portion of such Claim representing accrued but unpaid interest.  However, there is no assurance that the IRS would respect such allocation for United States federal income tax purposes.

In the event that a portion of the consideration received by a U.S. holder of a Claim represents accrued but unpaid interest, such consideration would not be included in the “amount realized” by such holder in exchange for its Claim.

(c)                                  Market Discount.

A U.S. holder that acquires a debt instrument with market discount generally is required to treat any gain realized on the disposition of the instrument as ordinary income to the extent of accrued market discount not previously included in gross income by the U.S. holder.  In general, a debt instrument is considered to have been acquired with market discount if it is acquired other than at original issue and if the U.S. holder’s adjusted tax basis in such instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest,” or (ii) in the case of a debt instrument issued with “original issue discount” (“OID”), its adjusted issue price, in each case, by at least a de minimis amount (equal to the product of 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, and the number of remaining whole years to maturity). To the extent that the debt instruments that were acquired with market discount are exchanged for other property in a corporate reorganization within the meaning of Section 368 of the Tax Code, any market discount that accrued on such debt instruments (i.e., up to the time of the exchange) but was not recognized by the U.S. holder is carried over to the property received and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property is treated as ordinary income to the extent of such accrued, but not recognized, market discount.

(d)                                 Treatment of U.S. Holders of First Lien Secured Notes Claims.

Pursuant to the Plan and in satisfaction of their Claims, each of the U.S. holders of the Allowed First Lien Secured Notes Claims would receive its Pro Rata Share of (i) $50 million in aggregate principal amount of the Series A-1 Notes, (ii) the First Lien Note Equity Distribution, (iii) $20 million in cash, less the aggregate amount of Adequate Protection Payments (as defined in the Cash Collateral Orders) actually received by holders of First Lien Secured Notes Claims pursuant to the Cash Collateral Orders and (iv) cash in an amount equal to the fees and expenses of the First Lien Secured Notes Trustee (as to which it is anticipated that the First Lien Secured Notes Trustee will exercise its contractual lien rights prior to distribution), to the extent not otherwise paid on or prior to the Effective Date, which will not be paid directly to any holder, but instead will be paid directly to the First Lien Secured Notes Trustee on account of any such fees and expenses; provided, however, that if the Debtors elect to consummate the Rights Offering, the shares of New Egalet Common Stock otherwise allocable to the First Lien Note Equity Distribution shall be distributed pursuant to the Rights Offering, and the holders of First Lien Secured Notes Claims shall receive $10 million in cash instead of the First Lien Note Equity Distribution (the “Exchange”).  The treatment of the Amended Royalty Rights Agreement is not clear. Although it is not free from doubt, the Debtors do not intend to treat the amendments giving rise to the Amended Royalty Rights Agreement as part of the Exchange or otherwise as a payment, or transfer of property, to the holders of First Lien Secured Notes Claims

Depending upon the precise nature of the transactions effectuated to consummate the Plan, it is possible that, if each of the debt underlying the First Lien Secured Notes Claims and New Secured Notes is treated as a “security” for United States federal income tax purposes, the Exchange would be treated as a “recapitalization” (or, possibly, some other type of partially tax-free reorganization) and the U.S. holders of the First Lien Secured Notes Claims would generally recognize gain (but not loss) on the Exchange, but only to the extent of the lesser of (i) the U.S. holder’s realized gain in the Exchange and (ii) the amount of any cash received. Alternatively, if only the debt underlying the First Lien Secured Notes Claims is treated as a “security” for United States federal income tax purposes, gain (but not loss) would be recognized, but only to the extent of the lesser of (i) the U.S. holder’s realized gain in the Exchange and (ii) the sum of the issue price of the Series A-1 Notes and the amount of any cash received.  Finally, if the debt underlying the First Lien Secured Notes Claims is not treated as a “security” for United States federal income tax purposes, the Exchange would be a fully taxable transaction. The First Lien Secured Notes Claims have been treated as “contingent payment debt instruments” for United States federal income tax purposes (“CPDIs”), and any gain recognized by the holders of the First Lien Secured Notes Claims in the Exchange would be treated as interest income under the rules applicable to CPDIs. In addition, if the Exchange were deemed to be a contribution of property to a corporation governed by Section 351 of the Tax Code and if the debt underlying the First Lien Secured Notes Claims is treated as a “security” for United States federal income tax purposes, gain (but not loss) would be recognized, but only to the extent of the lesser of (i) the U.S. holder’s realized gain in the Exchange and (ii) the sum of the issue price of the Series A-1 Notes and the amount of any cash received.

The term “security” is not defined in the Tax Code or in the Regulations and has not been clearly defined by judicial decisions or IRS administrative guidance. The determination of whether a particular debt constitutes a “security” depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a weighted average of ten years or more constitute securities. It has not yet been determined whether the debt underlying the First Lien Secured Notes Claims or the Series A-1 Notes will be treated as a “security” for United States federal income tax purposes.  Therefore, it is possible the Exchange may be a partially or fully taxable, or tax-free, exchange.  No ruling has been or will be applied for or obtained from the IRS with respect to this issue and no opinion of counsel has been or will be requested or obtained with respect thereto.

If the Exchange is fully taxable, a U.S. holder of a Claim will generally recognize gain or loss equal to the difference between the “amount realized” by such U.S. holder in exchange for its Claim and such U.S. holder’s adjusted tax basis in the Claim.  Any such gain would be treated as ordinary income to the extent attributable to any market discount such U.S. holder had accrued with respect to its Claim, unless the U.S. holder has elected to include market discount in income currently as it accrues.

A U.S. holder’s amount realized, net of any negative adjustment carryforwards to the year of the Exchange (as determined under the CPDI rules), generally will depend on whether the Series A-1 Notes or the debt underlying the First Lien Secured Notes Claims being exchanged are deemed to be “traded on an established market” within the meaning of section 1273 of the Tax Code.  The Series A-1 Notes or the debt underlying the First Lien Secured Notes Claims will be treated as traded on an established market only if the debt is traded on an established market during the 31-day period ending 15 days after the exchange date.  Pursuant to applicable Regulations, an “established market” need not be a formal market.  The Series A-1 Notes or the debt underlying the First Lien Secured Notes Claims will be considered traded on established market if (i) there is a price for an executed purchase or sale of the Series A-1 Notes or the debt underlying the First Lien Secured Notes Claims, as applicable, that is reasonably available within a reasonable period of time after the sale; (ii) there is at least one price quote for the Series A-1 Notes or the debt underlying the First Lien Secured Notes Claims, as applicable from at least one reasonably identifiable broker, dealer or pricing service, which price quote is substantially the same as the price for which the person receiving the quoted price could purchase or sell the Series A-1 Notes or the debt underlying the First Lien Secured Notes Claims, as applicable (a “Firm Quote”); or (iii) there is at least one price quote for the Series A-1 Notes or the debt underlying the First Lien Secured Notes Claims, as applicable, other than a Firm Quote, available from at least one such broker, dealer, or pricing service. Notwithstanding the foregoing, where the principal amount of each of the Series A-1 Note and the debt instrument underlying a First Lien Secured Notes Claim does not exceed $100 million on the date of the Exchange, each of the Series A-1 Notes and the debt underlying the First Lien Secured Notes Claims will not be deemed to be traded on an established market on such date.

In accordance with section 1274 of the Tax Code and section 1.1274-2(b)(1) of the Regulations, the issue price of the Series A-1 Notes will be the stated principal amount of the Series A-1 Notes.  As discussed above, neither the Series A-1 Notes nor the debt underlying the First Lien Secured Notes Claims being exchanged are deemed to be traded on an established market, so a U.S. holder’s amount realized would generally be equal to the sum of the issue price of the Series A-1 Notes and the fair market value of the New Egalet Common Stock (“New Equity FMV”) issued to such U.S. holder in the Exchange, plus the amount of any cash received by such U.S. holder in the Exchange.  A U.S. holder’s basis in the Series A-1 Notes would equal the issue price of such loan (discussed above). A U.S. holder’s basis in the New Egalet Common Stock would generally be an amount equal to the New Equity FMV.  The treatment of the Exchange is subject to the discussions above regarding allocation of consideration to accrued interest and market discount.  The treatment of the Exchange is not free from doubt and depends on the application of complex rules to facts that are not clearly addressed by such rules.  U.S. holders should consult with their tax advisors regarding the tax consequences of the Exchange with respect to their particular circumstances.

(e)                                  Treatment of U.S. Holders of Convertible Notes Claims.

Pursuant to the Plan and in satisfaction of their Claims, each U.S. holder of the Allowed Convertible Notes Claims would receive its Pro Rata Share of (i) a number of shares of New Egalet Common Stock representing, in the aggregate, 31.62% of the New Egalet Common Stock as of the Effective Date (including any New Egalet Common Stock issuable upon exercise of the New Warrants) (subject to dilution only on account of the Commitment Premium Stock, if any, and the Management Incentive Plan), or New Warrants in lieu of a portion of such shares solely to the extent set forth in Article VII(C) of the Plan, and (ii) if the Debtors elect to consummate the Rights Offering and such holder is an Eligible Holder, the Subscription Rights (the “Convertible Notes Exchange”).  The Debtors intend to treat the New Warrants, if issued, as New Egalet Common Stock for United States federal income tax purposes. Depending upon the precise nature of the transactions effectuated to consummate the Plan, it is possible that, if the debt underlying the Convertible Notes Claims is treated as a “security” for United States federal income tax purposes, the Convertible Notes Exchange would be treated as a “recapitalization” (or, possibly, some other type of partially tax-free reorganization) and the U.S. holders of the Convertible Notes Claims generally would not recognize any gain or loss on the Exchange.

It has not yet been determined whether the debt underlying the Convertible Notes Claims will be treated as a “security” for United States federal income tax purposes.  Therefore, it is possible the Convertible Notes Exchange may be a partially or fully taxable exchange.  No ruling has been or will be applied for or obtained from the IRS with respect to this issue and no opinion of counsel has been or will be requested or obtained with respect thereto.  In addition, if the Convertible Notes Exchange were deemed to be a contribution of property to a corporation governed by Section 351 of the Tax Code, U.S. holders of the Convertible Notes Claims generally would not recognize loss, and would only recognize gain to the extent of the non-stock consideration received.

If the Convertible Notes Exchange is fully taxable, a U.S. holder of a Claim will generally recognize gain or loss equal to the difference between the “amount realized” by such U.S. holder in exchange for its Claim and such U.S. holder’s adjusted tax basis in the Claim.  Any such gain would be treated as ordinary income to the extent attributable to any market discount such U.S. holder had accrued with respect to its Claim, unless the U.S. holder has elected to include market discount in income currently as it accrues.  A U.S. holder’s ability to claim and/or utilize a loss may be limited.  U.S. holders are urged to consult their own tax advisors concerning their ability to claim and/or utilize a loss.

A U.S. holder’s amount realized generally will equal the sum of the New Equity FMV issued to such U.S. holder in the Convertible Notes Exchange and if the Debtors elect to consummate the Rights Offering and such holder is an Eligible Holder, the fair market value of the Subscription Rights.  A U.S. holder’s basis in the New Egalet Common Stock generally would equal the New Equity FMV, and if the Debtors elect to consummate the Rights Offering and such holder is an Eligible Holder the fair market value of the Subscription Rights.

The treatment of the Convertible Notes Exchange is subject to the discussions above regarding allocation of consideration to accrued interest and market discount.  The treatment of the Convertible Notes Exchange is not free from doubt and depends on the application of complex rules to facts that are not clearly addressed by such rules.  U.S. holders should consult with their tax advisors regarding the tax consequences of the Convertible Notes Exchange with respect to their particular circumstances.

(f)                                   Ownership and Disposition of the Series A-1 Notes by U.S. Holders.

Stated Interest. The stated interest on the Series A-1 Notes generally will be taxable as ordinary interest income in accordance with the U.S. holder’s regular method of accounting at the time such payments are accrued or received.

Original Issue Discount;

The amount of OID with respect to the Series A-1 Notes will be equal to the excess of the “stated redemption price at maturity” of the debt (in the case of the Series A-1 Notes, taking into account all payments of principal and including stated interest) over its “issue price” as described above.

For United States federal income tax purposes, each U.S. holder (regardless of its accounting method) generally must include in gross income a portion of any OID in each taxable year during which the Series A-1 Notes is held in an amount equal to any such OID that accrues during such period, determined using a constant yield to maturity basis. This means that each U.S. holder may be required to include amounts in gross income without a corresponding receipt of cash attributable to such income. A U.S. holder’s tax basis in the Series A-1 Notes will be increased by the amount of OID includible in the U.S. holder’s gross income as it accrues.

Acquisition Premium or Amortizable Bond Premium on the Series A-1 Notes. If a U.S. holder’s initial tax basis in the Series A-1 Notes is greater than its issue price and less than or equal to its stated redemption price at maturity, the Series A-1 Notes will be considered to have been issued to such U.S. holder at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that a U.S. holder must include in income with respect to the Series A-1 Notes for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year. If a U.S. holder’s initial tax basis in its share of the Series A-1 Notes is greater than its stated redemption price at maturity, a U.S. holder will be considered to have acquired the Series A-1 Notes with “amortizable bond premium” and a U.S. holder will not be required to include any OID in income. A U.S. holder generally may elect to amortize the premium over the remaining term of the Series A-1 Notes on a constant yield method as an offset to interest when includible in income under a U.S. holder’s regular accounting method. If a U.S. holder does not elect to amortize the premium, that premium will decrease the gain or increase the loss a U.S. holder would otherwise recognize on disposition of the Series A-1 Notes.

Sale or Other Disposition of the Series A-1 Notes. When a U.S. holder sells or otherwise disposes of its share of the Series A-1 Notes in a taxable transaction, the U.S. holder will generally recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between (1) the amount realized on the disposition, less any amount attributable to accrued interest, which will be taxable as such; and (2) the U.S. holder’s adjusted tax basis in the Series A-1 Notes. The U.S. holder’s adjusted tax basis in the Series A-1

Notes generally equals the issue price of such U.S. holder’s share of the Series A-1 Notes increased by any accrued OID or market discount with respect to the Series A-1 Notes and decreased by payments on the Series A-1 Notes other than payments of “qualified stated interest.”  Such gain or loss will generally be capital gain or loss.

U.S. holders should consult with their tax advisors regarding the tax consequences of the ownership and disposition of the Series A-1 Notes with respect to their particular circumstances.

(g)                                  Ownership and Disposition of the New Egalet Common Stock by U.S. Holders.

Distributions. A distribution paid in respect of the New Egalet Common Stock generally will constitute a dividend for United States federal income tax purposes to the extent the distribution is paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles.  The gross amount of any such dividend to a U.S. holder will be included in the income of the U.S. holder, as ordinary dividend income.  In general, distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. holder to the extent that such distributions to the U.S. holder do not exceed the U.S. holder’s adjusted tax basis in the New Egalet Common Stock with respect to which the distribution is paid, but rather will reduce the U.S. holder’s adjusted tax basis in such New Egalet Common Stock (but not below zero). To the extent that distributions exceed current and accumulated earnings and profits as well as the U.S. holder’s adjusted tax basis in the New Egalet Common Stock, such distributions generally will be taxable as capital gain realized in respect of the New Egalet Common Stock.

Under current United States federal income tax law, dividends paid to certain non-corporate U.S. holders, including individuals, generally will constitute qualified dividend income currently eligible for preferential rates of United States federal income tax (currently 20%), provided certain conditions and requirements are satisfied, such as minimum holding period requirements. U.S. holders that are corporations may be eligible for a partial dividends-received deduction with respect to dividend distributions that are paid in respect of the New Egalet Common Stock, subject to certain conditions and requirements, such as minimum holding period requirements. The earnings and profits of Reorganized Corp generally will be increased by the amount of COD income realized by Egalet Corporation pursuant to the Plan to the extent that such COD income does not reduce basis in assets of the Egalet Group.

Sale or Other Disposition of New Egalet Common Stock. In general, a U.S. holder will recognize gain or loss upon the sale or other taxable disposition of the New Egalet Common Stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and such U.S. holder’s adjusted tax basis in the New Egalet Common Stock at the time of the disposition. Such gain or loss will generally be capital gain or loss.

U.S. holders should consult with their tax advisors regarding the tax consequences of the ownership and disposition of the New Egalet Common Stock with respect to their particular circumstances.

(h)                                 Ownership of the New Royalty Rights by U.S. Holders.

The Debtors intend to treat any payments in respect of the New Royalty Right as ordinary income for United States federal income tax purposes.  After the end of each calendar year, the Debtors shall timely prepare and file, deliver and furnish, as the case may be, IRS Forms 1099 with respect to any payments with respect to the New Royalty Rights.

(i)                                     Medicare Tax.

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, gains from the sale or other disposition of capital assets and income generated by certain capital assets such as interest and dividends. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their exchange and the receipt, ownership and disposition of any consideration to be received under the Plan.

(j)                                    Information Reporting and Backup Withholding.

In general, a U.S. holder (other than certain exempt holders) will be subject to information reporting requirements with respect to (i) payments made in connection with the Plan, (ii) payments of principal, premium, and interest (including OID) paid in respect of, and the proceeds from a sale, redemption or other disposition before maturity of, the Series A-1 Notes and (iii) dividends and other taxable distributions paid in respect of, and the proceeds from a sale or other disposition of, the New Egalet Common Stock.  In addition, such a U.S. holder may be subject to backup withholding (currently at a rate of 24%) on such payments if the U.S. holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its United States federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements.  Backup withholding is not an additional tax.  Taxpayers may use amounts withheld as a credit against their federal income tax liability or may claim a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.  Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

(m)                          Bad Debt and/or Worthless Securities Deduction.

A holder who, under the Plan, receives in respect of a Claim an amount less than the holder’s tax basis in the Claim may be entitled in the year of receipt (or in an earlier or later year) to a bad debt deduction in some amount under section 166(a) of the Tax Code or a worthless securities deduction under section 165 of the Tax Code. The rules governing the character, timing and amount of bad debt or worthless securities deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a deduction is claimed. Holders of Claims, therefore, are urged to consult their tax advisors with respect to their ability to take such a deduction.

13.3        Federal Income Tax Consequences to non-U.S. Holders of Claims

(a)           In General.

Subject to the discussions below regarding accrued and unpaid interest, backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income or withholding taxes with respect to any gain recognized on (i) the exchange of First Lien Secured Notes Claims for its Pro Rata Share of (1) $50 million in aggregate principal amount of the Series A-1 Notes, (2) the First Lien Note Equity Distribution, (3) $20 million in cash, less the aggregate amount of Adequate Protection Payments (as defined in the Cash Collateral Orders) actually received by holders of First Lien Secured Notes Claims pursuant to the Cash Collateral Orders and (4) cash in an amount equal to the fees and expenses of the First Lien Secured Notes Trustee (as to which it is anticipated that the First Lien Secured Notes Trustee will exercise its contractual lien rights prior to distribution), to the extent not otherwise paid on or prior to the Effective Date, which will not be paid directly to any holder, but instead will be paid directly to the First Lien Secured Notes Trustee on account of any such fees and expenses (provided, however, that if the Debtors elect to consummate the Rights Offering, the shares of New Egalet Common Stock otherwise allocable to the First Lien Note Equity Distribution shall be distributed pursuant to the Rights Offering, and the holders of First Lien Secured Notes Claims shall receive $10 million in cash instead of the First Lien Note Equity Distribution) or (ii) the exchange of Convertible Notes Claims for its Pro Rata Share of (1) a number of shares of New Egalet Common Stock representing, in the aggregate, 31.62% of the New Egalet Common Stock as of the Effective Date (including any New Egalet Common Stock issuable upon exercise of the New Warrants) (subject to dilution only on account of the Commitment Premium Stock, if any, and the Management Incentive Plan), or New Warrants in lieu of a portion of such shares solely to the extent set forth in Article VII(C) of the Plan, and (2) if the Debtors elect to consummate the Rights Offering and such holder is an Eligible Holder, the Subscription Rights:

• the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that such non-U.S. holder maintains or, in the case of an individual, a fixed base in the U.S.), in which case the gain will be subject to tax as discussed below under “—(f) Income Effectively Connected with a U.S. Trade or Business;”

• the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met, in which case the gain generally will be subject to tax at a rate of 30%; or

•  in the case of holders of Convertible Note Claims (or other options, warrants and equity interests) the non-U.S. holder meets certain ownership requirements and the Egalet Corporation had been a “United States real property holding corporation” (a “USRPHC”), for U.S. federal income tax purposes at any time during the five-year period ending on the date of the exchange or, if shorter, the non-U.S. holder’s holding period with respect to its Claims. If Egalet Corporation was a USRPHC, such gain would be subject to tax at generally applicable U.S. federal income tax rates. In addition, a non-U.S. holder would be subject to U.S. withholding tax at a rate of 15% on the gross amount paid to such non-U.S. holder in respect of Convertible Note Claims (or other options, warrants and equity interests). Egalet Corporation will be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.  Egalet Corporation believes that it was not a USRPHC in 2016 or 2017 and, based on current business plans and operations, it should not become a USRPHC in the future.

(b)           Accrued and Unpaid Interest.

A portion of the consideration received by a non-U.S. holder in satisfaction of a Claim pursuant to the Plan may be allocated to the portion of such Claim (if any) that represents accrued but unpaid interest as discussed above with respect to U.S. holders in “—(b) Allocation of Consideration to Accrued Interest.”  To the extent an amount is treated as interest, it will be subject to tax in the same manner as interest as described below under “—(c) Ownership and Disposition of the Series A-1 Notes by non-U.S. Holders.”

(c)                                  Ownership and Disposition of the Series A-1 Notes by non-U.S. Holders.

Interest and OID.  Stated interest on, and accrued OID and other amounts treated as interest with respect to, the Series A-1 Notes constitute income from U.S. sources.  Except as discussed below under “—(g) FATCA” and/or “—(h) Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any amount treated as interest (including OID), if the interest is not effectively connected with a U.S. trade or business (or, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base), provided that the non-U.S. holder:

• does not actually or constructively own 10% or more of the total combined voting power of all classes of the New Egalet Common Stock entitled to vote;

• is not a controlled foreign corporation that is related to Reorganized Corp (directly or indirectly) through stock ownership;

• is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business; and

• certifies to its non-U.S. status on a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.

If a non-U.S. holder cannot satisfy the requirements described above, payments treated as interest made to the non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless the non-U.S. holder establishes its eligibility for a reduced rate of withholding, or is able to claim a valid exemption, under an applicable income tax treaty generally by providing a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, upon which the non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under a tax treaty may also obtain a refund of any amounts withheld in excess of that rate by filing a timely refund claim with the IRS.  For purposes of providing a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, special procedures are provided under applicable Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

Interest paid to a non-U.S. holder that is effectively connected with its conduct of a trade or business within the United States will not be subject to U.S. federal income or withholding tax, as described above, generally if the non-U.S. holder provides a properly completed and executed IRS Form W-8ECI. Instead, such interest payment generally will be subject to U.S. federal income tax as further discussed below under “—(f) Income Effectively Connected with a U.S. Trade or Business.”

Sale or Other Disposition.  Except as discussed below under “—(g) FATCA” and/or “—(h) Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to any gain recognized on the sale, redemption or other disposition of its Series A-1 Notes in a taxable transaction unless:

•  the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that such non-U.S. holder maintains or, in the case of an individual, a fixed base in the U.S.), in which case the gain will be subject to tax as discussed below under “—(f) Income Effectively Connected with a U.S. Trade or Business;” or

•  the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year of the sale, redemption or other disposition and certain other conditions are met, in which case the gain generally will be subject to tax at a rate of 30%.

(d)                                 Ownership and Disposition of the New Egalet Common Stock by non-U.S. Holders.

Distributions.  In general, any distribution paid in respect of the New Egalet Common Stock to a non-U.S. holder that constitutes a dividend for U.S. federal income tax purposes will be subject to a 30% U.S. federal withholding tax, unless the non-U.S. holder establishes its eligibility for a reduced rate of withholding under an applicable income tax treaty generally by providing an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, upon which the non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments.  A distribution paid in respect of the New Egalet Common Stock will generally constitute a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s New Egalet Common Stock and thereafter as gain from the sale or exchange of New Egalet Common Stock.

Dividends paid to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States will not be subject to U.S. federal income or withholding tax, as described above, generally if the non-U.S. holder provides a properly completed and executed IRS Form W-8ECI. Instead, such dividends generally will be subject to U.S. federal income tax as further discussed below under “—(f) Income Effectively Connected with a U.S. Trade or Business.”

Sale or Other Disposition of New Egalet Common Stock. Except as discussed below under “—(g) FATCA” and/or “—(h) Backup Withholding and Information Reporting,” non-U.S. holders will generally not be subject to U.S. federal income or withholding tax on gain recognized on the sale, exchange, redemption or other taxable disposition of New Egalet Common Stock unless certain exceptions apply, as described above under “—(a) In General.”

(e)           Ownership of the New Royalty Rights by non-U.S. Holders

Ordinary income. As discussed above under “—(i) Ownership of the New Royalty Rights by U.S. Holders”, the New Royalty Rights payment amounts will be treated as ordinary income for U.S. federal income tax purposes. Except as discussed below under “—(g) FATCA” and/or “—(h) Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any New Royalty Rights payment amounts received, provided that the non-U.S. holder:

•                  certifies to its non-U.S. status on a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (specifying that the non-U.S. holder is entitled to the benefits of an applicable income tax treaty and is entitled to an exemption from withholding under the “Royalty” and “Other Income” articles of such treaty); or

•                  certifies to its non-U.S. status on a properly completed IRS Form W-8ECI and that the non-U.S. holder is not subject to withholding tax imposed under FATCA.

If a non-U.S. holder is not able to provide one of the certifications above, such non-U.S. holder will be subject to a 30% U.S. federal withholding tax (or such lower rate as may be specified by an applicable income tax treaty) on the New Royalty Rights payments received by such non-U.S. holder.

(f)            Income Effectively Connected with a U.S. Trade or Business.

If a non-U.S. holder is or was engaged in a trade or business in the United States and interest, royalties, dividends or gain with respect to the Claims, Series A-1 Notes, New Royalty Rights or New Egalet Common Stock is or was effectively connected with the conduct of the non-U.S. holder’s trade or business, or, where a U.S. income tax treaty applies, the non-U.S. holder maintains a U.S. permanent establishment (or, in the case of an individual, a fixed base) to which the interest, dividends or gain is attributable, the non-U.S. holder generally will be subject to U.S. federal income tax on a net income basis on such interest, dividends or gain in the same manner as a U.S. holder, as described above under “13.2 Federal Income Tax Consequences to U.S. Holders of Claims.” In addition, if a non-U.S. holder is a corporation, the non-U.S. holder may be subject to a U.S. branch profits tax with respect to its effectively connected earnings and profits attributable to such interest, dividends or gain at a rate of 30%, unless a lower rate applies to the non-U.S. holder under an applicable income tax treaty. Such interest or dividends will generally be exempt from U.S. federal withholding tax if the non-U.S. holder claims the exemption by providing a properly completed and executed IRS Form W-8ECI to the payer on or before the relevant payment date.

(g)           FATCA.

In addition, Sections 1471 to 1474 of the Tax Code (“FATCA”) generally impose withholding of 30% on certain payments to certain foreign entities (including financial intermediaries), unless various U.S. information reporting, diligence, and certain other requirements have been satisfied. Such payments will ultimately include U.S. source interest and dividends, as well as gross proceeds (including principal payments) from the sale or other disposition of debt or equity securities that can produce, respectively U.S. source interest or dividends. FATCA withholding generally applies to payments of dividends and interest made after June 30, 2014, and payments of gross proceeds made after December 31, 2018. If withholding is required under FATCA on payments made to a holder, the holder likely will not be entitled to receive any additional amounts with respect to any amounts withheld. Foreign holders should consult their tax advisors regarding the possible implications of this legislation to their particular circumstances.

(h)           Backup Withholding and Information Reporting.

A non-U.S. holder not subject to U.S. federal income tax may nonetheless be subject to backup withholding and information reporting with respect to interest paid on the Claims, or dividends paid on the New Egalet Common Stock and with respect to amounts realized on the disposition of the Claims, Series A-1 Notes or New Egalet Common Stock unless the non-U.S. holder provides the withholding agent with the applicable IRS Form W-8.  Non-U.S. holders should consult their independent tax advisors as to their qualifications for an exemption from backup withholding and the procedure for obtaining such an exemption.

THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY.  ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

ARTICLE XIV.

RECOMMENDATION AND CONCLUSION

Chapter 11 of the Bankruptcy Code provides that, unless the terms of section 1129(b) of the Bankruptcy Code are satisfied, for the Bankruptcy Court to confirm the Plan as a consensual plan, the holders of Impaired Claims against the Debtors in each Class of Impaired Claims must accept the Plan by the Requisite Acceptances set forth in the Bankruptcy Code.

The Debtors recommend that all holders of Claims entitled to do so, vote to accept the Plan.  The boards of directors of each of the Debtors (collectively, the “Company Boards”) and the Debtors’ officers have reached this decision after considering available alternatives to the

Plan and their likely effect on the Debtors’ creditors, such as liquidation of the Debtors under chapter 7 of the Bankruptcy Code.  The Debtors determined, after consulting with their legal and financial advisors that the Plan, if consummated, will maximize the value of these Debtors’ estates for stakeholders, and such recovery will exceed any recovery under a hypothetical chapter 7.   For all of these reasons, the Debtors’ officers and boards of directors support the Plan and urge the holders of Claims entitled to vote on the Plan to accept and support it.

The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described herein because it will provide the greatest recovery to holders of Claims.  Other alternatives would involve significant delay, uncertainty and substantial administrative costs and are likely to reduce any return to creditors who hold Claims.  Further, concessions the Debtors’ secured creditors are willing to make to provide recoveries to junior creditors may not be available in an alternative plan structure.  The Debtors urge the holders of Impaired Claims in Classes 3A, 3B, 3C, 4A, 4B and 4C who are entitled to vote on the Plan, to vote to accept the Plan and to evidence such acceptance by returning their Ballots to the Voting Agent so that they will be received not later than [•] (Eastern Time) on [•].  Please be reminded that the Voting Agent must have original signatures on all Ballots; and that the Voting Agent will not accept Ballots delivered by email or facsimile.

[Signature Page follows.]

Dated:    October [•], 2018

New York, New York

Respectfully submitted,

EGALET CORPORATION, on behalf of itself and its affiliated Debtors

By:
Name: Robert S. Radie
Title: President & Chief Executive Officer

DECHERT LLP

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036
(212) 698-3500

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Rodney Square
1000 North King Street
Wilmington, DE 19801

(302) 571-6600

Attorneys for the Debtors and

Debtors in Possession

[Signature Page to Disclosure Statement]

LIQUIDATION ANALYSIS

I.                          Issues and Qualifying Factors

Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired allowed claim or interest either (a) accept the plan or (b) receive or retain under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code (“chapter 7”) on the effective date. The Debtors believe, based on the following hypothetical analysis (the “Liquidation Analysis”), that the Plan meets the “best interests of creditors” test as set forth in section 1129(a)(7) of the Bankruptcy Code. There is at least one Impaired Class of Claims and one Impaired Class of Interests contemplated to receive recoveries under the Plan. Further, each holder of an Impaired Claim will receive under the Plan value on the Effective Date that is not less than the value such holder would receive if the Debtors were to be liquidated under chapter 7. The Debtors believe the Liquidation Analysis and the conclusions set forth herein are fair and accurate, and represent the Debtors’ best judgment with regard to the results of a chapter 7 liquidation of the Debtor. The analysis was prepared solely to assist the Bankruptcy Court in making this determination, and should not be used for any other purpose. Nothing contained in the Liquidation Analysis is intended to or may be asserted to constitute a concession or admission of the Debtor. The Liquidation Analysis was prepared by the Debtor, in consultation with its professionals, and unless otherwise noted, is based on the Debtors’ unaudited balance sheet as of August 31, 2018.

NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES AND ASSUMPTIONS CONTAINED HEREIN, OR A CHAPTER 7 TRUSTEE’S ABILITY TO ACHIEVE FORECASTED RESULTS. IN THE EVENT THAT THESE CHAPTER 11 CASES ARE CONVERTED TO A CHAPTER 7 LIQUIDATION, ACTUAL RESULTS COULD VARY MATERIALLY FROM THE ESTIMATES AND PROJECTIONS SET FORTH IN THIS LIQUIDATION ANALYSIS.

The Liquidation Analysis is based on a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies that are beyond the control of the Debtors. There can be no assurances that the values assumed in this analysis would be realized if the Debtors were, in fact, liquidated under chapter 7. Accordingly, actual recovery values and recovery percentages could vary from the amounts set forth herein and such variances could be material.

The estimated net recovery values presented herein consist of the net proceeds from the hypothetical disposition of the Debtors’ assets (the “Assets”), reduced by certain costs and claims that may arise under a chapter 7 liquidation. Asset recoveries presented herein are net of estimated direct costs of a chapter 7 liquidation. Discounts have been applied to the recovery values of certain Assets to account for the nature and timing of the chapter 7 liquidation process. The Liquidation Analysis assumes that an orderly shutdown would be substantially completed within approximately 6 to 12 months. The Debtors believe that 6 to 12 months is an appropriate estimate of the time needed to complete the liquidation, after taking into account the amount of time it would take to market, sell, and dispose of the Assets and process product returns. There can be no assurances that the liquidation activities could be completed within the above time frames. It is possible that the disposition of the Assets and wind-down of the business could take longer than the assumed liquidation period, which could materially reduce the hypothetical recoveries.

The Liquidation Analysis also assumes that the chapter 7 liquidation process will be uncontested and free of litigation. To the extent this is not the case, the recoveries on the Assets may be lower than assumed in this Liquidation Analysis.

The outcome of an orderly liquidation process could be materially different from the estimated recoveries as indicated herein if the Debtors expedited the liquidation of the Assets on a forced liquidation basis (i.e., the chapter 7 trustee disposes of the Assets in less than 6 months). In addition, the timing for an orderly liquidation of the Assets could be affected by the Debtors’ obligations to comply with various regulatory requirements and the potential need to process product returns for an extended period of time.

The Liquidation Analysis necessarily contains an estimate of the amount of Claims that will ultimately become Allowed Claims. Estimates for various Classes of Claims are based solely upon the Debtors’ continuing review of the Debtors’ books and records. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected levels set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, except as otherwise stated herein, the Debtors have projected amounts of Claims that are consistent with the estimated Claims reflected in the Disclosure Statement.

The Liquidation Analysis assumes that there are no recoveries from the pursuit of any potential preferences, fraudulent conveyances or other causes of action that could be asserted against affiliated and non-affiliated entities (which the Debtors believe even if pursued would not be material to the analysis) and does not include the estimated costs of pursuing those actions. The Debtors reserve all rights in connection with any preferences, fraudulent conveyances, or other causes of action in the event that the Plan is not consummated and the Debtors are liquidated.

II.                     General Assumptions

The following is a list of key assumptions that were utilized in the Liquidation Analysis:

1.         The Liquidation Analysis assumes that this chapter 11 case is converted to a chapter 7 case on November 15, 2018 (the “Conversion Date”) under the direction of a court-appointed chapter 7 trustee.

2.         The Liquidation Analysis assumes a 6 to 12 month shutdown period (the “Liquidation Period”) resulting in the liquidation of all the Assets. Liquidation proceeds, net of (a) chapter 7 trustee fees, (b) chapter 7 professional fees, (c) operating and shutdown costs, and (d) the pre-conversion professional fee carve-out would be distributed to satisfy Claims.

3.         The Liquidation Analysis is based on: (a) the Asset values in the Debtors’ unaudited balance sheet as of August 31, 2018, unless otherwise noted herein.

4.              The Liquidation Analysis assumes that net proceeds from the sale of the Assets will be distributed under the absolute priority rule provided in section 1129(b)(2) of the Bankruptcy Code and that no distributions will be made to holders of Existing Equity Interests until all creditors are paid in full.

5.              While the Liquidation Analysis assumes that Assets are liquidated over the Liquidation Period commencing November 15, 2018, it is possible that the disposition of certain Assets could take longer to realize. The potential impact of litigation and actions by other creditors could increase the amount of time required to realize the recoveries assumed in this Liquidation Analysis. Such events could also add additional costs to the liquidation in the form of higher legal and professional fees as well as incremental operating costs.

6.              The Liquidation Analysis assumes that there is no resolution of the various Claims and disputes embodied in the Plan and further that all Claims would be asserted against the Debtors.

III. Liquidation Analysis for the Debtors

The schedule shown below summarizes the net estimated liquidation proceeds available for distribution in a hypothetical chapter 7 case and liquidation recoveries by Class under two scenarios: “high,” which assumes higher asset recoveries but in most cases less than 100% of their book value as a result of the distressed nature of liquidation, which typically depresses anticipated recoveries; and “low,” which assumes even lower asset recoveries as a result of a more distressed scenario in which an asset sale takes longer and the purchaser does not fully utilize the assets.

Liquidation Analysis		Book Value	Pro-Forma	Hypothetical Recovery %		Hypothetical Recovery		Hypothetical Midpoint
($ in thousands)	Note	8/31/2018	Value	Low	High	Low	High	Recover
Assets
Cash and Cash Equivalents (1)	A (1)	42,873	26,847	100%	100%	26,847	26,847	26,847	100%
Restricted Cash (1)	A (1)	400	400	100%	100%	400	400	400	100%
Marketable Securities, Available for Sale (1)	A (1)	15,971	16,025	100%	100%	16,025	16,025	16,025	100%
Accounts Receivable	A (2)	9,424	9,424	20%	40%	1,885	3,770	2,827	30%
Other Receivables	A (3)	1,109	1,109	70%	80%	776	887	832	75%
Inventory - Raw Material	A (4)	1,147	891	15%	30%	134	267	200	23%
Inventory - Finished Goods	A (4)	2,111	1,579	60%	80%	948	1,263	1,106	70%
Prepaid Expenses (1)	A (5)	1,108	1,886	28%	35%	531	663	597	32%
Other Current Assets	A (6)	63	63	100%	100%	63	63	63	100%
Property, Plant and Equipment, Net	A (7)	8,127	8,127	10%	20%	813	1,625	1,219	15%
Deposits and Other Assets	A (8)	847	847	0%	0%		—	—	0%
Intangible Assets, Net / Product Value in Sale	A (9)	5,105	5,105	772%	1081%	39,415	55,181	47,298	927%
TOTAL ASSETS		$88,284	$72,302	121%	148%	$87,835	$106,992	$97,414	135%
Administrative and Priority Claims
Trustee Fees	B (1)					(2,635)	(3,210)	(2,922)
Professional Fees	B (2)					(5,700)	(4,800)	(5,250)
Operating Cash Flow During Liquidation	B (3)					(6,396)	(5,812)	(6,104)
Pre-Conversion Professional Fee Carve-Out	B (4)					(400)	(400)	(400)
Total Administrative And Priority Claims						(15,131)	(14,222)	(14,677)
Net Proceeds Available For Distribution						72,704	92,770	82,737

Distribution of Proceeds

Payment of Secured Claims

			Pro-Forma
		Book Value	Value	Low	High	Low	High
Secured Claims
First Lien Secured Notes Claims	C (1)	80,000	88,356	82%	100%	72,704	88,356	80,530	91%
Total Secured Claims		80,000	88,356	82%	100%	72,704	88,356	80,530	91%
Total Proceeds Available For Payment of General Unsecured Claims							4,414	2,207

Payment of General Unsecured Claims

			Pro-Forma
		Book Value	Value	Low	High	Low	High		‘Yo
Unsecured Debt
Convertible Notes Claims (5.5% notes)	C (2)	24,650	25,448	0%	8%		2,048	1,024	4%
Convertible Notes Claims (6.5% notes)	C (2)	23,888	24,410	0%	8%		1,964	982	4%
Total Unsecured Debt		48,538	49,858	0%	8%		4,012	2,006	4%
Other Unsecured Claims
General Unsecured Claims	C (3)	5,000	5,000	0%	8%		402	201	4%
Total Other Unsecured Claims		5,000	5,000	0%	8%		402	201	4%
Total Unsecured Claims		53,538	54,858	0%	8%		4,414	2,207	4%

Proceeds Available to Shareholders

(1) “Pro-Forma Value” column represents approximate balances as of 10/19/18

IV.                               Notes to Liquidation Analysis

A. Asset Recoveries

(1)         Cash and Marketable Securities

The Debtors’ aggregate cash and marketable securities balance as of October 19, 2018 was approximately $43.3 million, including approximately $400,000 of restricted cash. All cash and cash equivalents are assumed to be fully recoverable (including restricted cash). Thus, the Liquidation Analysis assumes that approximately $43.3 million in cash would be available as of the Conversion Date.

(2)         Accounts Receivable

The Debtors had an accounts receivable balance of approximately $9.4 million as of August 31, 2018. The Debtors record prompt pay and returns reserve provisions which reduce the book value of their trade accounts receivable. Of the $9.4 million approximate balance, approximately $6.3 million, or 67%, is attributable to customers that could potentially assert set-off or other claims. Given this dynamic, liquidation values were estimated to range from 20% to 40% of book value net of the prompt pay and return provisions.

(3)         Other Receivables

The Debtors hold other receivables primarily in connection with an international tax credit. The Liquidation Analysis assumes a recovery rate of 70% to 80% would be realized for these assets.

(4)         Inventory

Inventory consists of raw materials and finished goods relating to the Debtors’ commercial products, including SPRIX and OXAYDO, and its recently discontinued ARYMO product. The Liquidation Analysis assumes only SPRIX inventory would result in any recovery; therefore, the raw material and finished goods balances as of August 31, 2018 were adjusted to reflect SPRIX inventory only. Under the high recovery scenario (which assumes SPRIX raw material is resold to the manufacturer at a discount and a prospective asset purchaser(s) of the product rights to SPRIX (see below) elects to use the finished SPRIX inventory to support go-forward product sales), the Liquidation Analysis assumes a 30% and 80% recovery for SPRIX raw material and finished goods, respectively. Under the low recovery scenario, the Liquidation Analysis assumes a 15% and 60% recovery for SPRIX raw material and finished goods, respectively.

(5)         Prepaid Expenses

Prepaid expenses, which had a balance of approximately $1.1 million as of August 31, 2018, consist of miscellaneous prepaid expenses, prepaid rent, and prepaid insurance. Prepaid expenses were adjusted to reflect the approximate balance as of October 19, 2018 of $1.9 million. With respect to (i) miscellaneous prepaid expenses, it is assumed the Debtors may be able to recover a portion of the balance (approximately $920,000) related to fees paid to the FDA for ARYMO because the product was discontinued; (ii) for prepaid rent, no recovery is assumed; and (iii) for prepaid insurance, a partial recovery is assumed, resulting in an overall recovery for total prepaid expenses of approximately 28% to 35%.

(6)         Other Current Assets

Other current assets consist of accrued interest income on marketable securities, which is assumed to convert to cash upon the sale of the Debtors’ outstanding marketable securities. The Liquidation Analysis assumes 100% recovery of these assets in both the low and high scenario.

(7)         Property, Plant and Equipment, Net

The Debtors’ property, plant and equipment primarily consists of certain manufacturing equipment, leasehold improvements, other plant and machinery, furniture & fixtures, computers, and IT/office equipment. Recovery for all types of assets is assumed to be 10% to 20% given the difficulty and cost of liquidating these types of assets in a compressed timeframe.

(8)         Deposits and Other Assets

Deposits and other assets consist of deposits held by landlords, utilities, patient co-pay vendors, and other vendors. The Liquidation Analysis assumes that such deposits would be applied to final invoices and thus, no recovery would be realized.

(9)         Intangible Assets, Net / Product Value in Sale

Intangible assets consist of value attributable to product rights related to SPRIX and OXYADO and certain intellectual property related to in-process R&D. The Liquidation Analysis assumed the product rights for SPRIX and OXAYDO are sold, while the intangible asset value related to in-process R&D is assumed to be written off, given the difficulty of recovering value from intellectual property related to products that are not currently commercialized in a compressed timeline. The Liquidation Analysis assumes that the following factors could adversely impact the net proceeds from the sale of the product rights in a liquidation: (a) short time period for the sale process run by the trustee; (b) possible discounts buyers would require due to a limited due diligence period; and (c) the potential for incremental professional fees related to the successful sale of the product rights, among others.

For such intangible assets, the recovery percentage rate range is not meaningful, given the Liquidation Analysis assumes the estimated sale value range for the SPRIX and OXAYDO product rights is based on a valuation technique standard to pharmaceutical product sales and thus is distinct from the carrying value of the assets on the balance sheet.

B. Costs Associated with Liquidation

(1) Chapter 7 Trustee Fees and Commissions

The chapter 7 trustee fees include fees associated with the appointment of a chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. The Debtors have assumed that the chapter 7 trustee will earn fees equal to approximately 3% of the total asset recovery amount in both the high and low recovery scenarios.

(2)         Chapter 7 Trustee’s Professional Fees

The Liquidation Analysis assumes that the chapter 7 trustee will hire financial and legal advisors to assist in the administration of the chapter 7 liquidation. The Debtors have assumed $600,000 and $550,000 per month of professional fees for the first six months of the process (in the low and high recovery scenarios, respectively), with the amount reducing to $350,000 and $250,000 per month for the subsequent six months of the process (in the low and high recovery scenarios, respectively). As mentioned above, incremental professional fees related to the sale of the Debtors’ product rights are reflected in the net intangible assets recovery amount, assuming a financial advisor will be retained and compensated for a successful sale of the intangible assets.

(3)         Operating Cash Flow During Liquidation

The Liquidation Analysis assumes that there will be additional costs associated with the wind-down of the Debtors’ remaining operations after the conversion of the chapter 11 case to chapter 7 and through the completion of the sale the Debtors’ assets. It is assumed that the Debtors will continue to manufacture and sell SPRIX and OXAYDO until a sale of those and substantially all of the Debtors’ other assets is finalized, estimated to take six months, which would require retention of certain of the Debtors staff and other operational expenditures. The estimated amount of operational and wind-down costs varies based on the level of personnel assumed to be required to operate the business through a sale of substantially all of the Debtors’ assets. In the high recovery scenario, the Liquidation Analysis assumes approximately 75% of current payroll levels are required through this initial six-month period, resulting in approximately $5.8 million of net wind-down costs after accounting for product revenue and other operational expenses. In the low recovery scenario, the Liquidation Analysis assumes 80% of current payroll levels are required through the initial six-month period, resulting in approximately $6.4 million of net wind-down costs, also after accounting for product revenue and other operational expenses. In both scenarios, it is assumed there may be some additional operational expense for the latter six months of the chapter 7 liquidation, primarily related to the potential need to process product returns for an extended period of time.

(4)         Pre-Conversion Professional Fee Carve-Out

The Liquidation Analysis assumes that the Debtors’ professionals will be paid $400,000 after the Conversion Date pursuant to the carve-out in the Cash Collateral Order.

C. Claims

The Claims set forth in the Liquidation Analysis are based on the Debtors’ estimate of such Claims and do not reflect the amount of Claims filed on or before the applicable Bar Dates. Further reconciliation and analysis of the Claims is required. Classes that have Claims that were reasonably estimable are included in the Liquidation Analysis distribution of proceeds estimate.

(1)         First Lien Secured Notes Claims

At the Conversion Date, the Liquidation Analysis assumes that there would be approximately $88.4 million in First Lien Secured Notes Claims, which includes a prepayment premium of 9% of the principal value of $80 million, along with accrued and unpaid interest estimated at $1.2 million. The First Lien Secured Notes Claims would receive full recovery in the high scenario and an 82% recovery in the low scenario.

(2)         Convertible Notes Claims

At the Conversion Date, the Liquidation Analysis assumes there would be $49.9 million of total Convertible Notes Claims, which includes accrued and unpaid interest estimated at $1.3 million. The Convertible Notes Claims would receive an 8% recovery in the high scenario and no recovery in the low scenario.

(3)         General Unsecured Claims

At the Conversion Date, the Liquidation Analysis assumes there would be approximately $5.0 million in General Unsecured Claims, representing the midpoint of an estimated range of $3 million to $7 million. The amount of General Unsecured Claims are based on the Debtors’ reasonable estimate but the actual amount of such Claims could vary materially. The General Unsecured Claims would receive an 8% recovery in the high scenario and no recovery in the low scenario.

(4)         Existing Equity Interests

The Liquidation Analysis assumes that there would be no recovery available to holders of Existing Equity Interests.

Based on the foregoing, confirmation of the Plan will provide each holder of a Claim or Equity Interest with a recovery that is greater than it would receive in a chapter 7 liquidation scenario. Accordingly, the Debtors believe that the Plan meets the “best interests of creditors” test as set forth in section 1129(a)(7) of the Bankruptcy Code.

FINANCIAL PROJECTIONS

As further discussed in Exhibit 2 of this Disclosure Statement, the Debtors believe the Plan meets the feasibility requirement for confirmation of a chapter 11 plan set forth in section 1129(a)(11) of the Bankruptcy Code, as Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Reorganized Debtors. In connection with developing the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors’ management has, through the development of financial projections for the years of 2019 through 2022 as attached hereto as Exhibit 4 (the “Financial Projections”), analyzed the Reorganized Debtors’ ability to meet their obligations under the Plan and to maintain sufficient liquidity and capital resources to conduct their businesses. In general, as illustrated by the Financial Projections, the Debtors believe that with a delevered capital structure and the business combination with Iroko, the Reorganized Debtors will be viable. The Debtors believe that the Reorganized Debtors will have sufficient liquidity to fund obligations as they arise, thereby maintaining value. Accordingly, the Debtors believe the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code. The Debtors prepared the Financial Projections in good faith, based upon estimates and assumptions made by the Debtors’ management.

The Financial Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated by the assumed Effective Date. Any significant delay in the assumed Effective Date of the Plan may have a significant negative impact on the operations and financial performance of the Debtors including, but not limited to, an increased risk of inability to meet sales forecasts and higher reorganization expenses. Additionally, the estimates and assumptions in the Financial Projections, while considered reasonable by the Debtors, may not be realized, and are inherently subject to uncertainties and contingencies. They also are based on factors such as industry performance, general business, economic, competitive, regulatory, market, and financial conditions, all of which are difficult to predict and generally beyond the Debtors’ control. Because future events and circumstances may well differ from those assumed and unanticipated events or circumstances may occur, the Debtors expect that the actual and projected results will differ and the actual results may be materially greater or less than those contained in the Financial Projections. The Debtors do not intend to update or otherwise revise the Financial Projections to reflect the occurrence of future events even in the event that assumptions underlying the Financial Projections are not borne out.

THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE THE DEBTORS BELIEVE THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE PROJECTIONS.

Reorganized Debtors’ Financial Forecast

$ in USD millions	2019E	2020E	2021E	2022E
Total Revenue	$87.7	$108.0	$121.8	$123.4
Total Gross Profit	$70.7	$86.9	$99.5	$101.4
Margin (%)	80.6%	80.4%	81.7%	82.2%

Royalties	0.1	0.6	1.0	1.3
Co-Promote	6.0	8.2	9.4	9.9
S&M	33.2	32.6	33.2	34.5
R&D	0.3	0.3	0.3	0.3
G&A	24.0	25.1	26.2	27.3
Total Operating Expenses	$63.7	$66.8	$70.1	$73.3

EBITDA	$7.0	$20.1	$29.4	$28.1
Margin (%)	7.9%	18.6%	24.1%	22.8%

VALUATION ANALYSIS OF THE REORGANIZED DEBTORS

OVERVIEW

The Debtors have been advised by Piper Jaffray & Co (“Piper Jaffray”), its investment banking financial advisor, with respect to the estimated reorganization value of the Reorganized Debtors on a going concern basis. Piper Jaffray has determined the estimated range of reorganization enterprise value of the Reorganized Debtors, excluding cash on hand, to be approximately $162 million to $200 million (with a mid-point estimate of approximately $181 million) as of an assumed Effective Date of February 1, 2019. Assuming outstanding net debt upon emergence of approximately $95 million, the Reorganized Debtors’ equity value would be approximately $67 million to $105 million (with a mid-point estimate of approximately $86 million).

The estimated range of the reorganization value of the Reorganized Debtors, as of an assumed Effective Date of February 1, 2019, reflects work performed by Piper Jaffray on the basis of information in respect of the business and assets of the Debtors provided to Piper Jaffray as of October 22, 2018. Changes in facts and circumstances between such date and the Effective Date, including, without limitation, a delay in the Effective Date, may result in changes to the reorganization value of the Reorganized Debtors. Piper Jaffray will consider any such changes in facts and circumstances and may modify its estimate of the reorganization value prior to the Effective Date.

The foregoing estimates of the reorganization value of the Reorganized Debtors is based on a number of assumptions, including a successful reorganization of the Debtors’ business and finances in a timely manner, the consummation of the Iroko Acquisition, the implementation of the Reorganized Debtors’ Business Plan (the “Business Plan”), the achievement of the forecasts reflected in the Business Plan, continuity of a qualified management team, normal market conditions through the period covered by the Projections, and the Plan becoming effective in accordance with the estimates and other assumptions discussed below.

With respect to the Debtor’s projected financial information (the “Financial Projections”), which were prepared by the management of the Debtors, and are included as Exhibit 4 to this Disclosure Statement, Piper Jaffray has assumed that the Financial Projections have been reasonably prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the management of the Debtors as to the future operating and financial performance of the Reorganized Debtors. Piper Jaffray’s estimate of a range of reorganization values assumes that operating results projected by the Debtors will be achieved by the Reorganized Debtors in all material respects, including revenue growth, acquisition synergies, and improvements in operating margins, earnings and cash flow. We note that certain of the results forecasted by the management of the Debtors are materially better than the recent historical results of operations of the Debtors. If the business performs at levels above or below those set forth in the Financial Projections, such performance may have a material impact on the Financial Projections and on the estimated range of values derived therefrom.

In estimating the range of the reorganization value of the Reorganized Debtors, Piper Jaffray: (1) reviewed certain historical financial information of the Debtors for recent years and interim periods; (2) reviewed certain internal financial and operating data of the Debtors, including the Financial Projections; (3) met with certain members of management of the Debtors to discuss the Financial Projections and the Debtors’ operations and future prospects; (4) reviewed publicly available financial data and considered the market value of public companies that Piper Jaffray deemed generally comparable to the operating businesses of the Debtors; (5) considered relevant precedent transactions in industries most comparable to the Debtors’ operating businesses; (6) considered certain economic and industry information relevant to the operating businesses; and (7) conducted such other studies, analyses, inquiries, and investigations as it deemed appropriate. Piper Jaffray assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors, as well as publicly available information.

In addition, Piper Jaffray did not independently verify management’s Financial Projections in connection with such estimates of the reorganization value of the Reorganized Debtors, and no other valuations or appraisals of the Debtors were sought or obtained in connection herewith.

Estimates of the reorganization value of the Reorganized Debtors do not purport to be appraisals or necessarily reflect the values that may be realized if assets are sold as a going concern, in liquidation, or otherwise.

In the case of the Reorganized Debtors, the estimates of the reorganization value prepared by Piper Jaffray represent the hypothetical reorganization value of the Reorganized Debtors. Such estimates were developed for purposes of the formulation and negotiation of the Plan and the analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the range of the estimated reorganization value of the Reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through any transaction.

The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimate of the ranges of the reorganization value of the Reorganized Debtors set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, none of the Debtors, Piper Jaffray, the Debtors’ other advisors or any other person assumes responsibility for their accuracy. In addition, the valuation of newly issued New Egalet Common Stock is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such New Egalet Common Stock at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, available liquidity, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the prices of securities.

VALUATION METHODOLOGY

Piper Jaffray performed a variety of analyses and considered a variety of factors in preparing the reorganization value of the Reorganized Debtors. Piper Jaffray primarily relied on three widely-recognized methodologies: comparable public company analysis, discounted cash flow analysis, and precedent transactions analysis. Piper Jaffray made judgments as to the relative significance of each analysis in determining the Debtors’ indicated reorganization value range. Piper Jaffray’s valuation must be considered as a whole, and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to the Reorganized Debtors’ reorganization value.

The following summary does not purport to be a complete description of the analyses and factors undertaken to support Piper Jaffray’s conclusions. The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, as well as the application of those analyses and factors under the particular circumstances.  As a result, the process involved in preparing a valuation is more complex than the summary provided below.

A.                                    Comparable Public Company Analysis

A comparable public company analysis estimates value based on a comparison of the subject company’s financial statistics with the financial statistics of public companies that are similar to the subject company. It establishes a benchmark for asset valuation by deriving the value of “comparable” assets through a standardized approach that uses a common variable such as revenues, earnings, and cash flows.  The analysis includes a detailed financial comparison of each company’s income statement, balance sheet, and cash flow statement. In addition, each company’s performance, profitability, margins, leverage and business trends are also examined. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company’s relative performance and valuation.

A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the subject company. Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of businesses, business risks, target market segments, growth prospects, maturity of businesses, market presence, size, and scale of operations. The selection of truly comparable companies is often difficult and subject to interpretation.  However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining reorganization value.

B.                                    Discounted Cash Flow Approach

The discounted cash flow (“DCF”) valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a “forward-looking” approach that discounts the expected future cash flows by a discount rate determined by calculating the weighted average cost of debt and equity for the Debtors. The expected future cash flows have two components: the present value of the projected cash flows for a determined period and the present value of the terminal value of cash flows (representing firm value beyond the time horizon of the Financial Projections). Piper Jaffray’s DCF valuation is based on projection of the Debtors’ operating results from 2019 through 2022. Piper Jaffray discounted the projected cash flows using the Debtors’ estimated weighted average cost of capital, and calculated the terminal value of the Debtors using the perpetuity growth method.

The DCF approach relies on a company’s ability to project future cash flows with some degree of accuracy. Because the Financial Projections reflect significant assumptions made by the Debtors’ management concerning anticipated results, the assumptions and judgments used in the Financial Projections may or may not prove correct and, therefore, no assurance can be provided that projected results are attainable or will be realized. Piper Jaffray cannot and does not make any representations or warranties as to the accuracy or completeness of the Financial Projections.

C.                                    Precedent Transactions Analysis

Precedent transactions analysis estimates value by examining public merger and acquisition transactions. An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry acquisition multiples for companies in similar lines of businesses to the Debtors.  These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Debtors. These multiples are then applied to the Debtors’ operating statistics to determine the total reorganization value or value to a potential strategic buyer assuming the purchase of the Debtors in a single transaction.

Unlike the comparable public company analysis, the valuation in the precedent transactions methodology includes a “control” premium, representing the purchase of a majority or control position in a company’s assets. Thus, the precedent transactions methodology often produces higher valuations than the comparable public company analysis. Other factors that impact value in the precedent transactions analysis include the following:

(i)             The business, financial and market environment are not identical for transactions occurring at different periods of time.

(ii)          Circumstances surrounding a given merger transaction, including the financial position of the target(s) and buyer(s), may significantly impact the valuation of the transaction.

As with the comparable company analysis, because no acquisition used in any analysis is identical to any other transaction, valuation conclusions cannot be based solely on quantitative results. The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction, and there are inherent differences between the businesses, operations and prospects of each. Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues that could affect the price an acquirer is willing to pay in an acquisition. The number of completed transactions during a relevant timeframe for which public data is available also limits this analysis. Because the precedent transactions analysis of value is hypothetical and Piper Jaffray has not market tested the results, there are limitations as to its use in the Debtors’ valuation.

The estimates of the reorganization value of the Reorganized Debtors determined by Piper Jaffray represent estimated reorganization values and do not reflect values that could be attainable in public or private markets. The estimate of the range of the reorganization value of the Reorganized Debtors ascribed in the analysis does not purport to be an estimate of the post-reorganized market trading value. Any such trading value may be materially different from the estimate of the reorganization value range for the Reorganized Debtors associated with Piper Jaffray’s valuation analysis.

In consultation with the Debtors’ other advisors, Piper Jaffray observed several potential scenarios during the forecast period. While those scenarios may or may not materialize, various tax attributes were contemplated, which may affect valuation on a go-forward basis. Under the contemplated scenarios, the Reorganized Debtors are projected to not be taxpayers in the projection period, which is reflected in the aforementioned valuation.